UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MSCI Inc.

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MSCI Inc.

7 World Trade Center

250 Greenwich Street, 49th Floor

New York, New York 10007

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2016 AT 2:30 PM, Eastern Time

March 14, 2016

Fellow Shareholder:

I cordially invite you to attend MSCI Inc.’s 2016 annual meeting of shareholders to be held via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/MSCI2016 on April 28, 2016 at 2:30 PM, Eastern Time, and any adjournments or postponements thereof, for the following purposes:

1.	To elect the members of our Board of Directors;

2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials;

3.	To approve our 2016 Omnibus Incentive Plan and the material terms of the Performance Goals under the Plan for purposes of §162(m) of the Internal Revenue Code;

4.	To approve our 2016 Non-Employee Directors Compensation Plan;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

6.	To transact such other business as may properly come before our 2016 annual meeting of shareholders and any adjournments or postponements thereof.

Our Board of Directors recommends that you vote “FOR” the election of the directors, the approval, on an advisory basis, of our executive compensation, the approval of our 2016 Omnibus Incentive Plan and the material terms of the Performance Goals under the Plan for purposes of §162(m) of the Internal Revenue Code, the approval of our 2016 Non-Employee Directors Compensation Plan and the ratification of the appointment of our independent auditor.

We are once again pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules that allow us to furnish our proxy materials over the Internet. As a result, we are mailing to many of our shareholders the Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials, including this Proxy Statement, and our 2015 Annual Report on Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions on how to access this Proxy Statement (including the proxy card) and our 2015 Annual Report on Form 10-K over the Internet, how to request a paper or email copy of these materials and how to vote by mail or via the Internet. We believe that posting the proxy materials on the Internet expedites shareholders’ receipt of the information that they need, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meeting of shareholders.

Our Board of Directors has fixed the close of business on March 2, 2016 as the record date for determining the shareholders entitled to notice of, and to vote at, our 2016 annual meeting of shareholders. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders of record beginning on or about March 14, 2016. These proxy materials are being made available beginning on or about March 14, 2016.

As a shareholder of MSCI Inc., your vote is important. Whether or not you plan to attend our 2016 annual meeting of shareholders, it is important that you vote as soon as possible to ensure that your shares are represented. Please refer to the proxy card or Notice of Internet Availability of Proxy Materials distributed to you on or about March 14, 2016 for information on how to vote by mail, telephone, or via the Internet, following the instructions on the proxy card.

Thank you for your support of MSCI Inc.

Very truly yours,

Henry A. Fernandez
Chairman, Chief Executive Officer and President

Corporate Governance	1

Proposal No. 1 – Election of Directors	1
Director Core Competencies	1
2016 Director Nominees	2
Agreement with Shareholder	8
Structure of our Board and Governance Practices	10
Board Leadership Structure	10
Director Independence	11
Meetings and Committees of the Board of Directors	11
Attendance at Board Meetings and Annual Meeting of Shareholders	11
Board Role in Risk Oversight	17
Director Qualifications	18
Tenure and Board Refreshment	18
Succession Planning	18
Non-Employee Director Meetings	18
Compensation Governance	19
Corporate Governance Documents	20

Beneficial Ownership of Common Stock	21

Stock Ownership of Executive Officers and Directors	21
Stock Ownership of Principal Shareholders	23
Section 16(a) Beneficial Ownership Reporting Compliance	24

Compensation Matters	25

Compensation Discussion and Analysis	26
Compensation Committee Report	51
Executive Compensation	52
Summary Compensation Table	52
Grants of Plan-Based Awards	54
Outstanding Equity Awards at Fiscal Year-End	55
Option Exercises and Stock Vested	57
Potential Payments upon Termination or Change in Control	57

Proposal No. 2 – Advisory Vote to Approve Executive Compensation (Say on Pay)	61

Proposal No. 3 – Approval of the MSCI Inc. 2016 Omnibus Incentive Plan and the material terms of the Performance Goals under the Plan for purposes of §162(m) of the Internal Revenue Code	62

Director Compensation and Stock Ownership Guidelines	75

Proposal No. 4 – Approval of the MSCI Inc. 2016 Non-Employee Directors Compensation Plan	79

Audit Matters	85

Independent Auditor’s Fees	85
Pre-Approval Policy of the Audit Committee of Services Performed by Independent Auditors	85
Change in Independent Auditor	86
Audit Committee Report	86

Proposal No. 5 – Ratification of the Appointment of MSCI Inc.’s Independent Auditor	88

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 28, 2016. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available without charge at www.proxyvote.com. Information contained on the website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

CORPORATE GOVERNANCE

✓     PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board currently has 12 directors. Each director stands for election at each annual meeting of shareholders and holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. All of the nominees presented below are directors of MSCI as of March 14, 2016 and were elected at the 2015 annual meeting of shareholders. The Board believes that each of the nominees brings strong skills and experience to the Board, giving the Board as a group the appropriate skills needed to exercise its oversight responsibilities and advise management with respect to its strategic initiatives.

Each nominee has indicated that he or she will serve if elected. See “—Agreement with Shareholder” below. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board or the Board may elect to reduce its size.

Director Core Competencies

Our Board includes an appropriate balance of experience, tenure, diversity, leadership, skills and qualifications in areas of importance to the Company. The Nominating and Corporate Governance Committee believes the following director qualifications and experiences are those most relevant to the Board’s oversight responsibilities. We strive to ensure that the Board includes a balance of the following qualifications and experiences:

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2016 annual meeting of shareholders is required to approve Proposal No. 1. Abstentions shall not be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL TWELVE NOMINEES NAMED BELOW.

PROXIES SOLICITED BY OUR BOARD WILL BE VOTED “FOR” THESE NOMINEES UNLESS OTHERWISE INSTRUCTED.

2016 Director Nominees

Henry A. Fernandez (57). Mr. Fernandez has served as our Chairman since October 2007 and as our Chief Executive Officer (“CEO”), President and a director since 1998. Before leading MSCI’s transition to becoming a fully independent, standalone public company in 2009, he was a Managing Director at Morgan Stanley, where he worked in emerging markets product strategy, equity derivative sales and trading, mergers and acquisitions, worldwide corporate finance and mortgage finance for U.S. financial institutions. Mr. Fernandez worked for Morgan Stanley from 1983 to 1991 and from 1994 to 2009. Mr. Fernandez holds a Bachelor of Arts in economics from Georgetown University, an M.B.A. from the Stanford University Graduate School of Business and pursued doctoral studies in economics at Princeton University.

Director since: 1998

Because Mr. Fernandez has been the CEO of the Company since 1998 and has been instrumental in the internal and external growth of the Company, the design and execution of the Company’s acquisitions both before and after its initial public offering (“IPO”) in 2007, including the acquisitions of Barra, LLC (formerly Barra, Inc.) in 2004, RiskMetrics Group, LLC (formerly RiskMetrics Group, Inc.) and Measurisk, LLC in 2010, IPD Group Limited, Inc. in 2012, Investor Force Holdings, Inc. in 2013, GMI Holdings Co. (“GMI Ratings”) in 2014 and Insignis Inc. (“Insignis”) in 2015, he brings to the Board an unparalleled historical knowledge and depth of understanding of the Company and its businesses. The skills and experience that Mr. Fernandez acquired in founding two private equity investment firms and while working in various areas at Morgan Stanley have proven invaluable to the Company’s continued success following its IPO. These skills will remain vital to the continued success of the Company’s day-to-day operations, as well as the successful development and execution of its growth plans and competitive strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Fernandez should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Robert G. Ashe (56). Mr. Ashe retired from IBM Corporation (“IBM”) in January 2012, where he had most recently served as General Manager of Business Analytics from 2010 to 2012 and before that as General Manager of Business Intelligence and Performance Management since 2008, following IBM’s acquisition of Cognos Inc. (“Cognos”), a Canadian provider of business intelligence and performance management products. Mr. Ashe worked for Cognos from 1984 to 2008 holding various executive positions, including most recently President and Chief Executive Officer from 2004 to 2008, President and Chief Operating Officer from 2002 to 2004 and Chief Corporate Officer from 2001 to 2002, during a portion of which time he also served as Chief Financial Officer. He also held various Senior Vice President positions in Worldwide Field Operations, Products and Application Development Tools from 1996 to 2001. Prior to that, he held various Vice President roles within Product Development and Corporate Finance. Mr. Ashe holds a Bachelor of Commerce from the University of Ottawa. Mr. Ashe is also a Chartered Accountant in Canada.

Director since: 2013

Other Public Company Directorships: Halogen Software Inc. (February 2013-present), ServiceSource International, Inc. (March 2013-present) and Shopify Inc. (May 2015-present).

In addition to having nearly 30 years of experience in the technology sector, Mr. Ashe has led successful initiatives in product marketing, software development and revenue growth. While at Cognos, he also executed strategic acquisitions and led the successful integration of Cognos following its acquisition by IBM. The Board believes that the experience Mr. Ashe has acquired during his career in the technology industry will provide the Board and management with valuable perspectives on the Company’s investment, organic growth and acquisition strategies. As a member of other public company boards and the former CEO of a public company, Mr. Ashe also brings to the Board additional insight with respect to the Board’s roles and responsibilities. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Ashe should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Benjamin F. duPont (52). Mr. duPont is co-founder and President of yet2.com, a firm founded in 1999. Prior to that, Mr. duPont worked for the DuPont Corporation from 1986 to 1999, most recently in the Specialty Chemicals, Fibers and Automotive division. Mr. duPont holds a Bachelor of Science in mechanical engineering from Tufts University.

Director since: 2008

As co-founder and President of yet2.com, a leading technology and intellectual property marketplace, Mr. duPont brings experience to the Board in the areas of intellectual property and technology evaluation, licensing and development. These areas are vital to MSCI’s continued success, as its business depends on the creation, protection, and successful exploitation of its intellectual property. Mr. duPont is a resource for the Board as it assesses MSCI’s business development and research and development needs in connection with its internal and external growth strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. duPont should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Wayne Edmunds (60). Mr. Edmunds retired from Invensys plc (“Invensys”) at Invensys Systems, Inc. in 2014. Mr. Edmunds was the Chief Executive Officer of Invensys from 2011 until 2014, when it was acquired by Schneider Electric. Previously, Mr. Edmunds was Chief Financial Officer of Invensys. Prior to joining Invensys in 2008, Mr. Edmunds was Senior Vice President of Finance at Reuters America, Inc. from 2005 to 2008. Mr. Edmunds served as the Chief Financial Officer of Innovance Networks Inc. (“Innovance”) from 2000 to 2004, where he was responsible for financial planning and operations. Prior to joining Innovance, Mr. Edmunds held other senior management roles in the technology sector, including 17 years at Lucent Technologies, Inc., where he served as Vice President of Finance for the Optical Networking Division and as Vice President of Marketing and Business Development and was responsible for Europe, Middle East and Africa operations. Mr. Edmunds began his career at Amerada Hess Oil as an analyst in Corporate Treasury. Mr. Edmunds holds a Bachelor of Arts in accounting from Rutgers University and an M.B.A. in finance from Pace University.

Director since: 2015

Other Public Company Directorships: Dialight plc (February 2016-present), Ashtead Group plc (February 2014-present), BBA Aviation plc (August 2013-present) and Invensys plc (June 2009-April 2014).

Mr. Edmunds brings to the Board, among other skills and qualifications, insight into the dynamics of the evolving technology industry, which will assist the Board in its review and analysis of the Company’s product development and investment strategies. As a member of three U.K. public company boards and the former CEO of a U.K. public company, Mr. Edmunds also brings to the Board a wealth of cross-border financial, managerial and governance expertise and knowledge. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Edmunds should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

D. Robert Hale (31). Mr. Hale is a Partner of ValueAct Capital, a governance-oriented investment fund with over $19 billion in assets under management. As one of nine investment partners and formerly as a Vice President at ValueAct Capital, Mr. Hale has worked with the management of numerous public companies in connection with a broad range of matters including the design and benchmarking of equity compensation plans, the evaluation of mergers and acquisitions, and the improvement of segment disclosure and analysis of trends to better support financial planning and analysis functions. Prior to joining ValueAct Capital in January 2011, Mr. Hale was a Principal with The Parthenon Group (“Parthenon”), working with corporate and private equity clients in industries such as investment management, media, education, and retail in both the Boston and Mumbai offices of Parthenon’s strategic consulting practice. He also worked in an investment analyst role at Parthenon’s long-short public equity vehicle, Strategic Value Capital. Mr. Hale holds a Bachelor of Arts from Dartmouth College.

Director since: 2015

Other Public Company Directorships: Valeant Pharmaceuticals International, Inc. (August 2015-present).

Beginning with his significant involvement in ValueAct Capital’s purchase of over 5% of MSCI’s stock in 2012 and subsequently through his support of the fund’s ongoing equity investment in the Company, Mr. Hale has conducted extensive due diligence, research and analysis of the Company’s financial results, products, customers and competitors, which contributes to the Board’s knowledge of the industry and adds depth to its analytical framework. The Board believes that Mr. Hale’s personal knowledge of the Company’s business, operations and market positioning, as well as his diverse skills and expertise gained as a successful investor, enable him to provide significant insight and a fresh perspective with respect to the Company’s financial performance, competitive dynamics and corporate strategy. In addition, the Board believes that Mr. Hale’s practical experience with specific aspects of public company financial performance and executive compensation, across a wide range of industries, is a resource for the Company. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Hale should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Alice W. Handy (67). Ms. Handy is the founder and Chief Executive Officer of Investure, an outsourced investment office for colleges and foundations. Prior to forming Investure in 2003, Ms. Handy was the President of the University of Virginia Investment Management Company. Beginning in 1974 and except for the period from November 1988 to January 1990, during which time Ms. Handy served as the State Treasurer of Virginia, she was actively involved in the investment of the endowment and operating funds of the University of Virginia and served over the years as Investment Officer and Treasurer. Ms. Handy was the chair of the board of the Thomas Jefferson Foundation (Monticello) from 2008 to 2010 and is currently an Emeritus Trustee. She also currently serves on the board of the Bessemer Securities Corporation, on the Miller Center Governing Council and on the investment committee of the Charlottesville Area Community Foundation. Ms. Handy holds a Bachelor of Arts in economics from Connecticut College and pursued graduate studies in economics at the University of Virginia.

Director since: 2009

The experience that Ms. Handy has acquired during her long and successful career in investing for and advising endowments across all asset classes and working with a wide variety of asset managers provides the Board with valuable knowledge and insight into critical segments of the Company’s client base. The Company also leverages her experience in the investment process across all asset classes to enhance its product development strategy and continue to expand its focus beyond equities. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Handy should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Catherine R. Kinney (64). Ms. Kinney retired from NYSE Euronext in March 2009. From 2008 through March 2009, she served as Group Executive Vice President and Head of Global Listings at NYSE Euronext. From 2002 to 2008, Ms. Kinney was the President and Co-Chief Operating Officer of the New York Stock Exchange Inc. (the “NYSE”). She also served in Paris, France from July 2007 until 2009, with responsibility for overseeing the NYSE’s global listing program, marketing and branding. Ms. Kinney held a variety of management positions at NYSE Euronext and its predecessor entities after joining the company in 1974, including regulation from 2002 to 2004, client relationships from 1996 to 2007 and trading floor operations and technology from 1987 to 1996. Ms. Kinney holds a Bachelor of Arts from Iona College and has completed the Advanced Management Program at Harvard Graduate School of Business. She has received honorary degrees from Georgetown University, Fordham University and Rosemont College.

Director since: 2009

Other Public Company Directorships: MetLife Inc. (April 2009-present), Netsuite Inc. (March 2009-present) and QTS Realty Trust, Inc. (August 2013-present).

The Board believes that the leadership and management skills that Ms. Kinney acquired during her 35-year career at the NYSE, where she held high level positions such as Group Executive Vice President of NYSE Euronext and President and Co-Chief Operating Officer of the NYSE, contribute to the effectiveness of the Board. Additionally, the corporate governance knowledge that Ms. Kinney acquired during her successful career at the NYSE and which she continues to develop led to her appointment to the Chair of the Company’s Nominating and Corporate Governance Committee, from which position the Board believes she has helped the Company further strengthen its corporate governance initiatives. Ms. Kinney’s service on other public company boards also contributes additional insight to the Board with respect to public company processes. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Kinney should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Wendy E. Lane (64). Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane worked in investment banking for
15 years, initially at Goldman, Sachs & Co. from 1977 to 1980 and subsequently as a Principal and Managing Director at Donaldson, Lufkin and Jenrette Securities Corporation from 1981 to 1992. Ms. Lane is currently a director of two other public companies, Willis Towers Watson Public Limited Company (Dublin, Ireland), where she serves as chairman of the compensation committee and sits on the audit committee and where she has served on various special committees, and UPM-Kymmene Corporation (Helsinki, Finland), where she serves on the audit committee. She is also currently a director of the privately held Al-Dabbagh Group Holding Company Limited (Saudi Arabia). Ms. Lane was previously a director of Laboratory Corporation of America from 1996 to 2014, and four other public companies. Ms. Lane holds a Bachelor of Arts from Wellesley College and an M.B.A. from Harvard Business School.

Director since: 2015

Other Public Company Directorships: Willis Towers Watson Public Limited Company (2004-present), UPM-Kymmene Corporation (2005-present) and Laboratory Corporation of America (1996-2014).

Ms. Lane has acquired a wealth of skills and experience throughout more than two decades of continuous service on public company boards and board committees, including among others, 12 years of service on the board of Willis Towers Watson Public Limited Company and its predecessor, Willis Group Holdings, Ltd., including chairing the compensation committee and sitting on the audit committee, executive committee and special committees and establishing its risk committee. She also served 18 years on the board of Laboratory Corporation of America, having served as chairman of both the audit and the compensation committees and serving as a member of both the nominating and governance committee and the ethics and quality control committee. Her knowledge of audit, compensation, talent development and general governance matters aids the Board in enhancing its practices and initiatives. She has deep board experience in strategic planning, risk, audit and restructuring. Leveraging the combination of Ms. Lane’s financial experience and her knowledge of finance, capital markets and corporate business combinations acquired during three decades in investment banking and investment and asset management, including her international experience in Europe, South America, China and the Middle East, the Board believes she adds significant value on corporate strategy and finance matters. In addition, she contributes valuable international experience and perspectives. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Lane should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Linda H. Riefler (55). Ms. Riefler retired from Morgan Stanley in February 2013. Ms. Riefler served as the Chairman of Global Research at Morgan Stanley from June 2011 to February 2013 and prior to that had served as the Global Head of Research since 2008. She was the Chief Talent Officer of Morgan Stanley from 2006 to 2008. In these roles she served on both the Management Committee and Operating Committee of Morgan Stanley. Ms. Riefler joined Morgan Stanley in 1987 in the Capital Markets division and was elected a Managing Director in 1998 while in the Research division. Ms. Riefler holds a Bachelor of Arts in economics from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

Director since: 2005

Because Ms. Riefler has been associated with the Company since 2005 and has played an important role in influencing the Company’s strategic direction, the Board believes that her in-depth knowledge of the Company and its businesses gives her unique insight into the Company’s long-term growth opportunities and strategies. The knowledge that Ms. Riefler acquired as the Chief Talent Officer of Morgan Stanley enables her to help the Company realize the full potential of its employees and implement its internal growth strategies. Also, the experience Ms. Riefler acquired as Global Head of Research at Morgan Stanley in valuing companies and the evaluation of financial statements continues to serve an important role with respect to supporting the Board and the Company in the assessment of risk and external growth strategies. Ms. Riefler’s experience with debt and equity capital markets and investor needs also enables her to provide perspective with respect to debt and equity financings, as well as capital allocation strategies. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Ms. Riefler should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

George W. Siguler (68). Mr. Siguler co-founded Siguler Guff & Company (“Siguler Guff”), a private equity investment organization headquartered in New York with over $10.5 billion of assets under management. Prior to co-founding Siguler Guff, Mr. Siguler was a Managing Director and head of PaineWebber’s Private Equity Group from 1991 to 1995. From 1983 to 1984, Mr. Siguler served in the Reagan Administration as the Chief of Staff of the U.S. Department of Health and Human Services. Mr. Siguler was also a founder of the Harvard Management Company, the investment subsidiary of Harvard University, and served as the Associate Treasurer of the University. Mr. Siguler is currently a member of the Board of Overseers of the Hoover Institution at Stanford University, a member of the advisory board of the Rand Corporation’s Center for Asia Pacific Policy and its Business Leaders Forum. He is also a director of the Emerging Markets Private Equity Association and a member of the Pacific Pension Institute and the 20-20 Group Investment Association. Mr. Siguler currently serves on the Board of Advisors of Johns Hopkins University’s Paul H. Nitze School of Advanced International Studies and on the Board of Trustees of the Carnegie Endowment for International Peace. He also serves on the Pension Advisory Committee of the International Monetary Fund and is a non-executive director of Preqin. Mr. Siguler holds a Bachelor of Arts from Amherst College and an M.B.A. from Harvard Business School.

Director since: 2009

In light of the Company’s objective to continue to grow its business and presence in emerging markets, the insight into investment related opportunities in emerging markets that Mr. Siguler brings to the Board from his private equity investment experience in such markets makes him an invaluable resource to the Company. In addition to his distinguished record of success in the investment management industry, he has developed expertise in several valued areas including finance, strategic development and operations. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Siguler should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Patrick Tierney (70). Mr. Tierney retired from Reed-Elsevier in February 2008, where he had served on the board of directors and management committee since January 2003 and served as the CEO of its Harcourt Education Division from January 2003 to February 2007. Prior to that, Mr. Tierney served as the CEO of Thomson Financial from June 2000 to December 2002 and as CEO of the Scientific, Technical, Healthcare, Business Information, Database and select Education business of The Thomson Corporation from June 1997 to June 2000. Mr. Tierney holds a Bachelor of Science in business and an M.B.A. from the University of Colorado.

Director since: 2010

As the former CEO of Reed-Elsevier’s Harcourt Education Division and Thomson Financial, Mr. Tierney acquired knowledge and leadership skills in the publishing and electronic business information industry that the Company believes provide industry-relevant support and advice to help guide the strategic direction of the Company. Additionally, the financial expertise that Mr. Tierney developed during his long and successful career in various management positions is useful to the Board in its role as an effective and independent governing body. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Tierney should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Rodolphe M. Vallee (55). Mr. Vallee is currently the Chairman and CEO and owner of R. L. Vallee, Inc., an energy distribution company. Mr. Vallee has held this position from 2007 to present and from 1992 to 2005. Mr. Vallee served as the United States Ambassador to the Slovak Republic from 2005 to 2007, before returning to R. L. Vallee, Inc. Mr. Vallee holds a Bachelor of Arts in biology from Williams College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Director since: 2008

Mr. Vallee’s experience with managing both internal and acquisition-related growth has proven to be integral to the Board successfully realizing its strategic direction. Through this experience, he has developed expertise in several valued areas, including strategic development, business development and finance. Mr. Vallee has also served as the Lead Director of our Board since January 2010 and was recently appointed to serve in this position for an additional year. In this position, he has proven to be a strong and independent leader with strategic vision, which complements his knowledge of MSCI, its financial position and its operations. See “Structure of Our Board and Governance Practices—Board Leadership Structure” below. For these reasons, the Board has concluded that, as of the date of this Proxy Statement, Mr. Vallee should be re-elected at our 2016 annual meeting of shareholders to continue to serve as a member of the Board.

Agreement with Shareholder

As previously disclosed, the Company entered into a Cooperation Agreement, dated January 29, 2015 (the “Cooperation Agreement”), with ValueAct Capital Master Fund L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P., ValueAct Holdings GP, LLC and D. Robert Hale (collectively, the “ValueAct Group”). Pursuant to the terms of the Cooperation Agreement, the Company agreed (i) to appoint Mr. Edmunds, Mr. Hale and Ms. Lane to the Board to serve until the 2015 annual meeting of shareholders, (ii) to nominate each of Mr. Edmunds, Mr. Hale and Ms. Lane for election at the 2015 annual meeting of shareholders and (iii) so long as Mr. Hale (or a replacement nominee designated by the ValueAct Group) is on the Board at the date the Company nominates directors for election at the Company’s

2016 annual meeting of shareholders, to nominate Mr. Hale (or a replacement nominee designated by the ValueAct Group) for election at the 2016 annual meeting of shareholders. Ms. Lane and Messrs. Hale and Edmunds were appointed to the Board prior to our 2015 annual meeting of shareholders and were elected by our shareholders to continue to serve as directors at our 2015 annual meeting of shareholders.

The Cooperation Agreement also provides that if the ValueAct Group reduces its ownership interest in the Company to less than 6% of the outstanding shares of our common stock, Mr. Hale is required to promptly offer to resign as director. On March 3, 2016, the ValueAct Group reduced its ownership interest below 6% of the outstanding shares of our common stock. On March 10, 2016, the Company, Mr. Hale and ValueAct Capital Management, L.P. entered into a Letter Agreement pursuant to which Mr. Hale, at the request of our Board, agreed to continue as a director of MSCI and to be re-nominated for election at our 2016 annual meeting of shareholders. The Board intends to commence a search to find a replacement director for Mr. Hale. Pursuant to the Letter Agreement, Mr. Hale agreed to promptly offer to resign from the Board at the time the Board elects a new director to replace Mr. Hale. The Board intends to consult with and seek the input of Mr. Hale and the ValueAct Group as it conducts its search for a replacement director.

As discussed above, Ms. Lane and Messrs. Hale and Edmunds were nominated for re-election at our 2016 annual meeting of shareholders. The Cooperation Agreement will remain in effect until the earlier of (i) the day following the date of the 2016 annual meeting of shareholders and (ii) the date that is 30 days following the date of a material breach by the Company of certain of its obligations under the Cooperation Agreement.

Structure of our Board and Governance Practices

Board Leadership Structure

Henry A. Fernandez has served as the Chairman of our Board since our IPO in November 2007 and CEO since 1998. Rodolphe M. Vallee has been our Lead Director since 2010 and was re-elected to this position in February 2016. It is generally expected that the Lead Director will serve for more than one year to provide consistency and continuity. The key attributes and responsibilities of the Chairman and the Lead Director that have made MSCI’s leadership both decisive and effective, and enabled the Company to execute on its growth strategies, are set forth below.

Chairman and CEO

•	Unparalleled historical knowledge and depth of understanding of the Company and its businesses

•	Oversees the executive team in its day-to-day management of the Company

•	Chairs Board meetings and annual shareholder meetings

•	Works with the Lead Director to set agenda for Board meetings (which the Lead Director approves)

•	Collaborates with the Board on the Company’s strategy and leads management in implementing that strategy

•	Meets frequently with clients and shareholders and communicates feedback to the Board and senior management

•	Development of senior management and our businesses to succeed in a dynamic and competitive landscape

Lead Director

We believe that it is in the best interests of MSCI and its shareholders to combine the roles of Chairman and CEO at this time because it provides the Company with continued unified leadership and direction. We believe Mr. Fernandez is best situated to serve as Chairman because he is the director most knowledgeable about the Company’s businesses and industry, and is in a position to effectively identify strategic priorities, recommend appropriate agendas and lead the execution of our strategy. While the Company’s independent directors bring experience, oversight and expertise from various ancillary perspectives and disciplines, Mr. Fernandez’s historical knowledge and in-depth understanding of the Company and its businesses enable him to identify areas of focus for the Board while effectively executing the Company’s strategy. We also believe that combining the role of Chairman and CEO presently facilitates information flow between management and the Board, provides clear accountability and promotes efficient decision making, all of which are essential to effective

•	Strong and independent leadership style

•	Appointed annually

•	Approves Board meeting agendas and related materials

•	Facilitates a strong, independent oversight function by leading regular executive sessions of independent directors (who represent a substantial majority of the Board and are highly qualified and experienced)

•	Facilitates communication between the Chairman and independent directors

•	Leads the annual CEO evaluation

•	Meets directly with management and non-management employees of the Company

•	Consults and directly communicates with shareholders and other key constituents, as appropriate

•	Collaborates with the Compensation Committee to oversee management succession planning efforts governance. While we believe that continuing to combine the roles of Chairman and CEO is the most effective leadership structure for our Board and the Company at this time, our Bylaws and Corporate Governance Policies also permit a structure where the CEO would not serve contemporaneously as the Chairman of the Board should the separation of such roles be deemed appropriate and in the best interests of MSCI and its shareholders in the future.

Director Independence

Our Corporate Governance Policies provide that the Board should have a significant majority of independent directors meeting the independence requirements of the NYSE. Our Board has determined that each of Messrs. Ashe, duPont, Edmunds, Hale, Siguler, Tierney and Vallee and Mmes. Handy, Kinney, Lane and Riefler is independent in accordance with the requirements of our Corporate Governance Policies, which follow the NYSE rules and established guidelines. In making such determinations, there were no material transactions, relationships or arrangements not disclosed herein under “Other Matters—Certain Transactions” to be considered by the Board in determining whether the director was independent. Therefore, 11 of our 12 current directors are independent, representing 91.7% of the Board. Mr. Fernandez is not independent because of his position as CEO and President of MSCI.

All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfy the independence requirements of the NYSE. In addition, each member of the Audit Committee and Compensation Committee meets the heightened independence standards of the NYSE and the SEC required for audit committee and compensation committee members, respectively.

Meetings and Committees of the Board of Directors

The table below shows the current chairs and membership of the Board and each separately designated standing Board committee and the number of Board committee meetings held during 2015.

Name of Independent Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert G. Ashe	✓
Benjamin F. duPont		Chair
Wayne Edmunds	✓
D. Robert Hale	✓
Alice W. Handy			✓
Catherine R. Kinney			Chair
Wendy E. Lane		✓
Linda H. Riefler		✓
George W. Siguler			✓
Patrick Tierney		✓
Rodolphe M. Vallee	Chair
Number of 2015 Meetings	8	10	7

Attendance at Board Meetings and Annual Meeting of Shareholders

Our Board met 14 times, held non-employee director executive sessions following 10 of those meetings and took action by unanimous written consent on four occasions during 2015. Each director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. As reported in our 2015 Proxy Statement the following changes to the composition of our standing committees were effective March 18, 2015: (i) with respect to the Compensation Committee, Mr. Vallee and Ms. Kinney resigned and Mr. Tierney and Ms. Lane were appointed, (ii) with respect to the Audit Committee, Messrs. Tierney and Siguler resigned and Messrs. Edmunds and Hale were appointed and (iii) with respect to the Nominating and Corporate Governance Committee, Mr. Tierney resigned and Mr. Siguler was appointed. Effective April 30, 2015, Ms. Riefler was appointed to the Compensation Committee. No other changes were made to the composition of our standing committees during 2015.

Overall attendance at Board and committee meetings during 2015 was over 96% by our directors as a group. Two of these meetings are dedicated to discussions between the Board and management on strategic direction, new business opportunities and the product roadmap. A number of our directors also participate in sub-committees or ad hoc committees of the Board that are constituted from time to time to approve, review or discuss with management our corporate strategy and capital allocation initiatives, such as financings and share repurchases. In addition to formal meetings, members of our Board informally interact with senior management and customers on a periodic basis.

Our Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. In 2015, all of our directors attended our annual meeting of shareholders.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee. To access these charters, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Audit Committee

MSCI’s separately designated standing Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee oversees the integrity of MSCI’s financial statements and compliance with certain legal and regulatory requirements. In accordance with its charter, the Audit Committee shall, among other things:

•	be directly responsible for the appointment, compensation, retention and oversight of the independent auditor, with such independent auditor reporting directly to the Audit Committee;

•	pre-approve audit and permitted non-audit services;

•	review and approve the scope and staffing of the independent auditor’s annual audit plans;

•	evaluate the independent auditor’s qualifications, performance and independence, including obtaining and reviewing a report of the independent auditor describing the items set forth in its charter and as required by NYSE rules;

•	evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan;

•	meet to review and discuss with management and the independent auditor, the annual audited financial statements and quarterly financial statements, including reviewing MSCI’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to each filing of the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q;

•	review the Company’s policies generally with respect to the Company’s earnings press releases, as well as financial information and any earnings guidance provided to analysts and rating agencies;

•	review with the independent auditor any audit problems or difficulties and management’s response;

•	review, in conjunction with the CEO and CFO, the Company’s disclosure controls and procedures and internal control over financial reporting;

•	review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major risk exposures and steps that have been taken to monitor and control such exposures;

•	prepare the Audit Committee Report that SEC rules require to be included in the Company’s annual proxy statement, which is included on page 86 of this Proxy Statement;

•	establish procedures for (i) the receipt, retention and treatment of complaints regarding questionable accounting controls or auditing matters and (ii) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, and review any submissions received pursuant to such procedures;

•	report periodically to the Board, periodically review and assess the adequacy of its charter and recommend any proposed changes to the Board, and conduct an annual evaluation of its performance and report to the Board on such evaluation;

•	establish policies for the hiring of current or former employees of the independent auditor; and

•	discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any external or employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

The Audit Committee’s charter also provides that:

•	the Audit Committee may delegate its authority to a subcommittee or to the Chair of the Audit Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•	the Audit Committee will be comprised of at least three members and each member must meet the independence and experience requirements of the NYSE and the SEC; and

•	all Audit Committee members must be financially literate under the NYSE rules and the Audit Committee must have at least one (i) member with accounting or related financial management expertise as defined by NYSE rules and (ii) “audit committee financial expert” as defined by SEC rules.

The Board has determined that all of the current Audit Committee members are independent within the meaning of the NYSE and SEC standards of independence for directors and audit committee members, respectively, and satisfy the NYSE financial literacy requirements and have accounting or other related financial management expertise. In addition, our Board has designated each of Messrs. Ashe, Edmunds, Hale and Vallee as “audit committee financial experts” as defined under SEC rules.

In accordance with applicable NYSE listing standards, the Board has considered Mr. Ashe’s simultaneous service on the audit committees of more than three public companies, namely the audit committees of the Company, Halogen Software Inc., ServiceSource International, Inc., and Shopify Inc. and has determined that such service does not impair Mr. Ashe’s ability to effectively serve on the Company’s Audit Committee. The Board’s determination was based on, among other things, the fact that Mr. Ashe is retired and, accordingly, has a flexible schedule and time to commit to serve on the Audit Committee and Board; Mr. Ashe has significant professional accounting experience and expertise, including being a Chartered Accountant in Canada, as well as serving in several finance roles during his career at Cognos, including as Vice President, Corporate Controller and Chief Financial Officer, which the Board believes renders him highly qualified to effectively and efficiently serve on multiple audit committees (one of which is a non-U.S. listed company); and the recommendation of the Nominating & Corporate Governance Committee and input from the Audit Committee.

Compensation Committee

In accordance with its charter, the Compensation Committee shall, among other things:

•	review the Company’s compensation strategy and review and approve the Company’s compensation and benefits policies generally, including reviewing and approving any incentive compensation and equity-based plans of the Company that are subject to Board approval;

•	review and approve the compensation of our CEO and each of the Company’s other executive officers, including base salary, annual and long-term incentive compensation; employment, severance and change in control agreements; and any other compensation, ongoing perquisites or special benefit items;

•	determine any long-term incentive component of each executive officer’s compensation;

•	identify, review and approve corporate goals and objectives, and set executive officer compensation and evaluate each executive officer’s performance, each in light of such goals and objectives;

•	review director compensation every two years and recommend changes to the Board, when appropriate;

•	oversee plans for management development and periodically review, in consultation with the CEO, the Company’s management succession planning, including policies for CEO selection and succession in the event of the incapacity, retirement or removal of the CEO, and evaluations of, and development plans for, any potential successors to the CEO;

•	review and discuss with management the “Compensation Discussion and Analysis” section of the Company’s annual proxy statement, prepare the Compensation Committee Report required by SEC rules and recommend to the Board the inclusion of each in the Company’s annual proxy statement, which are included on pages 26 and 51 of this Proxy Statement, respectively;

•	review and assess risks arising from the Company’s compensation policies and practices for the Company’s employees and whether any such risks are reasonably likely to have a material adverse effect on the Company;

•	consider the independence requirements of the NYSE prior to selecting a compensation consultant, legal counsel or other advisor for which it has the sole authority to retain and terminate, annually evaluate the performance of such advisors and approve all such related fees and other terms; and

•	report periodically to the Board and conduct an annual evaluation of its performance and report to the Board on such evaluation.

The Compensation Committee’s charter also provides that:

•	the Compensation Committee may delegate its authority to a subcommittee or to the Chair of the Compensation Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•	the Compensation Committee may delegate its authority relating to employees other than executive officers and directors, to the extent it deems doing so to be appropriate and consistent with law and customary practice, and may otherwise fully delegate authority relating to matters it deems to be ministerial;

•	the Compensation Committee will consist of at least three members and each member must meet the independence requirements of the NYSE, qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of an “outside director” pursuant to §162(m) of the Internal Revenue Code of 1986, as amended (“IRC”); and

•	Compensation Committee members will be appointed by the Board and may be removed by the Board at any time and the Board shall designate the Chair of the Compensation Committee.

The Board has determined that each of the current Compensation Committee members, Messrs. duPont and Tierney and Mmes. Lane and Riefler, are independent within the meaning of the NYSE standards of director independence, qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of “outside directors” pursuant to §162(m) of the IRC.

Nominating and Corporate Governance Committee

In accordance with its charter, the Nominating and Corporate Governance Committee shall, among other things:

•	annually review the composition of the Board and its committees in light of corporate strategy and needs;

•	oversee searches for and identify candidates for election to the Board;

•	recommend criteria and individuals for appointment to the Board and its committees;

•	assess performance of directors;

•	at least annually, consider rotation of committee members and committee chairs;

•	at least annually, lead the Board in a self-evaluation to determine whether it and its committees are functioning effectively;

•	make recommendations to the Board as to determinations of director independence;

•	at least annually, review and assess the adequacy of our Corporate Governance Policies and Code of Ethics and Business Conduct and oversee compliance therewith;

•	report periodically to the Board and conduct an annual evaluation of its performance and report to the Board on such evaluation;

•	delegate its authority to a subcommittee or to the Chair of the Nominating and Corporate Governance Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company;

•	review all related person transactions and determine whether such transactions are appropriate for the Company to undertake; and

•	retain and terminate any search firm assisting the Nominating and Corporate Governance Committee in identifying director candidates, and maintain sole authority to approve all such search firms’ fees and other retention terms.

The Nominating and Corporate Governance Committee’s charter also provides that:

•	the Nominating and Corporate Governance Committee will consist of at least three members and each member must meet the independence requirements of the NYSE;

•	independent members of the Board will recommend nominees for appointment by the Board to the Nominating and Corporate Governance Committee and such members may be removed by the Board at any time; and

•	the Nominating and Corporate Governance Committee will recommend the Chair of the Nominating and Corporate Governance Committee to the Board for designation.

The Board has determined that each of the current Nominating and Corporate Governance Committee members, Mmes. Handy and Kinney and Mr. Siguler, are independent within the meaning of the NYSE standards for director independence.

Board Role in Risk Oversight

Management is responsible for identifying, evaluating, managing and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board administers its risk oversight responsibilities both through active review and discussion of key risks facing the Company and by delegating risk oversight responsibilities to committees for further consideration and evaluation. The following table summarizes the role of the Board and each of its committees in overseeing risk:

Governing Body	Role in Risk Oversight

Board	• Regularly reviews the strategic plans of the Company and each of its operating segments.
• Reviews specific risk topics, including risks associated with our capital structure, growth plans and client relationships.

•    Receives quarterly reviews from the Audit Committee covering enterprise-level and other key risks identified through the Company’s enterprise risk management (“ERM”) process as well as management’s plans to mitigate those risks.

•    At least annually reviews the Company’s succession plan to ensure the Company maintains an appropriate succession plan for its senior management.

Audit Committee	• Oversees risks relating to key accounting policies.

•    Oversees the Company’s ERM framework and process for identifying, assessing and monitoring key business risks by reviewing quarterly with management the Company’s quarterly risk report, which covers market-related risks, legal and compliance risks and other areas of potential risk that have been identified based on the volatility or dynamic nature of a specific area of risk, or have otherwise been identified by management or the Audit Committee as a material risk.

• Reviews internal controls with the Chief Financial Officer (“CFO”), Principal Accounting Officer and the external and internal auditors.
Compensation Committee	• Oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally.
• Employs an independent compensation consultant to assist in reviewing compensation programs, including the potential risks created by the programs.
• Oversees the Company’s executive management succession planning program.
• Oversees the process for conducting the annual risk assessment of the Company’s compensation policies and practices. See “Compensation Matters—Compensation Risk Assessment” below.
Nominating & Corporate Governance Committee

•    Oversees risks relating to the Company’s governance structure and other corporate governance matters and processes.

•    Evaluates related person transactions.

•    Oversees compliance with key corporate governance documents, including the Corporate Governance Policies.

•    Oversees risks related to non-compliance with the Company’s policies by reviewing with the Head of Compliance on at least an annual basis updates to the Company’s compliance initiatives and compliance policies, compliance statistics and investigations, trainings, certifications and relevant legal developments.

Director Qualifications

The Nominating and Corporate Governance Committee’s charter requires it to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under applicable law or NYSE rules for audit committee membership purposes, and heightened independence standards that may be required under law for compensation committee membership purposes). If the Nominating and Corporate Governance Committee determines that adding a new director is advisable, it will recommend such individual to the Board for appointment as a member of the Board and any committees.

Consistent with our Corporate Governance Policies, when appointing directors, the Board takes into account the diversity of a candidate’s perspectives, background, and other demographics. Our diversity objectives are also implemented and monitored through periodic reviews by the Nominating and Corporate Governance Committee of the composition of the Board and its committees in light of the then-current challenges and needs of the Board, the Company and each committee, which result in determinations as to whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. The composition of our current Board demonstrates the Board’s commitment to diversity in a number of areas. Women represent one-third of our current Board. Our directors are also of differing backgrounds, educations, businesses and other experiences, skills, ages, national origins and viewpoints. See “Proposal No. 1—Election of Directors.”

Pursuant to the authority granted in its charter, the Nominating and Corporate Governance Committee may from time to time retain professional search firms to assist in the process of identifying potential director candidates.

Tenure and Board Refreshment

Our Board also has shown an ongoing commitment to Board refreshment and to having highly qualified, independent perspectives in the boardroom. Four of the Company’s independent directors have been added to the Board since the beginning of 2013. The average tenure of the Board is currently 6.18 years. Also, under our Corporate Governance Policies, director candidates will not stand for re-election following their 72nd birthday.

Succession Planning

The Board is actively engaged and involved in talent management. This includes ongoing discussions of our global leadership bench and succession plans with a focus on developing and retaining top talent at the senior management level, including the CEO. The Lead Director oversees an annual review of the CEO. During 2015, the Board and the Compensation Committee met on several occasions, including from time to time with outside consultants, in furtherance of its succession planning and executive development initiatives which are considered in the context of our strategic goals. High potential leaders are given exposure and visibility to Board members through formal presentations at Board or committee meetings, one-on-one meetings with individual directors and participation in other Board activities. The Compensation Committee is regularly updated with respect to the pipeline of qualified talent for critical roles and with respect to diversity, recruiting and development programs for the overall workforce.

Non-Employee Director Meetings

Our Corporate Governance Policies provide that our Lead Director will preside over non-employee director sessions. The Lead Director presided over 10 non-employee director sessions during 2015. Our Corporate Governance Policies further provide that if any non-employee directors are not independent, then the independent directors will meet at least once a year in an independent director session and the Lead Director will preside over such independent director sessions. During 2015, all non-employee directors were independent.

Compensation Governance

The Compensation Committee consists of four members, and is comprised solely of independent directors meeting the independence requirements of the NYSE and being defined as “non-employee” directors under Rule 16b-3 under the Exchange Act. Each member of the Compensation Committee is also an “outside director” pursuant to §162(m) of the IRC.

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Compensation Committee is responsible for reviewing and approving annually all compensation awarded to the Company’s executive officers, including the CEO and the other named executive officers presented in the “Summary Compensation” Table on page 52 of this Proxy Statement. Information on the Compensation Committee’s processes, procedures and analysis of executive officer compensation for 2015 is provided in the “Compensation Discussion and Analysis” section included herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Reviewing the Company’s compensation strategy and reviewing and approving the Company’s compensation and benefits policies generally to ensure they promote the recruitment, development, promotion, retention and compensation of a workforce capable of meeting the Company’s strategic objectives;

•	Identifying corporate goals and objectives relevant to executive officer compensation;

•	Evaluating each executive officer’s performance in light of the Company’s goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including, among other things, the cost to the Company of such compensation, market trends and share dilution);

•	Reviewing every two years and making recommendations to the Board with respect to the compensation of non-employee directors, including any incentive plan compensation;

•	Reviewing and approving the Company’s compensation peer group as reported in the “Compensation Discussion and Analysis” section in the annual proxy statement, to the extent applicable;

•	Considering the independence, prior to selection, of compensation consultants, legal counsel or other advisors; and

•	Overseeing plans for talent management and management development.

The principal compensation plans and arrangements applicable to our executive officers are described in the “Compensation Discussion and Analysis” section and the executive compensation tables included herein. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, subcommittees or to the Chair of the Compensation Committee, in each case, when it deems doing so to be appropriate and in the best interests of the Company and as consistent with applicable law and NYSE requirements.

The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation, including authority to approve such compensation consultant’s fees and other retention terms. As further described in the “Compensation Discussion and Analysis” section included herein, during 2015, the Compensation Committee retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its own external compensation consultant to review CEO and other executive officer compensation. All of the services provided by Semler Brossy to the Compensation Committee during 2015 were to provide advice or recommendations on the amount or form of executive officer and director compensation, and Semler Brossy did not provide any additional services to the Company during 2015. The Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Semler Brossy’s conflict of interest policies, and determined that the engagement of Semler Brossy does not raise any conflict of interest. In developing its views on compensation matters and determining the compensation awarded to our CEO and other executive officers, the Human Resources Department provides data and analyses to aid the Compensation Committee in its decisions. The CEO also makes recommendations on compensation for executive officers other than himself and the Compensation Committee takes these recommendations into account in reaching its compensation decisions. From time to time, the Compensation Committee may obtain input from Davis Polk & Wardwell LLP (“Davis Polk”) on compensation award documentation and other compensation-related practices, which in 2015 was communicated to the Compensation Committee via management, the Legal Department or the Human Resources Department. In light of this relationship, the Compensation Committee has considered, among other things, the factors delineated in Rule 10C-1 under the Exchange Act, including the NYSE listing rules implementing Rule 10C-1 and Davis Polk’s conflict of interest policies.

Compensation Committee Interlocks and Insider Participation. None.

Corporate Governance Documents

MSCI has a corporate governance webpage that can be found under the “Corporate Governance” link on our website’s Investor Relations homepage (http://ir.msci.com).

Our Corporate Governance Policies (including our Director Independence Standards), Code of Ethics and Business Conduct and Board committee charters are available electronically, without charge, on or through our website. To access these documents, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). These documents are also available, without charge, to any shareholder who requests them by writing to us at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com.

Our Code of Ethics and Business Conduct applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Ethics and Business Conduct for our CEO, CFO, principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Stock Ownership of Executive Officers and Directors

We require members of our Executive Committee (currently comprised of 10 senior managers, including all of our named executive officers) and our directors to own our common stock to further align their interests with the interests of our shareholders. As of the date of this Proxy Statement, all of the members of our Executive Committee and our directors are in compliance with the applicable stock ownership guidelines. See “Compensation Matters—Compensation Discussion and Analysis—Stock Ownership Guidelines” and “Director Compensation and Stock Ownership Guidelines—Non-Employee Director Stock Ownership Guidelines” below for additional information regarding our ownership guidelines for the members of our Executive Committee and our directors, respectively. Executive officers and directors are prohibited from pledging the Company’s common stock or engaging in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock.

The following table sets forth the beneficial ownership of our common stock by each of our named executive officers and directors, and by all of our directors and executive officers as of March 7, 2016, as a group. The address for each of our executive officers and directors is 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. Percentage of share ownership amounts are based on 98,356,713 shares of our common stock outstanding as of March 7, 2016.

	Shares of Common Stock Beneficially Owned
	Shares(1)		Right to Acquire(2)		Beneficial Ownership Total(3)	Percent of Class(4)
NAMED EXECUTIVE OFFICERS
Henry A. Fernandez	1,547,605	(5)	49,774		1,597,379	1.62%
Robert Qutub	41,097		18,912	(6)	60,009	—%
C.D. Baer Pettit	145,884		46,921		192,805	—%
Peter J. Zangari	31,003		—		31,003	—%
Laurent Seyer	405		—		405	—%
Christopher F. Corrado(7)	11,771		—		11,771	—%
DIRECTORS
Robert G. Ashe	6,607		2,236		8,843	—%
Benjamin F. duPont	22,876		2,236		25,112	—%
Wayne Edmunds	351		2,236		2,587	—%
D. Robert Hale	351	(8)	2,236		2,587	—%
Alice W. Handy	6,912		—		6,912	—%
Catherine R. Kinney	5,641		—		5,641	—%
Wendy E. Lane	351		2,236		2,587	—%
Linda H. Riefler	11,189		2,236		13,425	—%
George W. Siguler	23,014		2,236		25,250	—%
Patrick Tierney	12,673		2,236		14,909	—%
Rodolphe M. Vallee	31,117		2,635		33,752	—%
ALL EXECUTIVE OFFICERS AND DIRECTORS AS OF MARCH 7, 2016 AS A GROUP (19 PERSONS)(9)	1,899,119		136,130		2,035,249	2.07%

(1)	Excludes shares of our common stock that may be acquired through vesting of restricted stock units (“RSUs”), including performance-based RSUs, or the exercise of stock options. Excludes 17,268 and 11,112 shares of our common stock for Mmes. Handy and Kinney, respectively, for which such directors have elected to defer receipt of their respective shares until the 60th day after such director’s “separation from service” as a director.
(2)

Includes shares of our common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (i.e., through May 6, 2016). Excludes 2,236 RSUs for each of Mmes. Handy and Kinney for which such directors have elected to defer receipt of their respective shares issuable upon vesting until the 60th day after such director’s “separation from service” as a director. See the “Outstanding Equity Awards at Fiscal Year-End” Table included herein for additional information regarding RSUs and stock options held by each named executive officer as of December 31, 2015.
(3)	Except as indicated in the footnotes to this table, we believe that each executive officer and director, as of March 7, 2016, had sole voting and investment power with respect to his or her shares of our common stock. Beneficial Ownership Totals may differ from those set forth in Statements of Changes in Beneficial Ownership reported on Form 4 filed with the SEC due to the exclusion herein of RSUs granted by the Company, as described in footnote (1) to this table.
(4)	All executive officers and directors (other than Mr. Fernandez) each beneficially owned less than 1.0% of the shares of our outstanding common stock. Percentages for each beneficial owner are calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentages for each executive officer and director as of March 7, 2016 and collectively as a group are based on the number of our shares outstanding as of March 7, 2016, which excludes shares of our common stock that can be acquired through vesting of RSUs and the exercise of stock options within 60 days of the date of this table (i.e., through May 6, 2016).
(5)	Includes 314,479 shares of our common stock held by the Fernandez 2007 Children’s Trust in which the spouse of Mr. Fernandez is the trustee and his children are the beneficiaries; and 12,255 shares of our common stock held by his children under the Uniform Transfer to Minors Act.
(6)	On January 19, 2016, Mr. Qutub informed the Company of his decision to retire. Pursuant to the terms of the Transition and Release Agreement entered into between Mr. Qutub and the Company and filed as Exhibit 10.123 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, his outstanding equity awards will vest within 60 days of his retirement date, which is expected to be the earlier of May 6, 2016 or the effective date of the appointment of his successor.
(7)	Mr. Corrado resigned from his position with the Company effective November 10, 2015.
(8)	Excludes 4,060,549 shares of our common stock reported in the Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC on March 7, 2016 as being directly beneficially owned by ValueAct Capital Master Fund, L.P., which may be deemed to be indirectly beneficially owned by VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC. D. Robert Hale is a partner of ValueAct Capital.
(9)	Shares of our common stock attributable to Mr. Corrado have been excluded as he is no longer an executive officer, as described in footnote (7) to this table.

Stock Ownership of Principal Shareholders

The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock. Percentage of class amounts are based on 98,356,713 shares of our common stock outstanding as of March 7, 2016.

	Shares of Common Stock Beneficially Owned
Name and Address	Number of Shares	Percentage of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,865,863(2)	6.98%

Independent Franchise Partners, LLP Level 1, 10 Portman Square London, W1H 6AZ United Kingdom	5,243,500(3)	5.33%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	10,698,882(4)	10.88%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,873,166(5)	6.99%

Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	7,744,285(6)	7.87%

(1)	Because percentage of class ownership is based on the total number of shares of our common stock outstanding as of a date that differs from the date used by the principal shareholders to calculate the percentages for purposes of filing the applicable Schedule 13D, 13D/A, 13G or 13G/A, percentages of class ownership presented herein may differ from amounts reported in the applicable Schedule 13D, 13D/A, 13G or 13G/A filed with the SEC by the relevant principal shareholder.
(2)	Based on information in a Schedule 13G/A (Amendment No. 3) filed with the SEC on January 26, 2016. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 6,512,322 shares of our common stock and sole dispositive power as to 6,865,863 shares. In addition, the Schedule 13G/A discloses that the person filing the report is a parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G) and the identification and classification of the subsidiaries which acquired the securities being reported on therein in Exhibit A thereto.
(3)	Based on information in a Schedule 13G/A (Amendment No. 3) filed with the SEC on February 16, 2016. The Schedule 13G/A discloses that Independent Franchise Partners, LLP had sole voting power as to 3,922,039 shares of our common stock, shared voting power as to 83,612 shares of our common stock and sole dispositive power as to 5,243,500 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).
(4)

Based on information in a Schedule 13G/A (Amendment No. 9) filed with the SEC on February 11, 2016. The Schedule 13G/A discloses that
T. Rowe Price Associates, Inc. (“Price Associates”) had sole dispositive power as to 10,698,882 shares of our common stock and sole voting power as to 2,989,938 shares of our common stock. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Based on information in a Schedule 13G/A (Amendment No. 2) filed with the SEC on February 10, 2016. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 70,621 shares of our common stock, shared voting power as to 5,400 shares of our common stock, sole dispositive power as to 6,803,145 shares of our common stock and shared dispositive power as to 70,021 shares of our common stock. In addition, the Schedule 13G/A discloses that the person filing the report is an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E) and the identification and classification of the subsidiaries which acquired the securities being reported on therein in Appendix A thereto.
(6)	Based on information in a Schedule 13G filed with the SEC on February 11, 2016. The Schedule 13G discloses that (i) Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, each as a parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G) had shared dispositive power as to 7,744,285 shares of our common stock and shared voting power as to 6,672,275 shares of our common stock; and (ii) Wellington Management Company LLP, as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), had shared dispositive power as to 7,121,302 shares of our common stock and shared voting power as to 6,193,754 shares of our common stock. In addition, the Schedule 13G discloses the identification of the subsidiaries which acquired the securities being reported on therein in Exhibit A thereto.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock.

COMPENSATION MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section summarizes our general philosophy with regard to the compensation of our Chief Executive Officer, our Chief Financial Officer and our next most highly paid executive officers (including one former executive officer, collectively referred to as “named executive officers” or “NEOs”) and discusses the transition from our historical Total Reward framework to a Target-Based Incentive Structure for executive compensation in 2015 and early 2016. It provides context for the executive compensation disclosures presented below in both narrative and tabular form. Under its charter, the Compensation Committee of the Board (referred to as the “Committee” in this Compensation Matters section) reviews the Company’s compensation strategy and reviews and approves executive officer compensation as well as the Company’s compensation and benefits policies generally. The Committee approved the compensation structure and amounts for each of our named executive officers for 2015 and also approved changes to the long-term equity incentive component of our executive compensation program that will govern in 2016 and future years.

The named executive officers for 2015 are:

•	Henry A. Fernandez, Chairman, Chief Executive Officer (“CEO”) and President;
•	Robert Qutub, Chief Financial Officer (“CFO”);
•	C.D. Baer Pettit, Chief Operating Officer (“COO”);
•	Peter J. Zangari, Head of Analytics;
•	Laurent Seyer, Global Head of Client Coverage; and
•	Christopher F. Corrado, former Chief Information Officer (“CIO”).

Mr. Pettit was appointed to the position of COO on October 9, 2015. His responsibilities include oversight of the firm’s operations, technology and product lines. Mr. Qutub, our CFO, notified the Company in January 2016 that he plans to retire from MSCI. He will remain with the Company until the earlier of May 6, 2016 or the date of the appointment of his successor. Mr. Corrado resigned from his position with the Company effective November 10, 2015.

Executive Summary

Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management and create a balanced focus on short-term and long-term performance and value creation. MSCI’s overriding objective is to create value for our shareholders. To accomplish this objective, we need to drive growth through increased client penetration and product innovation while maximizing operational efficiency. In the dynamic environment in which we operate, it is imperative that we maintain a responsible executive compensation program that encourages and rewards our leaders for achieving these results. To that end, during its ongoing review of our executive compensation program, the Committee adopted the changes discussed below in mid-2015 and early 2016. Because we consider 2015 a year of transition with respect to our executive compensation program, in this Compensation Discussion and Analysis section, we will discuss both the elements of compensation included in the “Summary Compensation” Table for 2015 and decisions we made in early 2016 with respect to our Long-Term Incentive Program (“LTIP” or target equity incentive).

During 2015, we delivered strong annual revenue growth, driven principally by our Index products. Innovation continued to be a focus across all of our product lines. We also executed efficiently, maintaining cost discipline as a priority and delivering on our commitment to begin lowering our operating tax rate over a multi-year period by aligning our tax structure with our global operating footprint. MSCI also continued to generate significant cash flow, and we have strong growth prospects ahead that will continue to enhance our ability to create more value.

Beyond the financial results, 2015 was an exciting year of transition for the Company. Senior management and the Board completed a top-to-bottom strategic review of our business and developed a multi-year plan to achieve target financial and operational goals. As mentioned above, in order to better support that plan, we made significant changes to our executive compensation program: we transitioned our executive compensation program from a more discretionary Total Reward framework to a more formulaic Target-Based Incentive Structure. This new compensation program continues to include a fixed component (base salary) and variable components (annual cash bonus and long-term incentives), but the new program emphasizes achievement against targets rather than discretionary pay, and recognizes that each component is serving a different purpose. The Target-Based Incentive Structure is designed to ensure that our compensation system provides differentiation and alignment between performance and rewards and fosters a culture of high performance and accountability. The table below sets forth a comparison of our historical Total Reward framework with our new Target-Based Incentive Structure. We believe that these changes to our executive compensation program will enhance the pay for performance orientation of our compensation program and promote greater shareholder value creation by more closely aligning executive compensation with objectively measured Company performance and strategic goal attainment.

	Total Reward Framework	Target-Based Incentive Structure
Elements	• Base salary • Above Base Compensation (Total Reward less base salary), in which annual cash bonus and annual equity bonus were determined mechanically	• Base salary • Annual Incentive Plan (“AIP” or target cash incentive) • Long-Term Incentive Program
Philosophy	One discretionary pay level decision is made at the end of the year based on, among other things, Company and individual performance. The variable component is mechanically split based on uniform pre-approved ratios between annual cash bonus and annual equity bonus.	Separates the three components to recognize that each has a different purpose. The sum of the base salary, target annual cash incentive and target equity incentive creates the target total compensation. Actual cash incentive and equity incentive are dependent upon the achievement of the relevant AIP and LTIP goals tied directly to Company and individual performance.
“Summary Compensation” Table Disclosure of Equity Incentive Awards	Differs from “Summary Compensation” Table disclosure, as SEC regulations provide that equity awards are reported based on the year of grant, rather than the service year to which they relate.	Consistent with how equity awards are required to be reported in the “Summary Compensation” Table (i.e., reported based on the year of grant).

Set forth below, we have highlighted some of the key aspects of our financial performance in 2015 and key 2015 compensation decisions. We have also included an overview of changes to the executive compensation program adopted since mid-2015.

2015 Business Highlights

During 2015, we made significant strides in accelerating growth, improving operational efficiency and optimizing our capital base. We believe that the rigorous execution in these areas resulted in a significant increase in profitability and earnings for the Company in 2015 and that the Company has multiple levers to enhance further future growth and profitability in the years ahead. The key business highlights across these critical areas for 2015 are outlined below.

Growth

•    Achieved a 54.0% Total Shareholder Return (“TSR”) for 2015.

•    Grew operating revenues by 7.9% in 2015 to $1,075.0 million from $996.7 million in 2014; total Run Rate as of December 31, 2015 (including recurring subscription and asset-based fees) increased 8.2% to $1,089.3 million and subscription Run Rate increased 6.7% to $888.2 million. Adjusting for the impact of foreign currency exchange rate fluctuations, subscription Run Rate would have increased 7.9%. See Annex E for the definition of Run Rate and foreign currency exchange information.

•    Maintained strong Aggregate Retention Rate of 93.4% for 2015, up from 93.0% in 2014, which reflects continuing benefit from investments made in client service and consultants in prior years. See Annex E for the definition of Aggregate Retention Rate.

•    Diluted Earnings Per Share (“EPS”) from continuing operations increased 22.9% to $2.09 per share in 2015 from $1.70 per share in 2014.

•    Provided enhanced segment disclosures and long-term targets for revenue growth and profitability margins for each segment, which provided shareholders with greater insights into the drivers of MSCI’s performance and enabled them to more fully value the Company.

Operational Efficiency

•    Strong cost discipline limited total operating expense growth to 1.8% in 2015, or $671.1 million of operating expenses in 2015 compared to $659.5 million in 2014. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses would have increased 5.8% and below the rate of growth in revenues.

•    Delivered solid operating leverage by increasing the Adjusted EBITDA(1) margin by 380 basis points to 44.8% for 2015, compared to 41.0% for 2014.

•    Reduced the Company’s effective tax rate by over 100 basis points, reflecting progress made in aligning our tax profile with our global operational footprint.

Capital

•    Returned approximately $760 million in capital to shareholders in 2015 through cash dividends and share repurchases; a total of approximately $1.4 billion of capital has been returned to shareholders since 2012.

•    Reduced our outstanding share count by approximately 10% through share repurchase programs.

•    Increased regular quarterly cash dividend by 22.2%, to $0.22 per share, representing $0.88 per share on an annualized basis.

•    In August 2015, successfully raised $800.0 million from the private offering of 5.75% senior notes due 2025.

(1)	Adjusted EBITDA is defined as net income plus income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and certain transactions or adjustments. See Annex E for a reconciliation to net income and other information regarding the use of non-GAAP measures.

Key 2015 Compensation Decisions

We believe our executive compensation program provides effective incentives to our named executive officers to lead the Company to achieve strong financial performance and to position the Company for future growth and success. With the help of its external compensation consultant, Semler Brossy, the Committee carefully considered the relevant external and internal economic and business factors affecting named executive officer pay for 2015. To this end, the Committee considered shareholder feedback, reviewed peer compensation analyses, kept apprised of the changing legal framework affecting pay practices and reviewed the performance of our named executive officers and the Company as a whole. Recognizing the evolution of our Company and taking into account shareholder input and market trends, we implemented several important modifications to our executive compensation program to support the Company’s strategic objectives and further align the NEOs’ long-term interests with those of our shareholders, as described below.

Our key 2015 compensation decisions included the following:

•	Transitioned from the Total Reward philosophy for our executive officers and non-executive officer members of our Executive Committee (comprised of the Company’s senior managers, including all of our NEOs) by separating the three components – base salary, annual cash incentive, and long-term equity incentives – to recognize that each component has a different purpose and to move to a more formulaic structure that more directly links pay and performance.

•	Designed an Annual Incentive Plan (adopted in July 2015) that represents a shift to a more formulaic target cash incentive approach that is intended to measure one-year performance results against financial targets and certain individual strategic goals. The new Annual Incentive Plan is based 70% on financial metrics and 30% on functional/leadership metrics. The Committee evaluated 2015 performance against the financial and functional/leadership metrics contained in the Annual Incentive Plan and paid out annual cash incentives consistent with those results.

•	Adopted a Change in Control Severance Plan in May 2015 that we believe is consistent with current competitive best practices and proxy advisor guidance.

•	Granted a special one-time performance stock unit (“PSU”) award in January 2015 to certain NEOs in order to enhance retention of these key executives and further strengthen the link between executive compensation and shareholder value creation. The PSUs awarded are based on three-year, four-year, and five-year ROIC goals.

Key 2016 Compensation Decisions

In early 2016, after thorough review and evaluation of our previous equity grant practices, the Company adopted a new approach to its long-term equity incentive compensation program. Commencing with the Company’s grant of equity compensation in 2016, the Company’s approach to long-term equity incentive compensation shifted from multi-year financial performance-based awards to multi-year TSR-based awards, which the Committee believes more closely aligns the Executive Committee’s interests with those of the Company’s shareholders. Additionally, the Company added restrictive covenants to the 2016 PSUs and restricted stock units (“RSUs”) awarded to the Company’s Managing Directors, including the NEOs, that provide for current and post-employment restrictions against competition, solicitation of clients, vendors and employees of the Company and the use or disclosure of confidential information.

See page 43 of this Proxy Statement for additional information with respect to the 2016 long-term equity incentive compensation program.

This change to the long-term equity incentive compensation program completed our evolution from a more discretionary Total Reward framework to a Target-Based Incentive Structure and further enhances the pay for performance orientation of the executive compensation program. This evolution is summarized in the table below:

	2014 and prior	2015	2016
Annual Cash Incentive	Total Reward framework, whereby the annual cash bonus is mechanically split based on uniform pre-approved ratios between annual cash bonus and annual equity bonus

Annual Incentive Plan (adopted in July 2015), whereby 70% of the cash incentive is formulaically determined based on Company and business level financial metrics and 30% is determined based on functional/leadership goals on a discretionary basis

			Annual Incentive Plan
Long-Term Equity Incentive	Total Reward framework, whereby the equity bonus is mechanically determined from the total variable compensation amount, further split into PSUs and RSUs	This was a transition year where we evaluated then-current equity grant practices

Long-Term Incentive Program (adopted in February 2016), providing for annual awards of RSUs and multi-year TSR-based PSUs

Equity grants made in February 2016 are intended to reward 2016 and future performance

Executive Compensation Practices

Our executive compensation practices incorporate the following corporate governance best practices that protect the interests of our shareholders and are consistent with high standards of risk management.

What We Do	What We Don’t Do

✓        Do provide for double-trigger vesting upon a change in control

✓        Do impose stock ownership guidelines and requirements on Executive Committee members, which includes all of our NEOs

✓        Do include clawback provisions in equity awards for executive officers

✓        Do have an independent compensation consultant

✓        Do emphasize variable compensation

✓       Do have formula-based annual cash incentives

✓       Do subject equity awards to vesting requirements (generally three-year ratable for RSUs and three-year cliff for PSUs)

X       Do not provide gross-ups to cover excise taxes

X       Do not enter into employment agreements with our executive officers

X       Do not allow any employees, including all NEOs, to pledge the Company’s common stock or engage in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock

X       Do not allow repricing of options or stock appreciation rights (“SARs”) awards without shareholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions

X       Do not provide perquisites for NEOs or any other employees

Executive Compensation Philosophy and Goals

Our compensation philosophy centers around maintaining a compensation program for our named executive officers that is designed to promote the achievement of our short-term and long-term financial and strategic goals. The goals of the Company include driving long-term sustainable growth, profitability and shareholder value creation by protecting and building our existing businesses, developing innovative and competitive products, pursuing growth opportunities, and strengthening our technology platform. Our executive compensation program is designed to provide a framework to advance these goals and encourage our named executive officers to make a long-term commitment to the Company. We also believe that the majority of compensation should be based on performance of the Company, the business/functional unit and the individual.

The primary objectives of our executive compensation program are to:

•	Promote achievement of the Company’s financial and strategic goals and provide alignment with the strategic objectives of our multi-year strategic plan;

•	Attract, retain and motivate top-level talent. Our compensation program aims to provide each named executive officer with compensation opportunities that are competitive with market practices. We seek to maintain a competitive posture in attracting and retaining executives, while preserving an appropriate cost structure. Accordingly, we use market data prepared by third parties to annually assess the competitiveness of our compensation levels and, where appropriate, adjust compensation amounts to account for such factors as the executive’s level of experience, responsibilities and expected future contributions;

•	Reward executives for individual and team accomplishments, as well as Company performance. Our compensation program is structured to tie rewards to performance. Accordingly, the program is weighted toward variable compensation, with base salary being the only component that is fixed each year; and

•	Align the long-term interests of our executives with those of our shareholders by promoting actions that will increase absolute or relative TSR over time and promote our sustained success. Accordingly, a significant portion of the total compensation program is equity-based. In order to further align the interests of our senior management with the long-term interests of our shareholders, we have adopted stock ownership guidelines for members of our Executive Committee. See “—Stock Ownership Guidelines” below.

Our executive compensation philosophy provides a compensation structure which paid our NEOs base salaries that represent a relatively small percentage of their total compensation, while offering them the opportunity to earn significant incentive compensation in the form of annual cash bonuses and annual equity-based awards. Under the Total Reward framework, we referred to the cash bonus and equity-based award collectively as variable compensation. This emphasis on variable compensation is illustrated in our pay mix charts below, which are based on the 2015 “Summary Compensation” Table and include the mix of base salary, annual cash incentives, and long-term equity incentives for the CEO and the average of the other current NEOs (excluding Mr. Corrado). For 2015, 85% of the CEO’s pay mix was based on variable pay, while only 15% was based on fixed pay. For the remaining NEOs (excluding Mr. Corrado), variable compensation represented 83% of total compensation on average, while 17% was based on fixed pay.

We evaluate our executive compensation structure on an annual basis to ensure alignment with our compensation philosophy and business strategy. Our historical Total Reward approach to compensation for named executive officers was comprised of three components: base salary, annual cash bonus and an annual equity bonus. While our new Target-Based Incentive Structure maintains these three components, it repurposes each component as described below. We also determined that the relative weighting of cash and equity compensation for the CEO and the other named executive officers remained appropriate.

Compensation Consultant

The Committee selected and engaged Semler Brossy as its independent compensation consultant to assist it on a range of executive compensation matters, including the overall design of our executive compensation program, selection of peer group companies, provision of competitive market data and other matters related to our named executive officer compensation program. During 2015, Semler Brossy was present at all Committee meetings and provided consultation on executive compensation matters.

The Committee recognizes that it is important to receive objective advice from its outside advisor. Therefore, Semler Brossy reports directly to the Committee, and the Committee, pursuant to its charter, maintains sole responsibility for retaining or terminating the compensation consultant. Semler Brossy did not provide any other services to MSCI during 2015. Consistent with SEC and NYSE rules regarding the independence of advisors retained by compensation committees, we reviewed Semler Brossy’s relationship with the Committee and additional independence factors and did not identify any conflicts of interest or other factors that compromise the independence of that relationship.

Determination of Executive Compensation—Considerations & Process

The Company does not have any employment, severance, or similar agreements with its named executive officers, and therefore, our named executive officers are employees “at will.” As a result, the Company is not contractually bound to compensate the named executive officers in a specific manner or amount and has the flexibility to alter or revise its compensation programs as circumstances dictate. The CEO makes recommendations on compensation for named executive officers other than himself and the Committee takes these recommendations into consideration in reaching its compensation decisions. The Committee has sole authority for final compensation decisions relating to the named executive officers.

Generally, there is no dominant factor driving the Committee’s compensation decisions. Instead, the Committee takes into account a range of factors in determining compensation components and setting compensation amounts. Among others, these factors include peer group analyses provided by Semler Brossy (used as a reference without benchmarking to a specified target), named executive officer performance against annual goals, compliance with §162(m) of the IRC (as described below) and various financial and operational metrics. The weight attributed to each individual factor may change from time to time, depending on the circumstances of such decisions. We believe this continues to be the best approach for the Company, as it enables the Committee to balance competing interests, address evolving concerns and meet Company objectives.

Elements of Executive Compensation

The Total Reward framework for 2015 executive compensation reported in the “Summary Compensation” Table is structured as follows:

See the table titled “Changes in Target Equity Mix: Grants made in 2015 vs. 2016” on page 43 for changes to the RSU/PSU split with respect to long-term equity incentives granted in January 2015 and February 2016.

The primary objectives for each element of our executive compensation program, as reported in the “Summary Compensation” Table, are outlined in the chart below and described in further detail where noted.

Compensation Element	Purpose	Metrics	2015 Changes
Annual Base Salary (starts on page 35)	• Only fixed component of our executive compensation program • Provides certainty and predictability to meet ongoing living and other financial commitments	• Generally, base salaries are set at competitive market rates	We increased the base salary for Mr. Corrado by 23.5% effective January 1, 2015 to bring his base salary in line with the other executive officers and to reflect his expanded responsibilities.
Annual Incentive (Cash Bonus) (starts on page 35)	• Intended to drive one year performance results against financial targets and other Company, individual and leadership focused goals	Metrics vary by executive, but include: • Revenue • Operating Income • Total Net New Sales • Contribution Margin (expressed in dollars) • Analytics Net New Sales • Functional/Leadership Goals

On July 27, 2015, the Committee adopted the Annual Incentive Plan that represented a shift to a more formulaic cash incentive approach that is intended to measure one-year performance results against financial targets and certain strategic goals. The new annual plan is based 70% on financial metrics and 30% on functional/leadership metrics.

Long-Term Incentives (Equity Bonus) (starts on page 39)	• Intended to closely align management’s interests with those of our shareholders over the long-term and to promote the retention of key members of our management team

•    Matrix based on Revenue and Adjusted EPS

•    May be subject to further adjustment based on ROIC

•    PSUs vest subject to performance after three years

•    RSUs time-vest 16.7% on the 1st anniversary, 66.7% on the 2nd anniversary and 16.6% on the 3rd anniversary of the award. RSUs granted in 2015 utilized this vesting schedule to help mitigate the impact on the executive’s annual equity award vesting and converting due to moving to a three-year cliff vesting schedule for PSUs.

During 2015, we transitioned away from the Total Reward framework and the mechanical determination of each year’s grants being based on prior year performance. For 2016 and going forward, our long-term equity incentive grants will follow our new Target-Based Incentive Structure in which the Committee will utilize a variety of factors to both establish the targets and determine the actual equity grant levels each year.

The equity bonuses granted in January 2015 were structured under our prior Total Reward framework, in which we determined the equity grant based on performance during the entire preceding year as measured at year-end, while at the same time subjecting a significant portion of the ultimate value of such variable compensation to prospective Company performance, through the use of equity awards subject to both time and performance vesting requirements. These equity awards were granted 50% in RSUs and 50% in PSUs.

The long-term equity incentive grants made in February 2016 were based on the new Target-Based Incentive Structure, tied to shareholder return, as described further below.

Fixed Compensation

Annual Base Salary

Base salary is the only fixed component of our executive compensation program. The annual base salary element offers our named executive officers a measure of certainty and predictability to meet ongoing living and other financial commitments. In setting base salaries for our named executive officers, the Committee has sought to establish them at rates that are competitive with those provided for similar positions at companies in our peer group. The Committee reviews the base salaries of our named executive officers on an annual basis.

On January 1, 2015, Mr. Corrado received an increase of 23.5% in base pay from $425,000 to $525,000, to bring his base salary in line with the other executive officers and to reflect his expanded responsibilities.

Name	2015 Base Salary Rate ($)
Henry A. Fernandez	950,000
Robert Qutub	525,000
C.D. Baer Pettit(1)	512,799
Peter J. Zangari	525,000
Laurent Seyer(2)	543,059
Christopher F. Corrado(3)	525,000

(1)	Base salary for Mr. Pettit is paid in GBP. Mr. Pettit’s 2015 base salary rate was £335,548. This rate was established in USD in January 2014 and converted to GBP based on an exchange rate of £1 to $1.52824483.
(2)	Base salary for Mr. Seyer is paid in GBP. Mr. Seyer’s 2015 base salary rate was £355,348. This rate was established in USD in December 2014 and converted to GBP based on an exchange rate of £1 to $1.52824483.
(3)	Effective January 1, 2015, Mr. Corrado’s base salary was increased to $525,000. Mr. Corrado resigned from his position with the Company effective November 10, 2015.

Variable Compensation

The variable elements of our compensation program include both an annual cash incentive and long-term equity incentive component. In determining target incentive compensation amounts for each named executive officer, the Committee takes into account a number of factors, including the differences in relative responsibilities, the ability to impact overall Company performance, Company and individual performance, historical compensation and peer group analyses (used as a reference without benchmarking to a specified target). The Committee’s considerations and decisions with respect to each of the named executive officers are further described below. For the equity awards granted in January 2015 in respect of 2014, the factors outlined in the 2015 proxy were considered. Variable 2015 compensation payable to each named executive officer was subject to an annual cap established in accordance with a performance plan implemented under §162(m) of the IRC, as described below.

There is no minimum or guaranteed amount of annual variable compensation payable to the named executive officers, meaning that the Committee could choose not to pay variable compensation to named executive officers with respect to any year. If the Committee makes a decision to pay variable compensation, it determines each component individually based on the factors described above, subject to the annual cap.

Annual Incentive Plan

The Company redesigned the cash bonus compensation program for 2015 to more closely align management’s interests with those of shareholders by introducing a more formulaic approach that takes into account specific financial criteria when determining cash incentives. Previously, under the Total Reward approach, the Company considered a total variable compensation figure, which was then allocated between a cash bonus and equity bonus. The decision to move to a more formulaic annual cash incentive approach came as the Company transitioned from a discretionary structure to one based on target pay opportunities and separate short- and long-term metrics and payout grids. The Committee believes that subjecting a portion of the cash incentive to pre-established performance targets will further promote shareholder value creation by more directly aligning executive compensation with Company performance and strategic goal attainment.

Each named executive officer is eligible to earn an annual target cash incentive. The table below sets forth the 2015 target cash incentive opportunities for the named executive officers under the AIP. For reference, the table below also includes actual cash bonus amounts earned for 2014 under our prior Total Reward framework.

Name	2014 Total Reward Actual Cash Bonus ($)	2015 Target Cash Incentive ($)
Henry A. Fernandez	1,198,125	1,198,125
Robert Qutub	685,000	685,000
C.D. Baer Pettit	739,676	850,000
Peter J. Zangari(1)	272,500	500,000
Laurent Seyer(2)	-	850,000
Christopher F. Corrado(3)	675,000	575,000

(1)	Effective February 2015, the legacy risk management analytics and portfolio management analytics product lines were combined. The combined product lines, currently referred to as Analytics, are led by Mr. Zangari, and the increase in his target cash incentive relates to his expanded responsibilities in this new role.
(2)	Mr. Seyer was not eligible to receive a 2014 cash bonus because he joined the Company in December 2014.
(3)	Mr. Corrado resigned from his position with the Company effective November 10, 2015.

Under the AIP, participants may receive between 0% and 150% of their target cash incentive opportunity based on attainment of the level of financial performance metrics (weighted at 70%) and individual performance metrics (weighted at 30%). For 2015, the target cash incentive opportunity, metrics, and corresponding weightings are included in the table set forth below:

		Financial Component					Functional/Leadership
		MSCI Metrics			Product Metrics
Name	2015 Target Cash Incentive ($)	Revenue	Operating Income	Total Net New Sales	Contribution Margin	Total Analytics Net New Sales
Henry A. Fernandez	1,198,125	35.0%	35.0%	-	-	-	30.0%
Robert Qutub	685,000	35.0%	35.0%	-	-	-	30.0%
C.D. Baer Pettit	850,000	20.0%	-	20.0%	30.0%	-	30.0%
Peter J. Zangari	500,000	-	-	-	35.0%	35.0%	30.0%
Laurent Seyer	850,000	17.5%	17.5%	35.0%	-	-	30.0%
Christopher F. Corrado	575,000	35.0%	35.0%	-	-	-	30.0%

The threshold, target, and maximum for each financial component making up the Annual Incentive Plan, as well as the actual results for 2015, are included in the table set forth below.

		Threshold		Target		Maximum		Actual
Metrics	Target $MM	% of Target	Payout (% of Opportunity)	% of Target	Payout (% of Opportunity)	% of Target	Payout (% of Opportunity)	% of Target	Payout (% of Opportunity)
Revenue	1,091.7	95%	50%	100%	100%	105%	150%	98.5%	84.7%
Operating Income	367.0	90%	50%	100%	100%	110%	150%	110.1%	150.0%
Total Net New	90.5	85%	50%	100%	100%	115%	150%	94.5%	81.6%
Contribution Margin	540.3	90%	50%	100%	100%	110%	150%	105.1%	125.3%
Total Analytics Net New	33.6	75%	50%	100%	100%	125%	150%	91.5%	83.1%

The functional/leadership component is weighted at 30% for all named executive officers. In assessing the functional/leadership component, the Committee took into account the performance of each NEO, as described below. See Annex E for definitions of Adjusted EBITDA, Aggregate Retention Rate, Run Rate and a reconciliation of Adjusted EBITDA to net income and other information regarding the use of non-GAAP financial measures.

Henry A. Fernandez, CEO

•	Grew operating revenues by 7.9%, from $996.7 million in 2014 to $1,075.0 million in 2015.

•	Achieved an increase in Run Rate of 8.2%, to $1,089.3 million, compared to December 31, 2014.

•	Improved income from continuing operations by 15.6% from full year 2014 to $230.0 million.

•	Returned approximately $760.0 million to our shareholders and reduced the outstanding share count by 10% in 2015.

•	Conducted a comprehensive internal review to identify and effectuate operational efficiency, delivered Adjusted EBITDA growth of 17.8% and increased full year Adjusted EBITDA margin from 41.0% to 44.8%.

•	Developed a comprehensive multi-year strategic and financial plan that was fully endorsed by the Board, which emphasized building out products, client penetration and generating more operational efficiency.

•	Established an appropriate capital structure and capital allocation policy that supports our multi-year strategic and financial plan.

•	Implemented a new performance management system called Success@MSCI, designed to drive employee engagement, goal alignment and enhance career development.

•	Designed and implemented an Integrated Talent Management system to ensure we have the right leadership to deliver MSCI strategy and a strong succession and talent pipeline of future leaders.

•	Merged the legacy risk management analytics and portfolio management analytics (“RMA/PMA”) product lines with a focus on solving client “use-cases,” which helped improve Adjusted EBITDA margin to 22.0% compared to 17.4% in the prior year.

Robert Qutub, CFO

•	Launched new segment and product reporting to enhance internal financial management and to provide more transparency externally on the performance of the Company.

•	Drove cost discipline throughout the organization that resulted in a meaningful improvement in 2015 results, which were achieved, in part, by the development of a new framework for financial reporting by activities (e.g., cost of revenues, selling and marketing, research and development, etc.) fostering greater transparency.

•	Developed a comprehensive, global tax strategy focused on aligning our tax profile with our global operational footprint, enabling us to deliver on our commitment to begin lowering our effective tax rate over a multi-year period and lower our 2015 effective tax rate to 34.2% from 35.5% in 2014.

•	Continued to execute the Company’s capital allocation strategy with a stock repurchase authorization of $1.0 billion and the completion of a second private offering of $800.0 million aggregate principal amount of 5.75% senior unsecured notes due 2025.

C.D. Baer Pettit, COO

•	Achieved a 10.9% increase in Index segment operating revenues to $559.0 million from $503.9 million for 2014.

•	Achieved year-over-year Index segment Run Rate growth of 11.8% to $569.9 million compared to December 31, 2014.

•	Launched 56 new Indexes and licensed indexes to be used as the basis of 138 ETFs in 2015.

•	Achieved a 32.9% increase in ESG revenues to $37.6 million for 2015.

•	Reorganized the Real Estate product line and leadership team for improved performance and profitability.

•	Assumed the role of COO and supported talent development initiatives by recommending the promotion of Diana Tidd as Head of Index.

Peter J. Zangari, Head of Analytics

•	Assumed leadership in February 2015 for the combined RMA/PMA product line currently referred to as Analytics. Developed and communicated a new strategy for Analytics as well as a new organization and governance structure which included a streamlined leadership team. Initiated an operating plan that relies heavily on greater cross-functional collaborations.

•	Improved Adjusted EBITDA margin for Analytics, which increased to 22.0% for 2015 compared to 17.4% in the prior year, driven by a strong focus on cost discipline.

•	Achieved a 4.7% increase in full year 2015 operating revenues of Analytics to $433.4 million and grew Run Rate by 4.5% to $436.7 million.

•	Worked with the Client Coverage organization to grow Analytics’ Aggregate Retention Rate to 93.0%.

•	Created and implemented a holistic product development program covering all Analytics products.

Laurent Seyer, Global Head of Client Coverage

•	Restructured the Client Coverage organization for greater effectiveness and efficiency, including merging RMA/PMA sales and integrating all client-facing teams under Regional Coverage Management.

•	Streamlined the Client Coverage organization through a strong focus on cost discipline and dramatically increased coverage efficiency ratio.

•	Designed a Client Coverage Incentive Plan to enhance pay for performance linkage for 2016 roll-out.

•	Developed and implemented new sales productivity and efficiency metrics and new reporting tools and processes.

•	Consolidated the Key Account Management program to strengthen strategic relationships with key clients with the aim of enhancing the overall client experience.

•	Established a Senior Account Management role to develop and expand relationships within MSCI’s largest and most strategic accounts, by providing integrated product solutions to meet clients’ evolving investment needs.

Actual cash incentives paid in respect of 2015 were based on performance against the financial and functional/leadership components, under the new formulaic Annual Incentive Plan as set forth in the table below. Given our strong financial performance, coupled with target payouts on the functional/leadership portion, executives generally received cash incentives that were roughly at or somewhat above their target values.

		2015 Financial Payout (70% weighting at target)		2015 Functional/Leadership Payout (30% weighting at target)		2015 Total Actual Cash Incentive (Total)
Name(1)	2015 Target Cash Incentive ($)	$	as % of Target	$	as % of Target	$	as % of Target
Henry A. Fernandez	1,198,125	984,353	117%	359,438	100%	1,343,791	112%
Robert Qutub	685,000	562,781	117%	205,500	100%	768,281	112%
C.D. Baer Pettit	850,000	602,384	101%	255,000	100%	857,384	101%
Peter Zangari	500,000	364,687	104%	150,000	100%	514,687	103%
Laurent Seyer	850,000	592,015	99%	255,000	100%	847,015	100%

(1)	Mr. Corrado resigned from his position with the Company effective November 10, 2015 and did not receive a cash incentive.

Annual Equity Grants

Equity-based awards are intended to align the incentives of our named executive officers with the long-term performance of the Company and to promote retention of key members of our management team. The equity grants made in January 2015, which are included in the “Summary Compensation” Table on page 52 of this Proxy Statement, were the last grants made under our prior Total Reward framework. As such, the equity grants awarded to each named executive officer represented a fixed percentage of Total Reward. Equity granted in 2015 represented 65% of the CEO’s Total Reward and 45% of the Total Reward of the other named executive officers. For all NEOs, equity bonuses were delivered in an equal split of 50% PSUs and 50% RSUs. With respect to the grant of equity awards made in 2015, the Committee modified the RSU vesting schedule for RSUs granted in that year only to help mitigate the impact on the executives’ annual equity award vesting and conversion in light of the Committee’s approval of three year cliff-vesting for PSUs (i.e., 100% vesting at the end of the three-year performance period instead of the two-year performance period used for the prior awards in which 50% vested in year two and 50% vested in year three). The RSUs granted as part of the annual equity-based awards in 2015 in respect of 2014 vest and convert to MSCI shares at a rate of 16.7%, 66.7% and 16.6% on the first, second and third anniversaries of the grant date, respectively.

Based on Company, business/functional unit and individual performance factors, the importance of the individual to the Company, historical compensation and the compensation of executive officers in our peer groups (used as a reference without benchmarking to a specified target), the Committee determined the annual variable compensation awarded for 2014 as shown in the table below.

The values in this table represent the Company’s 2014 prior Total Reward framework in respect of 2014. As such, the table includes 2014 base salaries, 2014 cash bonuses, and equity bonuses granted in January 2015 in respect of 2014 performance. The RSU and PSU values disclosed below and in the “Stock Awards” column of the “Summary Compensation” Table were granted in January 2015 and represent the last of the equity grants made under our prior Total Reward framework. As such, the value of the equity was determined as outlined above (i.e., represented 65% of the CEO’s Total Reward and 45% of the Total Reward of the other named executive officers for the 2014 performance year).

2014 Total Reward Detail

	2014 Base Salary(1)	2014 Actual Cash Bonus(2)	2014 Equity Bonus(3)	2014 Total Reward	Equity Bonus as % of Total Reward
Henry A. Fernandez	$950,000	$1,198,125	$3,989,350	$6,137,475	65%
Robert Qutub	$525,000	$685,000	$989,974	$2,199,974	45%
C.D. Baer Pettit	$552,824	$739,676	$1,057,398	$2,349,898	45%
Peter J. Zangari	$525,000	$272,500	$652,418	$1,449,918	45%
Laurent Seyer(4)	—	—	$499,896	—	—
Christopher F. Corrado	$425,000	$675,000	$899,966	$1,999,966	45%

(1)	Represents base salary rates paid during 2014. The salary paid to Mr. Pettit was converted to U.S. dollars using an exchange rate of £1 to $1.647526, the average of 2014 month-end exchange rates used for internal Total Reward calculations.
(2)	Represents cash bonuses paid in February 2015.
(3)	Represents the dollar value of RSU and PSU target awards granted on January 27, 2015 as the equity-based component of their 2014 annual variable compensation (and in respect of 2014). The number of RSUs and PSUs awarded was determined by dividing the dollar value of the award by $54.55, the closing price of the Company’s common stock as reported by the NYSE on January 26, 2015, rounded down to the nearest whole unit. Based on this approach, 36,566, 9,074, 9,692, 5,980, 4,582 and 8,249 RSUs were awarded to Messrs. Fernandez, Qutub, Pettit, Zangari, Seyer and Corrado, respectively. The RSUs vest at a rate of 16.7%, 66.7% and 16.6% on the first, second and third anniversaries of the grant date, respectively. Also, based on this approach, 36,566, 9,074, 9,692, 5,980, 4,582 and 8,249 PSUs were awarded to Messrs. Fernandez, Qutub, Pettit, Zangari, Seyer and Corrado, respectively. These amounts reflect the grant date target number of PSUs awarded to each NEO and may decrease to 0% of the awarded amount or increase to 192.5% of the awarded amount based on Company performance during the performance period. The PSUs time-vest 100% on the last day of the three-year performance period. See “—Elements of Executive Compensation—Variable Compensation—Annual Equity Grants” for additional information with respect to the vesting of the PSUs. This column does not include the PSUs described under “—Special One-Time PSU Award” below.
(4)	Mr. Seyer joined the Company in December 2014 and was not eligible to receive a cash bonus.

The following is a description of the PSUs granted in 2015 as reflected in the “2014 Total Reward Detail” table above, as well as the “Stock Awards” column of the “Summary Compensation” Table on page 52 of this Proxy Statement.

The number of PSUs granted in January 2015 in respect of 2014 performance that are earned will be determined in two steps. First, application of a matrix based on a combination of the Company’s three-year cumulative Revenue and three-year cumulative Adjusted EPS will establish the initial number of PSUs. Application of the matrix can result in an initial number of PSUs ranging from 0% to 175% of grant amounts, subject to a threshold payout level of 25% for performance of 85.01% of baseline for both metrics. No PSUs will be earned if performance for either performance metric is less than this established threshold. The PSUs also provide that the Committee may adjust the performance metrics, generally based on United States Generally Accepted Accounting Principles consistently applied, to take into account certain events, such as, among other things, the impact of acquisitions or dispositions.

Second, if application of the matrix results in an initial number of PSUs greater than zero, the number of PSUs will be subject to further adjustment based on the Company’s three-year Return on Invested Capital (“ROIC”). The ROIC performance metric will adjust the number of initial PSUs within a range of 90% to 110%. The final number of PSUs following any ROIC adjustment will range from 22.5% (assuming threshold performance) to a maximum of 192.5% of grant amounts.

The variation in potential payout of the PSUs is consistent with the Company’s policy of tying variable compensation to the Company’s financial performance. In formulating the performance baseline for the PSUs, the Committee balanced the consideration of the likelihood of achievement of these performance targets with the expected effectiveness of such targets in incentivizing our named executive officers’ performance. In addition, the Committee considered historical and budgeted revenue, Adjusted EPS and ROIC. We believe that performance resulting in payout at target is challenging but reasonably likely to be achieved if the Company’s performance is consistent with our business plan and that achievement of the maximum performance levels would require extraordinary efforts and results. Following completion of the three-year performance period, the Company will disclose the cumulative Revenue, Adjusted EPS and three-year ROIC targets that must be met for the named executive officers to earn 100% of the grant amounts. The adjusted PSUs are also subject to service conditions and will time-vest at 100% on the final day of the performance period. The following table sets forth the matrix that will be used to determine the initial number of PSUs following the end of the performance period.

3-Year Cumula tive Revenue	+15% Baseline	85%	100%	115%	130%	145%	160%	175%
	+10% Baseline	75%	90%	105%	120%	135%	150%	165%
	+5% Baseline	65%	80%	95%	110%	125%	140%	155%
	Baseline	55%	70%	85%	100%	115%	130%	145%
	-5% Baseline	45%	60%	75%	90%	105%	120%	135%
	-10% Baseline	35%	50%	65%	80%	95%	110%	125%
	-14.99% Baseline (Threshold)	25%	40%	55%	70%	85%	100%	115%
		-14.99% Baseline (Threshold)	-10% Baseline	-5% Baseline	Baseline	+5% Baseline	+10% Baseline	+15% Baseline

3-Year Cumulative Adjusted Earnings Per Share

The following table sets forth the ROIC performance metric that will be used to adjust the initial number of PSUs as determined by application of the above matrix.

Adjustment Percentage to be Applied to Initial Number of PSUs Earned

3-Year ROIC

Baseline -200 bps and below	Baseline -150 bps	Baseline -100 bps	Baseline -50 bps	Baseline	Baseline +50 bps	Baseline +100 bps	Baseline +150 bps	Baseline +200 bps and above
90.0%	92.5%	95.0%	97.5%	100.0%	102.5%	105.0%	107.5%	110.0%

Performance Stock Unit Payouts

The two-year performance period for PSUs awarded on January 28, 2014 concluded on December 31, 2015, and resulted in the following levels of achievement:

	Performance Period: 2014-2015
Performance Metric	Target	Achievement	% of Target
Revenue (millions)	$2,130.2	$2,114.8	99.3%
Net Income Per Share	$4.13	$4.46	108.0%

The combined PSU payout percentage for this award was 122.44% based on the above levels of Revenue and Net Income Per Share achievement. The number of PSUs was then subject to further adjustment based on the Company’s two-year ROIC performance. Higher EBIT (earnings before interest and taxes) in 2015 resulted in an ROIC multiplier of 107.4%. As such, including the ROIC multiplier, the 2014 PSU award payout percentage for the named executive officers is 131.56% of target.

The target numbers and the actual numbers of PSUs for the named executive officers with respect to this performance period are set forth below. For each named executive officer, 50% of the final adjusted PSUs became time-vested and were delivered following the completion of the two-year performance period and 50% will remain subject to satisfaction of time-vesting requirements for one year following the completion of the performance period. The PSU payout percentage reflects adjustments for the sale of Institutional Shareholder Services Inc. (“ISS”), the acquisition of Insignis, and the sale of an equity investment. ISS actual results were included through the sale date and the annual targets were adjusted to remove the planned financial results of ISS subsequent to the sale date. GMI Ratings’ actual results were included from the acquisition date through December 31, 2014 and the target was adjusted to include the planned financial results of GMI Ratings.

PSUs Awarded January 28, 2014

Name	Target No. of PSUs	Actual No. of PSUs
Henry A. Fernandez	44,923	59,100
Robert Qutub	11,457	15,072
C.D. Baer Pettit	10,871	14,301
Peter J. Zangari	6,714	8,832
Laurent Seyer	-	-
Christopher F. Corrado(1)	7,342	-

(1)	Mr. Corrado forfeited the above PSUs as well as all unvested equity upon his resignation on November 10, 2015.

Special One-Time PSU Award

In order to promote retention of key executive officers and further strengthen the link between executive compensation and shareholder value creation, the Committee awarded special one-time PSU awards on January 27, 2015 (the “Special PSU Awards”) to Messrs. Pettit, Zangari and Corrado, with a target number of shares underlying such awards of 36,663, 27,497 and 27,497, respectively.

The Special PSU Awards will vest in equal tranches of 33.3% on December 31 of each of 2017, 2018 and 2019, subject generally to the executive’s continued employment with the Company and the level of achievement of the applicable ROIC goal. Each tranche of the Special PSU Awards reflects the right to receive between 90% and 110% of the shares underlying such tranche based on the average ROIC goal for the years as set forth below.

Award Tranche	Fiscal Years	ROIC Goal
First Tranche	2015 – 2017	3-year Average
Second Tranche	2015 – 2018	4-year Average
Third Tranche	2015 – 2019	5-year Average

In the event of a termination of the executive’s employment by the Company without “cause” or due to his death or “disability” (as such terms are defined in the form of Special PSU Award agreement), the Special PSU Award will vest, and the underlying shares will be distributed in accordance with the vesting schedule described above in an amount based on the level of achievement of the applicable ROIC goal through the applicable vesting date. The Special PSU Award will be forfeited if the executive voluntarily resigns his employment for any reason. In connection with his resignation in November 2015, the Special PSU Award granted to Mr. Corrado was forfeited.

2016 Long-Term Equity Incentive Compensation Program

In order to continue to promote the alignment of executive compensation and long-term shareholder value creation, the Committee adopted a new approach to its long-term equity incentive compensation program for 2016. The Committee believes that MSCI’s executive compensation program should reinforce a performance culture that is in close alignment with the interests of its shareholders by incorporating the achievement of both financial metrics and share-based performance targets into variable compensation. The change to the long-term equity incentive program, along with the move made to a more formulaic Annual Incentive Plan in July 2015, completes the shift from a Total Reward framework to a Target-Based Incentive Structure.

As previously discussed, the Company has historically granted PSUs that vested based on the achievement of certain financial performance measures (e.g., revenue growth, EPS and ROIC). Commencing with the Company’s grant of equity compensation in 2016, the Company’s approach to long-term equity incentive compensation has shifted from multi-year financial performance-based awards to multi-year TSR-based awards, which the Committee believes more closely aligns the Executive Committee’s interests with those of the Company’s shareholders. Under this new long-term equity incentive compensation program, the Committee also modified the mix of PSUs and RSUs by increasing the weighting on the PSUs for each executive. Mr. Fernandez will receive 100% of his equity incentive grant in the form of PSUs. The operational members of the Company’s Executive Committee, including Messrs. Pettit, Zangari and Seyer, will each receive his or her equity incentive grant 80% in the form of PSUs and 20% in the form of time-based vesting RSUs. The staff members of the Company’s Executive Committee will each receive his or her equity incentive grant 60% in the form of PSUs and 40% in the form of time-based vesting RSUs. In prior years, all Executive Committee members received their equity incentive grants 50% in the form of PSUs and 50% in the form of RSUs. The target equity mix, for 2015 and 2016, is set forth for each category of Executive Committee members in the table below:

Changes in Target Equity Mix: Grants made in 2015 vs. 2016

As previously discussed, the changes in the Long-Term Incentive Program complete our transition to a Target-Based Incentive Structure. The 2016 executive compensation program is structured as follows:

On February 8, 2016, the Committee approved the grant of multi-year PSUs (the “Multi-Year PSUs”) under this new long-term equity incentive compensation program to the members of the Company’s Executive Committee, including each of the named executive officers. The Multi-Year PSUs are intended to cover three years of the PSU component of equity compensation, and, as such, the Executive Committee members will not receive grants of PSUs in 2017 or 2018. More specifically, since the Multi-Year PSUs are intended to cover three years of the PSU component of equity compensation and Mr. Fernandez received 100% of his equity compensation in the form of PSUs, he will not receive grants of RSUs or PSUs in 2017 or 2018. The remaining named executive officers will not receive grants of PSUs in 2017 or 2018. The Committee believes that the grant of the Multi-Year PSUs to the Executive Committee members will provide greater incentives for the execution of the Company’s three-year strategic plan and the creation of additional value enhancing corporate development initiatives. Those Executive Committee members who receive RSUs as a component of their equity compensation will continue to be granted RSUs annually.

The Multi-Year PSUs will cliff-vest on February 8, 2019, subject generally to the executive’s continued employment with the Company and the Company’s level of achievement of the applicable absolute TSR compound annual growth rate (“TSR CAGR”) or relative TSR CAGR (“Relative TSR CAGR”) performance metrics measured over a minimum three-year performance period, as defined in the applicable award agreements. Achievement of the Relative TSR CAGR performance metric is determined based on the percentile ranking of the Company’s TSR CAGR relative to other companies that were constituents of the MSCI USA MIDCAP Index as of February 9, 2016 (the “Midcap Index”). The initial three-year performance period may be extended for an additional period of six months only in the event that both the TSR CAGR and Relative TSR CAGR performance metrics achieved by the Company are below the specified threshold performance levels.

In determining the target value of the Multi-Year PSUs, the Committee took into consideration executive officer performance and potential future contributions, peer group analyses, and the increased risk profile of the compensation program in relation to the executive officer (i.e., the greater portion of annual equity compensation delivered in the form of PSUs, relative to prior years), including the relatively high percentage of the PSU component of his or her long-term equity incentive compensation. Based on these considerations, the Committee determined the appropriate annual target value of the long-term incentive grants and then multiplied the annual PSU target value by three in order to cover three years of grants and recognize that the executives will not receive any PSU grants in 2017 or 2018.

Considerations:		ð	Based on these considerations, the Committee determined the appropriate annual target value of the long-term incentive grants	ð	To determine the total
• • •	Executive officer performance and potential future contributions Peer group analyses Increased risk profile of the compensation program				multi-year target value of the PSUs, the Committee multiplied the annual PSU target value by three (in order to cover three years of grants and recognize that the executives will not receive any PSUs in 2017 or 2018)

The target number of shares underlying such awards was determined by reference to the fair value of a PSU as of February 10, 2016, as calculated by a third party valuation company. The fair value of a PSU was determined using a Monte Carlo simulation model that creates a normal distribution of future stock prices, which is then used to value the awards based on their individual terms. Each Multi-Year PSU reflects the right to receive between 0% and 300% of the target number of Shares based on achievement of the TSR CAGR and Relative TSR CAGR performance metrics.

The target equity value for each named executive officer is included below. This table is supplementary and is intended to illustrate how the Committee views the awards. On the left, the target fair value of the PSUs has been included on an annualized basis, taking into account the fact that no named executive officers will receive PSUs in 2017 or 2018 – i.e., the PSUs have been divided by three to recognize that the awards are intended to cover three-years of PSUs. On the right, the full multi-year target fair value of the PSUs has been included.

In $000s, unless otherwise noted	Annualized Basis					Grant Date Fair Value
	Value			Equity Mix		Value			Equity Mix
Name	RSUs	PSUs	Total	RSUs	PSUs	RSUs	PSUs	Total	RSUs	PSUs
Henry A. Fernandez	$0	$5,900	$5,900	0%	100%	$0	$17,700	$17,700	0%	100%
C.D. Baer Pettit	$400	$1,600	$2,000	20%	80%	$400	$4,800	$5,200	8%	92%
Peter Zangari	$220	$880	$1,100	20%	80%	$220	$2,640	$2,860	8%	92%
Laurent Seyer	$265	$1,060	$1,325	20%	80%	$265	$3,180	$3,445	8%	92%

The table below sets forth the TSR CAGR adjustment percentage. There will be extrapolation and interpolation (rounded to two decimal places) to derive a TSR CAGR adjustment percentage that is not expressly set forth in the table below, and any resulting fractional shares will be rounded down to the nearest whole share.

TSR CAGR (%)	Adjustment Percentage (%)
30.00 (maximum)	300
20.00	200
10.00 (target)	100
8.67	50
8.00 (threshold)	25
< 8.00	0

Relative TSR CAGR performance is assessed when performance of TSR CAGR is achieved below 8.67% (i.e., where Relative TSR CAGR performance would result in an adjustment percentage of less than 50%). If TSR CAGR is achieved below 8% and Relative TSR CAGR is below the 60th percentile of the Midcap Index, the PSUs will vest at 0%. The Relative TSR CAGR adjustment percentage is as follows:

Relative TSR CAGR (%)	Adjustment Percentage (%)
60th percentile	50
< 60th percentile	0

With respect to the Multi-Year PSUs granted to Messrs. Fernandez and Seyer, in order to ensure maximum deductibility of the awards for federal income tax purposes under §162(m), a portion of their awards will be subject to the approval by the Company’s shareholders of the MSCI Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”)—a new equity incentive compensation plan that we are proposing for shareholder approval at this year’s annual meeting of shareholders. Approximately 60% and 15% of the value of Mr. Fernandez’s and Mr. Seyer’s Multi-Year PSU award, respectively, are contingent, subject to shareholder approval of the Omnibus Plan. In the event the Company’s shareholders do not approve the Omnibus Plan, the portion of the awards subject to approval of the Omnibus Plan will be cancelled. For more information on the Omnibus Plan, see “Proposal No. 3 – Approval of Omnibus Plan” starting on page 62 below.

In order to ensure that all Executive Committee members are economically aligned, the Committee approved using the fair value (as of February 10, 2016) of a PSU granted on February 10, 2016 to determine the number of PSUs to be awarded to Messrs. Fernandez and Seyer on April 28, 2016, if our shareholders approve the Omnibus Plan.

Name	PSU Grant Date Fair Value	Shares Under 2007 Equity Incentive Compensation Plan	Shares Under Omnibus Plan(1)	Total Shares
Henry A. Fernandez	$17,700,000	115,242	174,969	290,211
Laurent Seyer	$3,180,000	43,484	8,655	52,139

(1)	Awards subject to shareholder approval of the Omnibus Plan. The fair value of the award for accounting purposes may differ from the grant date fair value noted above.

The Multi-Year PSU awards contain current and post-employment restrictive covenants, including restrictions against competition, the solicitation of clients, vendors and employees of the Company and the use or disclosure of confidential information. In addition, the Multi-Year PSU awards granted to executive officers are subject to the Company’s Compensation Clawback Policy, which provides that the Committee may recoup incentive-based compensation if it determines that certain financial results or operating metrics were achieved as a result of willful misconduct, intentional fraudulent or illegal conduct, or with that executive officer’s knowledge of such conduct by another person. Executive Committee members are also subject to the

Company’s stock ownership guidelines, as further described below. Additionally, Executive Committee members are subject to share retention requirements for the Multi-Year PSUs, under which participants are required to hold 50% of the net shares received for a one-year period after vesting.

The grant date fair value of these awards will be included in our “Summary Compensation” Table and “Grants of Plan Based Awards” Table for 2016. SEC disclosure rules require that we report, in the year of grant, the total accounting value of equity grants on the grant date rather than over the life of the award. The grant date fair value of these awards was measured in accordance with Accounting Standards Codification Subtopic 718-10 and was determined using a Monte Carlo simulation in a risk neutral framework that creates a normal distribution of future stock prices, which is then used to value the awards based on their individual terms. Disclosure rules require that we report the total value of equity grants on the grant date rather than over the life of the award, so the tables next year will include the full accounting value of the awards.

Additional 2015 Total Reward Detail

In order to provide our shareholders with another means by which to compare our named executive officer’s year-over-year compensation, we have included the supplementary table below which reflects a hypothetical 2015 Total Reward for our named executive officers had we continued to use that framework (based on bonuses and equity granted in February 2016). Specifically, the table below includes 2015 base salary and 2015 actual cash bonuses and equity grants awarded in February 2016 (which, under our prior Total Reward framework, would have been reflective of service rendered in 2015). The PSUs have been included on an annualized basis to reflect that the Multi-Year PSUs granted to our named executive officers in February 2016 represent three years of PSU grants and that no named executive officers will receive PSUs in 2017 or 2018 – i.e., the total grant date fair value of the PSUs has been divided by three to recognize that the awards are intended to cover three-years of PSUs (with one-third allocated to each of 2016, 2017 and 2018). For details on each of our named executive officer’s 2014 Total Reward, see the table titled “2014 Total Reward Detail” on page 40 of this Proxy Statement.

				Grant Date Fair Value(3)
Name(1)	2014 Total Reward(2)	2015 Base Salary	2015 Actual Cash Bonus	RSUs	PSUs	Total Equity Value	Annualized Equity Value	2015 Annualized Total Compensation
Henry A. Fernandez	$6,137,475	$950,000	$1,343,791	—	$17,700,000	$17,700,000	$5,900,000	$8,193,791
C.D. Baer Pettit	$2,349,898	$512,799	$857,384	$400,000	$4,800,000	$5,200,000	$2,000,000	$3,370,183
Peter J. Zangari	$1,449,918	$525,000	$514,687	$220,000	$2,640,000	$2,860,000	$1,100,000	$2,139,687
Laurent Seyer	—	$543,059	$847,015	$265,000	$3,180,000	$3,445,000	$1,325,000	$2,715,074

(1)	Table excludes Mr. Qutub who is retiring from MSCI in 2016 and Mr. Corrado who resigned from MSCI in November 2015.
(2)	This column is being provided for comparative purposes only. See the table titled “2014 Total Reward Detail” on page 40 of this Proxy Statement for additional information on the components of the 2014 Total Reward.
(3)	Grant date fair value based on February 10, 2016 valuation of all PSUs approved by the Compensation Committee.

Benefits

The Company provides health, welfare and other benefits to remain competitive in hiring and retaining its employees. Our named executive officers are eligible to participate in these benefit plans on the same terms and conditions as all other employees.

In the United States and the United Kingdom, the Company has established defined contribution plans for all eligible employees. Contributions by the Company to these defined contribution plans for our named executive officers for the applicable period are disclosed in the “All Other Compensation” column in the “Summary Compensation” Table below.

No Employment Agreements or Perquisites

The named executive officers are employed “at will.” Based on the Company’s philosophy that its executive compensation program should be straightforward and directly linked to performance, the compensation program for the named executive officers does not include any of the following pay practices:

•	Employment agreements;
•	Perquisites;
•	Tax gross-ups; or
•	Supplemental executive retirement benefits.

In the event of a termination of employment, the only benefits required to be provided to the named executive officers are those set forth in the agreements governing outstanding equity awards. In the event of a change in control of the Company, select executives, including all of our named executive officers, would be entitled to benefits under the MSCI Inc. Change in Control Severance Plan (the “CIC Plan”), which was adopted by the Board of Directors in May 2015. The CIC Plan covers participants identified on a schedule attached to the CIC Plan (subject to any additions to or removals from the participant list by the Committee), including the Company’s CEO, CFO and the Company’s other named executive officers. In the event of a “Qualifying Termination” (as defined in the CIC Plan), participants will receive the severance payments and benefits specified in the CIC Plan. Severance payments and benefits under the CIC Plan are subject to a “double-trigger” as both a change in control and a termination of the participant’s employment by the Company without “Cause” or by the participant for “Good Reason” (as such terms are defined in the CIC Plan) are required in order for the participant to qualify for payments and benefits. The CIC Plan does not include any golden parachute excise tax gross-up provisions. Any severance payments and benefits under the CIC Plan are subject to execution of an agreement by the CIC Plan participant releasing claims against the Company. Participants are also obligated to comply with confidentiality, non-solicitation and non-disparagement covenants under their release agreement.

Information on post-termination and change in control payments to our named executive officers as of December 31, 2015 is provided in the section titled “Potential Payments upon Termination or Change in Control,” on page 57 of this Proxy Statement.

Effective November 10, 2015, Mr. Corrado resigned as CIO of the Company. See page 58 of this Proxy Statement for additional detail.

In connection with Mr. Qutub’s planned departure from the Company, the Company and Mr. Qutub entered into a Transition and Release Agreement. See page 58 of this Proxy Statement for additional detail.

Peer Groups

To ensure competitiveness of compensation structures and pay levels for our named executive officers, the Committee conducts an annual review of peer company compensation data. Prior to beginning this review, the Committee examines the composition of such peers to make certain that the selected companies continue to be relevant as evaluated according to the following screening criteria:

•	Scale, to reflect similar complexity;
•	Geographic footprint, to reflect business structure and international complexity;
•	Ownership structure, to reflect similarity of responsibilities and availability of data;
•	Competitors for talent;
•	“Opportunity cost” comparators with respect to talent and careers; and
•	Similar business model.

The 2015 peer group used to assist in compensation decisions included the following 11 companies:

• Dun & Bradstreet Corp.	• Moody’s Corp.
• Equifax Inc.	• Morningstar, Inc.
• FactSet Research Systems Inc.	• SEI Investments Company
• Fair Isaac Corporation	• SS&C Technologies Holdings, Inc.
• Gartner, Inc.	• Verisk Analytics, Inc.
• IHS Inc.

The compensation analysis prepared using this peer group considered base salary, total cash compensation and total direct compensation, which includes annual cash incentives and equity-based compensation. The analysis served as a reference for pay levels and practices, without benchmarking to a specified target.

Stock Ownership Guidelines

In order to further align the interests of our senior leaders with the long-term interests of shareholders, we have adopted stock ownership guidelines for the members of the Company’s Executive Committee (comprised of 10 senior managers on December 31, 2015, including all of our NEOs). The CEO is expected to hold stock with a value equal to six times his annual base salary. Other Executive Committee members who (a) are executive officers or (b) are not executive officers are expected to hold stock with a value equal to three times and two times their annual base salaries, respectively.

All covered employees should meet the applicable ownership guidelines by December 31, 2017 or within five years of the date they become a covered employee, whichever is later. Until the expected ownership levels are achieved, covered employees are required to hold stock with a value equal to at least 50% of the estimated after-tax net proceeds of the aggregate vested equity-based awards they own at the time they become a covered employee and receive while a covered employee. For the purpose of calculating satisfaction of these stock ownership guidelines and requirements, shares held directly or indirectly, and the estimated after-tax value of vested in the money stock options (after exercise cost), unvested RSUs and unvested PSUs (at the award minimum) are considered.

As of the date of this Proxy Statement, all of our Executive Committee members are in compliance with the Company’s Stock Ownership Guidelines.

Clawback Policy

To the extent permitted by law, if the Committee determines that all or part of any cash or equity-based incentive compensation was awarded to an executive officer of the Company based on financial results or operating metrics that were achieved as a result of such officer’s willful misconduct, intentional fraudulent or illegal conduct, or with that officer’s knowledge of such conduct by another person, then the Committee may recover from the officer such compensation as it deems appropriate under the circumstances. This policy applies to all current and former executive officers who received incentive compensation applicable to 2012 and thereafter. When the final clawback requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act are released, we will review our policy and modify it if necessary to ensure compliance.

Anti-Hedging and Pledging Policy

We prohibit all employees, including all NEOs, from pledging the Company’s common stock or engaging in short sales, purchases or sales of puts or calls and trading on a short-term basis in the Company’s common stock.

Tax Considerations

§162(m) of the IRC and the supporting regulations generally limit tax deductibility of compensation in excess of $1 million paid to a named executive officer, other than the CFO, during any taxable year. However, this limitation does not apply to qualified performance-based compensation (as defined in §162(m) of the IRC). For all of our named executive officers, annual cash bonus and annual equity bonus at maximum performance achievement is generally determined under the terms of a performance-based plan implemented under §162(m) of the IRC and approved by our shareholders. This plan provides that each §162(m) participant will be eligible under the plan to earn an annual variable compensation award for each year up to a maximum amount equal to the following percentages of Adjusted EBITDA (as defined in the plan) for that year:

•	5% for the CEO,
•	4% for the second highest compensated § 162(m) participant, and
•	2% for each of the other §162(m) participants.

The Committee is comprised of “outside directors” as defined under §162(m) of the IRC. In determining the annual variable compensation amounts payable under the plan, the Committee may pay a §162(m) participant up to but not in excess of the maximum amounts described above, taking into account factors that they may deem relevant to the assessment of individual or corporate performance for the year. The Committee reviewed and approved 2015 annual variable compensation awards. As part of its approval of 2015 incentive compensation for our named executive officers, the Committee reviewed the maximum amount yielded by the application of the shareholder-approved performance formula described above, and certified that the Company’s financial results for 2015 satisfied the performance criteria of §162(m) of the IRC.

Maintaining tax deductibility is only one consideration in the design of the compensation program for our senior executives. The Committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The Committee may, from time to time, conclude that certain compensation arrangements are in the best interest of the Company and its shareholders and consistent with its compensation philosophy and strategy despite the fact that the arrangements might not qualify for tax deductibility. Shareholder approval of the Omnibus Plan (see Proposal No. 3 – Approval of Omnibus Plan) will offer us another means by which to provide qualified performance-based compensation under §162(m) of the IRC.

2015 Say-on-Pay Vote Results

In connection with our 2015 annual meeting of shareholders, the proposal to approve the executive compensation of the Company’s named executive officers for 2014 received 97,801,713 votes, or 94.4% of votes cast. The Committee viewed this result as supportive of the Company’s 2014 compensation program. Although this vote was advisory (and therefore not binding on the Company or the Board), the Committee carefully reviewed these results and considered them in evaluating the Company’s compensation practices and in determining compensation amounts for 2015.

Compensation Risk Assessment

The Committee believes that the design, implementation and governance of our executive compensation program are consistent with high standards of risk management. Our executive compensation program reflects an appropriate mix of compensation elements, balancing current and long-term performance objectives, cash and equity compensation, and risks and rewards.

•	The compensation framework used for making compensation decisions is multi-faceted as it incorporates multiple metrics over varying time periods and is subject to the application of informed judgment by the Committee.

•	To further ensure that the interests of our named executive officers are aligned with those of our shareholders, a significant portion of executive officer long-term incentive compensation is awarded as equity subject to vesting requirements. The RSUs are paid out over three years, and the PSUs granted in respect of 2015 are subject to adjustment based on future, multi-year Company performance and paid out at the end of a three-year performance period.
•	Executive Committee members are required to meet the applicable stock ownership guidelines described under “—Stock Ownership Guidelines” above.
•	Incentive compensation is subject to the Clawback Policy described under “—Clawback Policy” above.

Based on these features, we believe our executive compensation program effectively (i) ensures that our compensation opportunities do not encourage excessive risk taking, (ii) keeps our named executive officers focused on the creation of long-term, sustainable value for our shareholders and (iii) provides competitive and appropriate levels of compensation over time.

The Committee has reviewed our compensation policies as generally applicable to all of our employees and believes that our policies do not encourage excessive or unnecessary risk-taking and that any level of risk they do encourage is not reasonably likely to have a material adverse effect on the Company. Semler Brossy assisted the Committee with its review of our compensation program and overall risk assessment.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of MSCI Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on this review and these discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission.

Respectfully submitted,

Benjamin F. duPont (Chair)

Wendy E. Lane

Linda H. Riefler

Patrick Tierney

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation paid or awarded by MSCI to the Company’s named executive officers during 2015, 2014, and 2013.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation ($)(5)(6)(7)(8)	Total ($)

Henry A. Fernandez	2015	950,000	—	3,989,350	1,343,791	146,787	6,429,928
Chairman, Chief Executive	2014	950,000	1,198,125	3,793,298	—	58,499	5,999,922
Officer and President	2013	900,000	1,142,565	3,626,940	—	19,800	5,689,305

Robert Qutub	2015	525,000	990,000	989,974	768,281	57,556	3,330,811
Chief Financial Officer	2014	525,000	685,000	967,430	—	28,472	2,205,902
	2013	500,000	682,500	944,940	—	19,800	2,147,240

C.D. Baer Pettit	2015	512,799	—	3,057,365	857,384	82,209	4,509,757
Chief Operating Officer	2014	552,824	739,676	917,948	—	65,001	2,275,449
	2013	504,812	617,547	877,444	—	50,537	2,050,340

Peter J. Zangari	2015	525,000	—	2,152,379	514,687	40,803	3,232,869
Head of Analytics

Laurent Seyer	2015	543,059	—	499,896	847,015	58,076	1,948,046
Global Head of Client Coverage

Christopher F. Corrado(9)	2015	451,635	—	2,399,927	—	34,244	2,885,806
Chief Information Officer	2014	425,000	675,000	619,958	—	16,441	1,736,399

(1)	Base salaries for Messrs. Pettit and Seyer were paid in British pounds sterling and converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.528245, $1.647526 and $1.5657174 for 2015, 2014 and 2013, respectively. Mr. Pettit’s 2015 base salary rate was £335,548. Mr. Seyer’s 2015 base salary rate was £355,348.

(2)	Annual cash bonus amounts were paid in February 2015 for service with respect to 2014 and in February 2014 for service with respect to 2013. For Mr. Qutub, the Committee approved a cash payment in lieu of a 2016 equity award in light of his pending retirement.

(3)	Represents the grant date fair value of awards granted during each fiscal year, as computed in accordance with FASB ASC Topic 718, and do not reflect whether the named executive officers will actually receive a financial benefit from the award. The awards reported in this column were granted in January 2015 in respect of 2014 and do not reflect the changes to the equity compensation program implemented for the 2016 equity incentive awards. For more information on the changes made to our equity compensation program, see “Compensation Discussion and Analysis—Variable Compensation—2016 Long-Term Incentive Compensation Program” above.

Grant Date Fair Value of Stock Units Granted During 2015 for Performance in 2014 ($)

Name	RSUs	PSUs	Total

Henry A. Fernandez	1,994,675	1,994,675	3,989,350
Robert Qutub	494,987	494,987	989,974
C.D. Baer Pettit	528,699	2,528,666	3,057,365
Peter J. Zangari	326,209	1,826,170	2,152,379
Laurent Seyer	249,948	249,948	499,896
Christopher F. Corrado(9)	449,983	1,949,944	2,399,927

The grant date value of the PSUs including the Special PSU award in 2015 to Messrs. Pettit, Zangari and Corrado, assuming the highest level of performance conditions will be achieved (192.5% of grant amount for PSUs and 110% for Special PSUs), is $3,839,720 for Mr. Fernandez, $952,825 for Mr. Qutub, $3,217,686 for Mr. Pettit, $2,277,790 for Mr. Zangari, $481,131 for Mr. Seyer and $2,516,064 for Mr. Corrado. Information regarding the assumptions used to value these awards is set forth in notes 1 and 10 to the consolidated financial statements included in the Company’s 2015 Annual Report on Form 10-K.

(4)	Represents the cash incentive paid under the 2015 Annual Incentive Plan, paid in February 2016 for service with respect to 2015.

(5)	The Company does not offer defined benefit pension plans or a nonqualified deferred compensation plan to named executive officers.

(6)	The All Other Compensation column includes Company matching contributions to the MSCI Inc. 401(k) Retirement Savings Plan of $22,290 for Messrs. Fernandez, Qutub and Corrado and $23,733 for Mr. Zangari for 2015. Company contributions to the MSCI Barra Group (UK) Personal Pension Plan for Mr. Pettit totaled £33,555 ($51,280) and £33,535 ($54,306) for Mr. Seyer. The amount of British pounds sterling was converted to U.S. dollars using the fiscal year average of daily spot rates of £1 to $1.528245, $1.647526 and $1.5657174 for 2015, 2014 and 2013, respectively.

(7)	In connection with the Company’s payment of its quarterly cash dividend, the All Other Compensation column includes for 2015 a dividend equivalent payment for outstanding RSUs and PSUs of $124,473 for Mr. Fernandez, $35,239 for Mr. Qutub, $30,793 for Mr. Pettit, $16,949 for Mr. Zangari, $3,666 for Mr. Seyer and $11,881 for Mr. Corrado.

(8)	The All Other Compensation column includes a cash remnant payment due to rounding down the number of shares awarded of $24.40 for Mr. Fernandez, $26.60 for Mr. Qutub, $136.15 for Mr. Pettit, $120.65 for Mr. Zangari, $103.80 for Mr. Seyer and $72.75 for Mr. Corrado.

(9)	Mr. Corrado resigned from his position with the Company effective November 10, 2015.

Grants of Plan-Based Awards

The following table sets forth information regarding awards granted to our named executive officers during 2015.

			Compensation Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Type of Award	Grant Date		Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Henry A. Fernandez	AIP		2/8/2016	–	1,198,125	1,797,188
	RSU	1/27/2015	1/20/2015							36,566	1,994,675
	PSU(2)	1/27/2015	1/20/2015				–	36,566	70,389		1,994,675

Robert Qutub	AIP		2/8/2016	–	685,000	1,027,500
	RSU	1/27/2015	1/20/2015							9,074	494,987
	PSU(2)	1/27/2015	1/20/2015				–	9,074	17,467		494,987

C.D. Baer Pettit	AIP		2/8/2016	–	850,000	1,275,000
	RSU	1/27/2015	1/20/2015							9,692	528,699
	PSU(2)	1/27/2015	1/20/2015				–	9,692	18,657		528,699
	PSU(3)	1/27/2015	1/20/2015				32,994	36,663	40,329		1,999,967

Peter J. Zangari	AIP		2/8/2016	–	500,000	750,000
	RSU	1/27/2015	1/20/2015							5,980	326,209
	PSU(2)	1/27/2015	1/20/2015				–	5,980	11,511		326,209
	PSU(3)	1/27/2015	1/20/2015				24,746	27,497	30,245		1,499,961

Laurent Seyer	AIP		2/8/2016	–	850,000	1,275,000
	RSU	1/27/2015	1/20/2015							4,582	249,948
	PSU(2)	1/27/2015	1/20/2015				–	4,582	8,820		249,948

Christopher F. Corrado(6)	AIP		2/8/2016	–	575,000	862,500
	RSU	1/27/2015	1/20/2015							8,249	449,983
	PSU(2)	1/27/2015	1/20/2015				–	8,249	15,879		449,983
	PSU(3)	1/27/2015	1/20/2015				24,746	27,497	30,245		1,499,961

(1)	Represents the target and maximum payouts with respect to the 2015 Annual Incentive Plan. There are no threshold or minimum payouts under the 2015 Annual Incentive Plan. For additional information regarding the 2015 Annual Incentive Plan, see “Compensation Discussion and Analysis–Variable Compensation–Annual Incentive Plan” above.

(2)	Represents PSUs granted during 2015 for services rendered during 2014. The actual number of PSUs that will be earned is based on Company performance during 2015, 2016 and 2017, and may be adjusted down to 0% or up to 192.5% of the target amount. The PSUs are subject to time-vesting of 100% on December 31, 2017.

(3)	Messrs. Pettit, Zangari and Corrado were each granted a one-time special PSU award on January 27, 2015 to strengthen the link between executive compensation and shareholder value creation. The Special PSU Awards will vest in equal tranches of 33.3% on December 31 of each of 2017, 2018 and 2019, subject generally to the executive’s continued employment with the Company and the level of achievement of the applicable ROIC goal. Each tranche of the Special PSU Awards reflects the right to receive between 90% and 110% of the shares underlying such tranche based on the average ROIC goal for the years 2015-2017, 2015-2018 and 2015-2019.

(4)	Represents time-vesting RSUs granted during 2015 for services rendered during 2014. The RSUs vest in three annual installments of 16.7%, 66.7% and 16.6% beginning on the one year anniversary of the grant date.

(5)	Represents the grant date fair value of stock awards as computed in accordance with FASB ASC Subtopic 718-10. The grant date fair value for these stock awards was based on the closing price of MSCI’s common shares on the trading day preceding the grant date or service inception date, as the case may be. For PSUs, the grant date fair value is based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Subtopic 718-10. For the values of these PSUs, assuming attainment of the maximum level of the performance conditions, see footnote 3 to the “Summary Compensation” Table above.

(6)	Mr. Corrado resigned from his position with the Company effective November 10, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable stock options and outstanding RSUs and PSUs held by each of our named executive officers on December 31, 2015, which units remain subject to forfeiture and cancellation provisions.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)	Option Expiration Date (mm/dd/yyyy)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Henry A. Fernandez		49,774	36.70	12/14/2020	113,831	8,210,630	70,389	5,077,159
Robert Qutub					28,876	2,082,826	17,467	1,259,895
C.D. Baer Pettit	67,027		18.00	11/14/2017	28,387	2,047,554	58,986	4,254,660
Peter J. Zangari					16,488	1,189,279	41,756	3,011,860
Laurent Seyer					4,582	330,500	8,820	636,187
Christopher F. Corrado(6)	41,710		40.23	9/30/2023	–	–	–	–

(1)	Mr. Corrado resigned from his position with the Company effective November 10, 2015. He exercised his exercisable stock options in January 2016. He forfeited all stock options that had not vested by their terms as of November 10, 2015, as a result of his resignation. The vesting terms applicable to Mr. Corrado’s stock options had he not forfeited such stock options are displayed in the following table.

	Number of Stock Options Vesting by Date
Name	09/30/16	09/30/17	09/30/18	Total Unvested

Christopher F. Corrado	20,854	20,854	20,854	62,562

(2)

The 49,774 unexercisable stock options held by Mr. Fernandez at an exercise price of $36.70 represent special price-vested stock options consisting of four tranches that vest and become exercisable based on both time- and price-vesting conditions are satisfied. These options have become vested and exercisable in 2016. These options were part of a grant of price-vested options granted on December 14, 2010. Before and within 2015, 158,401 special price-vested stock options satisfied the time-vesting condition and price-vesting conditions and have been exercised through a net settled transaction. As of December 31, 2015, another 49,774 options satisfied the time-vesting condition, but had not yet satisfied the price-vesting requirement, (although it was subsequently satisfied on January 12, 2016). The price-vesting hurdles were established at $5.00, $10.00, $15.00 and $20.00 above the $36.70 exercise price for each of the four respective tranches.

(3)	Represents outstanding RSUs and PSUs for which performance conditions have been met, held on December 31, 2015, that remain subject to forfeiture and cancellation provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez and Pettit. Equity awards granted to employees eligible for Full Career Retirement vest on the date Full Career eligibility is attained. Messrs. Fernandez and Pettit became eligible for Full Career Retirement by satisfying one of the following conditions: age 50 with 12 years as a Managing Director, at age 50 with 15 years as an officer, at least age 55 with 5 years of service (the sum of age plus years of service must equal or exceed 65) or 20 years of service. The number of RSUs and PSUs for which performance conditions have been met included in this table vest on the following dates for each named executive officer:

	Number of RSUs and PSUs Vesting by Vest Date
Name	1/27/16	1/28/16	1/29/16	12/31/16	1/27/17	1/28/17	1/27/18

Henry A. Fernandez	6,107	14,974	17,768	29,549	24,390	14,974	6,069
Robert Qutub	1,516	3,819	4,629	7,535	6,052	3,819	1,506
C.D. Baer Pettit	1,619	3,624	4,298	7,150	6,465	3,623	1,608
Peter J. Zangari	999	2,238	1,616	4,416	3,989	2,238	992
Laurent Seyer	766	–	–	–	3,056	–	760
Christopher F. Corrado(6)	–	–	–	–	–	–	–

(4)	The market value of outstanding RSUs and PSUs is based on a share price of $72.13, the closing price of MSCI common stock on December 31, 2015, rounded to the nearest whole number.

(5)	Represents outstanding PSUs held on December 31, 2015 that remain subject to performance adjustment and forfeiture provisions. This column does not give effect to Full Career Retirement provisions for Messrs. Fernandez and Petitt. These numbers represent PSUs each named executive officer would receive assuming 192.5% of the financial targets associated with the awards are achieved. The actual numbers of PSUs earned are based on Company performance. PSUs granted on January 27, 2015 can be adjusted down to 0% if threshold performance is not achieved and up to 192.5% if maximum performance is achieved. The number of PSUs included in this table time-vest on the following date for each named executive officer:

Name	Number of PSUs at 192.5% (Maximum) Vesting on 12/31/17

Henry A. Fernandez	70,389
Robert Qutub	17,467
C.D. Baer Pettit	18,657
Peter J. Zangari	11,511
Laurent Seyer	8,820
Christopher F. Corrado(6)	–

	Number of Special PSUs at 110% (Maximum) Vesting by Date			110%
Name	12/31/17	12/31/18	12/31/19
C.D. Baer Pettit	13,443	13,443	13,443	40,329
Peter J. Zangari	10,082	10,082	10,081	30,245
Christopher F. Corrado(6)	10,082	10,082	10,081	30,245

(6)	Mr. Corrado resigned from his position with the Company effective November 10, 2015. As a result of his resignation, Mr. Corrado forfeited all his unvested equity, including his Special PSU Award.

Option Exercises and Stock Vested

The following table contains information with regard to stock options exercised by our named executive officers and vesting and conversion of restricted stock held by the named executive officers during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry A. Fernandez	209,020	45,878,904	108,694	6,632,983
Robert Qutub	–	–	32,585	2,035,194
C.D. Baer Pettit	–	929,082	26,205	1,599,757
Peter J. Zangari	–	–	12,260	747,137
Laurent Seyer	–	–	–	–
Christopher F. Corrado	–	–	2,448	131,923

(1)	The value realized is based on the closing price of MSCI common stock on the date of option exercise and stock vesting as applicable.

Potential Payments Upon Termination or Change in Control

Terminations Other than due to Death, Disability, Involuntary Termination without Cause, Governmental Service or Full Career Retirement. Upon termination of a named executive officer’s employment for any reason other than due to death, disability, involuntary termination without cause, governmental service or Full Career Retirement (as defined in the applicable award agreement), such named executive officer’s unvested RSUs, stock options and PSUs will generally be cancelled immediately. Equity awards granted to named executive officers who are eligible for full career retirement are cancelled following an involuntary termination for cause.

Death or Disability. Upon termination of a named executive officer’s employment due to death or “disability” (as defined in the applicable award agreement), the RSUs will vest and convert into shares, unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied within 90 days after termination, and PSUs will fully time-vest and, if not already adjusted following completion of the applicable performance period, will remain subject to adjustment based on Company performance through the end of the performance period.

Involuntary Termination. If the Company terminates a named executive officer’s employment under circumstances not involving “cause” (as defined in the applicable award agreement) and he or she signs and does not revoke an agreement and release satisfactory to the Company, such named executive officer’s RSUs will vest and convert into shares, his or her unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied by the later of 90 days after termination and 90 days following the fifth anniversary of the grant date, and such named executive officer’s PSUs will fully time-vest and, if not already adjusted following completion of the applicable performance period, will remain subject to adjustment based on Company performance through the end of the performance period.

Governmental Service. Upon termination of a named executive officer’s employment as a result of commencing certain employment with a governmental employer, his or her RSUs will vest and convert into shares, his or her unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied during the 90 days before termination, and such named executive officer’s PSUs will fully time-vest on the date of termination of employment and will performance-vest and convert into shares based on the expected (or actual, if such termination occurs after the end of the performance period) achievement of the performance metrics for the performance period (which will be determined by extrapolating the performance metrics that have been achieved as of the end of the most recent fiscal quarter prior to the date on which the named executive officer’s employment terminates). In order to be eligible for this treatment, the named executive officer must demonstrate that the divestiture of his continued interest in the equity awards is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law.

Full Career Retirement. Upon termination of a named executive officer’s employment as a result of “Full Career Retirement” (as defined in the applicable award agreement), his or her RSUs will vest and convert into shares and such named executive officer’s PSUs will fully time-vest and, if not already adjusted following completion of the applicable performance period, will remain subject to adjustment based on Company performance through the end of the performance period. In order to be eligible for this treatment, the named executive officer must not engage in competitive activity during the one-year period commencing on the date of his or her termination due to Full Career Retirement. Upon retirement after reaching the age of 59-1/2, an executive officer’s (other than the CEO) unvested stock options that are time-vested on the date of termination will price-vest by tranche if the pricing conditions for each tranche are satisfied within three years after termination.

Change in Control. In the event a named executive officer’s employment is terminated by MSCI without “cause” or by such named executive officer for “good reason,” in each case within 24 months following a “change in control” (as such terms are defined in the applicable award agreement), the RSUs will vest and convert into shares on the date of termination of employment and the PSUs will fully time-vest on the date of termination of employment and will performance-vest on the effective date of the change in control based on a target level or achievement of the applicable performance metrics for the relevant performance period. In the event of a “change of control” (as defined in the applicable award agreement), unvested stock options will fully time-vest and will price-vest by tranche if the pricing conditions for each tranche are satisfied during the 90 days before the change in control.

Mr. Corrado resigned from his position with the Company effective November 10, 2015. All unvested equity was forfeited upon his resignation. Mr. Corrado was paid his base salary through November 10, 2015.

In January 2016, Mr. Qutub notified the Company of his intent to retire on the earlier of May 6, 2016 and the date of the appointment of his successor (the “Retirement Date”). In connection with his retirement, the Company and Mr. Qutub entered into a Transition and Release Agreement (the “Agreement”), pursuant to which he will receive a lump sum payment equal to $1.6 million, payable within 60 days of his Retirement Date. The Agreement also provides that Mr. Qutub’s outstanding equity awards will vest within 60 days of the Retirement Date. The payments and benefits described in the Agreement are subject to Mr. Qutub’s execution and non-revocation of a general release of claims in favor of the Company. The Agreement also requires Mr. Qutub to comply with certain confidentiality, non-disparagement, non-competition and non-solicitation restrictive covenants.

The following table represents the amounts to which our named executive officers or their estates or representatives, as applicable, would have been entitled to receive had their employment been terminated on December 31, 2015 or had a change in control occurred on December 31, 2015.

Termination or Change in Control

			Change in Control
Name(1)	Termination Due to Death, Disability, Involuntary Termination without Cause or Government Service—Equity at Target Performance(1)(2)	Termination Due to Death, Disability, Involuntary Termination without Cause or Government Service—Equity at Maximum Performance(1)(3)	Cash Severance(1)(4)	Benefits and Perquisites— COBRA / UK Medical Continuation Premiums(1)(5)	Termination without Cause or for Good Reason (Following a Change in Control)— Equity at Target Performance(1)(6)	Termination without Cause or for Good Reason (Following a Change in Control)—Equity at Maximum Performance(1)(7)
Henry A. Fernandez(8)(9)	$1,763,493	$1,763,493	$3,031,230	$63,813	$1,763,493	$1,763,493
Robert Qutub(10)	$2,737,334	$3,342,721	$1,724,167	$63,813	$2,737,334	$3,342,721
C.D. Baer Pettit(8)	$2,644,502	$2,908,931	$1,665,173	$13,173	$2,644,502	$2,908,931
Peter Zangari	$3,603,975	$4,201,140	$1,370,167	$63,813	$3,603,975	$4,201,140
Laurent Seyer	$660,999	$966,686	$1,936,118	$15,594	$660,999	$966,686
Christopher F. Corrado	—	—	—	—	—	—

(1)	All equity values are based on a closing stock price of $72.13 per share as of December 31, 2015.

(2)	These amounts represent the values associated with the acceleration of unvested RSUs and stock options, and the payout of PSUs at the target performance level upon a termination of the named executive officer’s employment due to death, disability, involuntary termination without cause or government service (not following a change in control), in each case, pursuant to the terms of the applicable award agreement.

(3)	These amounts represent the values associated with the acceleration of unvested RSUs and stock options, and the payout of PSUs at the maximum performance level upon a termination of the named executive officer’s employment due to death, disability, involuntary termination without cause or government service (not following a change in control), in each case, pursuant to the terms of the applicable award agreement.

(4)	A lump sum cash payment under our CIC Plan equal to the sum of (1) two times the Participant’s Base Salary and (2) two times the Participant’s Average Annual Cash Bonus (three year average annual cash bonus). For more information on our CIC Plan and qualifying terminations of employment thereunder, see “Compensation Discussion and Analysis—Elements of Executive Compensation—No Employment Agreements or Perquisites” above.

(5)	A lump sum cash payment under our CIC Plan equal to 135% of the approximate amount of COBRA continuation premiums for the Participant and his or her eligible dependents for 24 months for the coverage option and level of medical, dental and/or vision coverage in effect for the Participant immediately prior to the Date of Termination (or, in the case of an International Participant, equivalent local private medical benefits); provided, however, that such continued participation shall only be provided to an International Participant to the extent permitted under the terms of any applicable group health plan and applicable law. For more information on our CIC Plan and qualifying terminations of employment thereunder, see “Compensation Discussion and Analysis—Elements of Executive Compensation—No Employment Agreements or Perquisites” above.

(6)	These amounts represent the values associated with the acceleration of unvested RSUs and stock options, and the payout of PSUs at the target performance level upon a termination of the named executive officer’s employment by the Company without cause or by the named executive officer for good reason, in each case, within 24 months following a change in control, pursuant to the terms of the applicable award agreement.

(7)	These amounts represent the values associated with the acceleration of unvested RSUs and stock options, and the payout of PSUs at the maximum performance level upon a termination of the named executive officer’s employment by the Company without cause or by the named executive officer for good reason, in each case, within 24 months following a change in control, pursuant to the terms of the applicable award agreement.

(8)	For Messrs. Fernandez and Pettit, excludes unvested but outstanding RSU and PSUs at target, due to the awards’ Full Career Retirement provision. As of December 31, 2015, the values of these awards were $10,848,136 and $2,746,638 for Messrs. Fernandez and Pettit, respectively. These awards would be cancelled following an involuntary termination for cause (as defined in the award agreement), but would not be cancelled upon a voluntary termination.

(9)	The amounts shown for Mr. Fernandez represent the value of special price-vested stock options that would be required to satisfy price-vesting requirements within specified time periods in order to become exercisable.

(10)	Amounts indicated in the table exclude the $1.6 million lump sum payment due to Mr. Qutub within 60 days of his retirement date under the Transition and Release Agreement.

✓ PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables MSCI’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

For an overview of the compensation of our named executive officers, see “Compensation Matters—Compensation Discussion and Analysis—Executive Summary” above.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which include the disclosures under “Compensation Matters—Compensation Discussion and Analysis” above, the compensation tables included therein and the narrative following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on MSCI, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of MSCI’s shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. MSCI currently conducts annual advisory votes on executive compensation, and following our 2016 annual meeting of shareholders, we expect to conduct the next advisory vote at MSCI’s 2017 annual meeting of shareholders.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2016 annual meeting of shareholders, at which a quorum is present, is required to approve Proposal No. 2. Abstentions shall not be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF MSCI’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS APPROVAL UNLESS OTHERWISE INSTRUCTED.

✓ PROPOSAL NO. 3 — APPROVAL OF THE MSCI INC. 2016 OMNIBUS INCENTIVE PLAN AND THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN FOR PURPOSES OF §162(m) OF THE INTERNAL REVENUE CODE

On February 18, 2016, upon the recommendation of the Compensation Committee, our Board adopted the MSCI Inc. 2016 Omnibus Incentive Plan and the material terms of the Performance Goals under the Plan for purposes of §162(m) (the “Omnibus Plan”), subject to approval by our shareholders. The Omnibus Plan is intended to replace the Company’s existing equity compensation plan—the MSCI Inc. Amended and Restated 2007 Equity Incentive Compensation Plan (as amended, the “2007 Plan”)—which was approved by our shareholders at our 2008 annual meeting of shareholders. Shareholder approval of the Omnibus Plan will constitute approval of the material terms of the performance goals under the Omnibus Plan for purposes of §162(m) of the IRC (“§162(m)”). See “—§162(m) Performance Goals” below.

In connection with the design and adoption of the Omnibus Plan, our Board and Compensation Committee carefully considered our anticipated future equity needs, our historical equity compensation practices (including our historical “burn rate” under the 2007 Plan) and the advice of the Compensation Committee’s independent compensation consultant. The aggregate number of shares being requested for authorization under the Omnibus Plan is 7.5 million shares, which takes into account the number of shares remaining available for future grant under the 2007 Plan (which, as of February 10, 2016, was 5,790,960 shares). As such, the requested aggregate share reserve under the Omnibus Plan represents an additional 1,709,040 shares in excess of the remaining share capacity under the 2007 Plan as of February 10, 2016, assuming payout of performance awards at the target performance level. If the Omnibus Plan is approved by our shareholders, the Omnibus Plan will replace the 2007 Plan, incorporating the remaining share reserve, and no additional grants will be made under the 2007 Plan. See also Annex B.

If the Omnibus Plan is not approved by our shareholders, the 2007 Plan will remain in effect in its current form, and we will continue to grant equity incentive awards under the 2007 Plan until its expiration on April 9, 2018. In addition, the awards previously granted under the Omnibus Plan to Mr. Fernandez and Mr. Seyer (as described in more detail in “New Plan Benefits” below) will be canceled without the payment of any consideration, which will result in the 2016 equity compensation of Messrs. Fernandez and Seyer being misaligned with the equity compensation paid to our other named executive officers. Following the expiration of the 2007 Plan, we will be unable to maintain our current equity grant practices, and therefore we will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success. We will also be compelled to replace equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our shareholders as effectively as equity incentive awards.

As of February 10, 2016, under all of our equity compensation plans, we had:

•	Stock options covering 442,794 shares of our common stock, with a weighted average exercise price of $22.22 and a weighted average remaining term of 2.51 years, were outstanding;

•	Unvested deferred stock awards covering 1,422,034 shares of our common stock were outstanding; and

•	A total of 6,143,524 shares were available for grant under the MSCI Inc. Amended and Restated 2007 Equity Incentive Compensation Plan and the MSCI Inc. Independent Directors’ Equity Compensation Plan, which are the sole equity compensation plans under which the company grants equity awards. Of this amount, the number of shares remaining available for future grant under the 2007 Plan was 5,790,960 shares and the MSCI Independent Directors’ Equity Compensation Plan was 352,564.

The following table presents certain information with respect to our equity compensation plans as of February 10, 2016, all of which have been approved by security holders:

Equity Compensation Plans Approved by Security Holders	Number of Securities to be Issued Upon Vesting of Restricted Stock Units and Exercise of Outstanding Options (a)	Weighted Average Unit Award Value of Restricted Stock Units and Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
MSCI Inc. Independent Directors’ Equity Compensation Plan (1)	42,229	$52.20	352,564
MSCI Amended and Restated 2007 Equity Incentive Compensation Plan	1,563,700	$52.48	5,790,960
RiskMetrics Group, Inc. 2000 Stock Option Plan	—	$—	—
RiskMetrics Group, Inc. 2004 Stock Option Plan	62,689	$19.72	—
RiskMetrics Group, Inc. 2007 Omnibus Incentive Compensation Plan	196,210	$22.22	—

Total	1,864,828	$48.19	6,143,524

(1)	The MSCI Inc. Independent Directors’ Equity Compensation Plan does not authorize the issuance of options to purchase MSCI common stock.

Information with respect to our equity compensation plans as of December 31, 2015, all of which have been approved by security holders is provided on page 74 of this Proxy Statement. See also Annex B.

Considerations for the Approval of the Omnibus Plan

The Omnibus Plan has been designed to build upon the effectiveness of the 2007 Plan and incorporates corporate governance best practices to further align our equity compensation program with the interests of our shareholders. The following is a list of some of the primary factors to be considered by shareholders in connection with approving the Omnibus Plan:

•	Governance Best Practices. The Omnibus Plan incorporates the following corporate governance best practices that protect the interests of our shareholders:

✓	No tax gross-ups. No participant is entitled under the Omnibus Plan to any tax gross-up payments for any excise tax pursuant to Sections 280G or 4999 of the IRC that may be incurred in connection with awards under the plan.

✓	Double-trigger vesting upon a change in control. The Omnibus Plan provides that upon a change in control, any acceleration of the vesting of outstanding awards under the plan may only occur on a “double-trigger” basis—i.e., upon either (i) a participant’s qualifying termination of employment on or within 24 months following such change in control or (ii) the failure of the successor corporation to assume or continue the awards following such change in control.

✓	Minimum vesting requirements. Options and Stock Appreciation Rights (“SARs”) awards under the plan are subject to a minimum vesting period of one year from the date of grant, with only narrow exceptions, which we believe strengthen our employees’ interest in creating long-term value for our shareholders.

✓	No “liberal” share recycling. Shares that are tendered or withheld to satisfy any tax withholding obligations or payment of an option exercise price may not again be available for issuance under the Omnibus Plan.

✓	No repricings. Repricing of options and SAR awards is not permitted without shareholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.

✓	No evergreen provision. As with the 2007 Plan, the Omnibus Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be increased automatically without shareholder approval.

✓	Clawback of awards. The Compensation Committee has the authority to implement any clawback policy or procedures necessary to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and has the authority to subject awards under the Omnibus Plan to any clawback or recoupment policies that the Company has in effect from time to time.

✓	Restricted dividend equivalents on performance vesting awards. The Omnibus Plan permits payment of dividend equivalents on awards subject to a performance vesting condition only if and when the underlying award vests. The Omnibus Plan also prohibits the payment of dividend equivalents on shares subject to outstanding options or SAR awards.

✓	Stock ownership guidelines. Members of the Company’s Executive Committee, which includes all of our NEOs, are subject to stock ownership guidelines, as described in “Compensation Matters—Compensation Discussion and Analysis—Stock Ownership Guidelines.”

•	Modest Share Usage and Shareholder Dilution. When determining the number of shares authorized for issuance under the Omnibus Plan, our Board and Compensation Committee carefully considered the potential dilution to our current shareholders as measured by our “burn rate,” “overhang” and projected future share usage.

✓	Our modest three-year average burn rate of 0.63% demonstrates our sound approach to the grant of equity incentive compensation and our commitment to aligning our equity compensation program with the interests of our shareholders.

Year	Total Shares Granted	Basic Wtd. Avg. Common Shares Outstanding	Burn Rate*
2013	901,186	120,099,627	0.75%
2014	639,182	115,737,074	0.55%
2015	634,381	109,123,847	0.58%
Three-Year Average Burn Rate			0.63%

*- Annual share usage or “burn rate” is determined by dividing total awards granted by the basic weighted average common shares outstanding. PSUs are included at the target level.

✓	We are committed to limiting shareholder dilution from our equity compensation programs. Over the past three years, our overhang has averaged 7.6%. If the Omnibus Plan is approved by our shareholders, our overhang would be 8.8%. We calculate “overhang” as the total of (a) shares underlying outstanding awards at target plus shares available for issuance for future awards, divided by (b) the total number of shares outstanding, including shares underlying outstanding awards and shares available for issuance under future awards.

	Stock Options
As of	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term (yrs)	Total Full- Value Awards Outstanding	Shares Available	Total Shares Within Plans	Common Shares Outstanding	Diluted Common Shares Outstanding	Total Equity Dilution
February 10, 2016	442,794	$22.22	2.51	1,422,034	6,143,524	8,008,352	100,187,247	108,195,599	7.4%
Additional shares requested	—	—	—	—	1,709,040	1,709,040	—	—	—
February 10, 2016	442,794	$22.22	2.51	1,422,034	7,852,564	9,717,392	100,187,247	109,904,639	8.8%

✓	Notably, the modest historical dilution to our shareholders as a result of our equity compensation programs (as measured by our burn rate and overhang, described above) has been offset in large part due to our open market share repurchases and tax and exercise price settlement repurchases. In 2015, MSCI repurchased 12.6 million shares in connection with its open market share repurchases and tax and exercise price settlement repurchases.

✓	Based on our conservative usage of shares authorized for issuance under the 2007 Plan and our reasonable expectation of future equity usage, we believe that the number of shares being requested for authorization under the Omnibus Plan will last at least 10 years.

•	§162(m) of the IRC. As discussed in more detail in “—§162(m) Performance Goals” below, approval by our shareholders of the Omnibus Plan will provide us greater flexibility to grant cash- and equity-based awards that qualify as performance-based compensation in accordance with §162(m).

•	Attract and Retain Talent. We grant equity incentive awards to a broad spectrum of our employees, not only executives and named executive officers. Approving the Omnibus Plan will enable us to continue to recruit, retain and motivate top talent at many levels within our Company necessary to our success following the expiration of the 2007 Plan.

§162(m) Performance Goals

Shareholder approval of the Omnibus Plan will constitute approval of the material terms of the performance goals under the Omnibus Plan for purposes of §162(m). We are seeking shareholder approval of the material terms of the performance goals under the plan to provide us with additional flexibility to grant awards that meet the requirements to avoid the disallowance of tax deductibility under §162(m).

§162(m) generally limits the federal income tax deduction for compensation paid to any person who serves as chief executive officer or who is one of the three other most highly compensated executive officers, other than the chief financial officer, of a publicly held corporation (each such person, a “Covered Employee”) to $1 million per year, with an exception for qualified performance-based compensation.

One of the requirements of the qualified performance-based compensation exception under §162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to, and approved by, shareholders. For purposes of §162(m), the material terms of the performance goals are:

•	the individuals eligible to receive compensation (see “—Summary of the Omnibus Plan—Eligibility” below);

•	a description of the business criteria on which the performance goals are based (see “—Summary of the Omnibus Plan—Performance Goals” below); and

•	either the maximum amount of compensation that could be paid to an employee if the performance goals are attained or the formula used to calculate the amount of compensation to be paid to the employee if the performance goals are attained (see “—Summary of the Omnibus Plan—Individual Limits” below).

The compensation paid to our executive officers has historically complied with the performance-based compensation exception under §162(m) by being granted pursuant to the MSCI Inc. Performance Formula and Incentive Plan (the “Formula Plan”), which was previously approved by our shareholders at our 2008 annual meeting of shareholders. By approving the Omnibus Plan, our shareholders will provide us with more flexibility and an additional means to ensure that the compensation we pay to our executive officers is fully deductible for federal income tax purposes under §162(m). If our shareholders do not approve the Omnibus Plan, the compensation paid to our executive officers may not be entirely deductible under §162(m).

Summary of the Omnibus Plan

The following is a summary of the principal features of the Omnibus Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the Omnibus Plan, a copy of which is being filed with the SEC with this Proxy Statement. See Annex C.

Purpose

The purpose of the Omnibus Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of the Company, thereby furthering our best interests and those of our shareholders.

Eligibility

Our employees (including prospective employees who have accepted an offer of employment) and consultants (other than non-employee directors of our Board) are eligible to receive awards under the Omnibus Plan. As of February 10, 2016, there were approximately 1,050 employees and consultants eligible to receive awards under the Omnibus Plan.

Authorized Shares

Subject to adjustment (as described below), other than with respect to substitute awards (i.e., awards granted as replacements for awards granted by a company or business that we acquire or with which we combine), the maximum number of shares available for issuance under the Omnibus Plan may not exceed, in the aggregate, 7.5 million shares, plus the number of shares that were subject to outstanding awards under the 2007 Plan as of the date of our 2016 annual meeting of shareholders that are thereafter forfeited, cancelled, expire, terminate, otherwise lapse or settle in cash, in whole or in part, without the delivery of shares (the “Aggregate Share Pool”). If an award under the Omnibus Plan is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, the shares covered by such award will again be available for issuance under the plan. However, shares tendered or withheld in respect of taxes or to pay the exercise price of options will not again be available for issuance under the Omnibus Plan.

Individual Limits

The maximum number of shares that may be issued pursuant to incentive stock options is 7.5 million shares.

With respect to awards granted to participants under the Omnibus Plan that are intended to qualify as performance-based compensation within the meaning of §162(m) pursuant to the terms of the Omnibus Plan, no participant may receive under the plan in any calendar year:

•	options and SARs that relate to more than 1,500,000 shares;

•	performance awards denominated in shares that could result in the delivery to the participant of more than 1,500,000 shares under the operation of the applicable performance goal or formula; and

•	performance awards denominated in cash and other cash-based awards which could result in a payout to the participant of more than $12,000,000 under the operation of the applicable performance goal or formula.

To the extent that any awards granted under the Omnibus Plan qualify for the performance-based compensation exception within the meaning of §162(m) pursuant to the Formula Plan, the foregoing individual limits shall not apply to such awards.

Administration

The Omnibus Plan is administered by the Compensation Committee. To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee will require the approval of committee members who are:

•	independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which our shares are quoted or traded;

•	“non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act; and

•	“outside directors” pursuant to §162(m).

The Committee (or its delegate) has authority under the Omnibus Plan to:

•	designate participants;

•	determine (i) the types of awards (including substitute awards) to grant, (ii) the number of shares to be covered by awards, (iii) the terms, conditions and forms of awards, (iv) whether, and to what extent, awards may be settled or exercised in cash, shares, other awards, other property or net settlement, (v) the circumstances under which awards may be canceled, repurchased, forfeited or suspended and (vi) whether awards may be deferred automatically or at the election of the holder or the Compensation Committee;

•	amend the terms or conditions of any outstanding awards;

•	correct any defect, supply any omission or reconcile any inconsistency in the plan or any award agreement, in the manner and to the extent it shall deem desirable to carry the plan into effect;

•	interpret and administer the plan and any instrument or agreement relating to, or award made under, the plan;

•	establish, amend, suspend or waive rules and regulations, and appoint agents; and

•	make any other determination and take any other action that it deems necessary or desirable to administer the plan as the Compensation Committee deems appropriate for the proper administration of the plan and compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

The Committee may delegate some or all of its authority under the Omnibus Plan (including the authority to grant options, SARs or other awards in the form of share rights under the Omnibus Plan), to the extent permitted by applicable law, to (i) one or more officers of the Company (except that such delegation will not be applicable to any award for a person then covered by Section 16 of the Exchange Act) and (ii) one or more committees of the Board (which may consist solely of one director).

Types of Awards

The Omnibus Plan provides for grants of stock options, SARs, restricted stock units (“RSUs”), restricted stock, performance awards, other stock-based awards and other cash-based awards:

•

Stock Options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option (other than a substitute award) will be determined by the Compensation Committee and may not be less than the “fair market value” of a share of our common stock (defined in the Omnibus Plan as the closing price of a share of our common stock on the last trading day prior to the date of grant). Subject to certain “minimum vesting requirements” (as described below), the Compensation Committee will determine the date after which each stock option may be exercised, the expiration date of each option (provided that no option will be exercisable more than 10 years after the grant date), and the form in which payment will be made upon exercise. No grant of options may be accompanied by a tandem grant providing dividends, dividend equivalents or other distributions be paid on such options. Options that are intended to qualify as incentive stock options must meet the requirements of Section 422 of the IRC.

•	SARs. SARs represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share of our common stock from the grant date. The per share exercise price of a SAR (except in the case of substitute awards) will be determined by the Compensation Committee but may not be less than the “fair market value” of a share of our common stock (as defined in the Omnibus Plan and summarized above). Subject to certain “minimum vesting requirements” (as described below), the Compensation Committee will determine the date on which each SAR may be exercised or settled, in whole or in part, and the expiration date of each SAR. However, no SAR will be exercisable more than 10 years from the grant date. No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SAR.

•	RSUs. RSUs represent a contractual right to receive a share (or cash in an amount equal to the value of a share) at a future date, subject to specified vesting and other restrictions.

•	Restricted Stock. Restricted stock is an award of shares that is subject to restrictions on transfer and a substantial risk of forfeiture.

•	Performance Awards. Performance awards, which may be denominated in cash, shares, units or a combination thereof, will be earned upon the satisfaction of performance conditions specified by the Compensation Committee. The Compensation Committee has authority to specify that any other award granted under the Omnibus Plan will constitute a performance award by conditioning the exercisability or settlement of the award on the satisfaction of performance goals. The Compensation Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, provided that the performance goals for awards that are intended to qualify as performance-based compensation within the meaning of §162(m) will be limited to the performance goals set forth in the Omnibus Plan (as described below under “—Performance Goals”).

•	Other Stock-Based Awards. The Compensation Committee is authorized to grant other stock-based awards, which may be denominated, payable or valued in or based on, in whole or in part, shares of our common stock or factors that may influence the value of our shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon our performance or that of our business units or any other factors designated by the Compensation Committee.

•	Other Cash-Based Awards. The Compensation Committee is authorized to grant other cash-based awards (including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Omnibus Plan), either independently or as an element of or supplement to any other award under the Omnibus Plan.

Performance Goals

The performance goals for awards that are intended to qualify as performance-based compensation within the meaning of §162(m) will be limited to the following:

•	revenue measures (including, but not limited to, total revenue, gross revenue, net revenue, subscription revenue, asset-based fees, recurring or non-recurring revenues, revenue growth, product revenue growth and net sales);

•	income measures (including, but not limited to, gross income, net income, pre- or after-tax income (before or after allocation of corporate overhead and bonus), income from continuing operations, operating income (before or after taxes), non-interest income, net income after cost of capital, net interest income, fee income and income measures excluding the impact of acquisitions and dispositions);

•	earnings measures (including, but not limited to, earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings growth, earnings per share, book value per share, margins, operating margins, gross margins, contribution margins (excluding general and administrative costs), cash margins, margins realized on delivered services, profitability of an identifiable segment, business unit or product, maintenance or improvement of profit or other margins and earnings measures excluding the impact of acquisitions and dispositions);

•	cash flow measures (including, but not limited to, cash flow (before or after dividends), operating cash flow, free cash flow, discounted cash flow, cash flow return on investment and cash flow in excess of cost of capital);

•	return measures (including, but not limited to, return on equity, return on tangible common equity, return on assets or net assets, return on risk-weighted assets, return on capital (including return on total capital or return on invested capital) and appreciation in and/or maintenance of the price of shares);

•	share price measures (including, but not limited to, total shareholder return, share price, appreciation in and/or maintenance of share price and market capitalization);

•	balance sheet/risk management measures (including, but not limited to, year-end cash, satisfactory internal or external audits, financial ratings, shareholders’ equity, assets, tangible equity, charge-offs, net charge-offs, non-performing assets and liquidity);

•	efficiency or expense measures (including, but not limited to, expenses, expense management or reduction, non-interest expense, operating/efficiency ratios improvement in or attainment of expense levels or working capital levels (including cash and accounts receivable), reduction in income tax expense or income tax rate, corporate expenses as a percentage of revenue, research and development as a percentage of revenue, sales efficiency, selling and marketing efficiency and service efficiency);

•	strategic measures (including, but not limited to, market share, debt reduction, customer growth, long-term client value growth, research and development achievements, regulatory compliance and achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents), strategic partnerships or transactions and co-development, co-marketing, profit sharing, joint venture or other similar arrangements, implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures, accuracy, stability, quality or performance of ratings and recruiting and maintaining personnel); and

•	other measures (including, but not limited to, gross profits, economic profit, comparisons with various stock market indexes, cost of capital or assets under management, improvements in capital structure, days sales outstanding, sales performance, sales quota attainment, cross-sales, recurring sales, one-time sales, net new sales, cancellations, retention rates, new benchmark mandates, new exchange traded fund launches, financing and other capital raising transactions (including sales of the Company’s equity or debt securities), factoring transactions, sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions).

These performance goals may be (i) measured on an absolute (e.g., plan or budget) or relative basis, (ii) established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments, (iii) based on a ratio or separate calculation of any performance criteria and/or (iv) made relative to an index, one or more of the performance goals themselves, a previous period’s results or to a designated comparison group. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indexes.

Minimum Vesting Requirements

Options and SAR awards granted under the Omnibus Plan will vest over a minimum period of not less than one year following the date of grant. However, the Compensation Committee may accelerate the vesting of options and SAR awards or otherwise lapse or waive these minimum vesting requirements in the event of a participant’s death or “disability” or a “change in control” (as such terms are defined in the Omnibus Plan). In addition, the Compensation Committee may grant up to 5% of the Aggregate Share Pool pursuant to options and SAR awards that are not subject to the minimum vesting requirements.

Adjustments

In the event that the Compensation Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of shares or other securities, issuance of warrants or other rights to purchase our shares or other securities, issuance of our shares pursuant to the anti-dilution provisions of our securities, or other similar corporate transaction or event affecting our shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Plan, the Compensation Committee will adjust equitably, so as to ensure no undue enrichment or harm, any or all of:

•	the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate and individual award limits under the Omnibus Plan;

•	the number and type of shares or other securities subject to outstanding awards under the Omnibus Plan; and

•	the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

Termination of Service and Change in Control

The Compensation Committee will determine the effect on awards of a termination of employment or service prior to the end of a performance period or vesting, exercise or settlement, including whether the awards will vest, become exercisable, settle or be paid or forfeited.

In the event of a “change in control” (as defined in the Omnibus Plan and summarized below), the Compensation Committee may, in its sole discretion, take any one or more of the following actions with respect to outstanding awards:

•	continuation or assumption of such award by the successor or surviving corporation (or its parent);

•	substitution or replacement of such award by the successor or surviving corporation (or its parent) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof) with substantially the same terms and value as such award (including any applicable performance targets or criteria); or

•	acceleration of the vesting of such award and the lapse of any restrictions thereon, and in the case of options and SAR awards, acceleration of the right to exercise such award during a specified period (and the termination of such option or SAR award without payment of any consideration therefor to the extent such award is not timely exercised), in each case, upon (i) a participant’s involuntary termination of employment or service (including a termination of the participant’s employment by us without “cause” or by the participant for “good reason”, as such terms may be defined in the applicable award agreement and/or the participant’s employment agreement or offer letter, as the case may be) on or within 24 months following such change in control or (ii) the failure of the successor or surviving corporation (or its parent) to continue or assume such award;

•	in the case of a performance award, determination of the level of attainment of any applicable performance conditions; and

•	cancellation of such award in consideration of a payment equal to the value of the award (as determined in the discretion of the Compensation Committee), with the form, amount and timing of such payment determined by the Compensation Committee in its sole discretion (subject to the terms of the Omnibus Plan), provided that the Compensation Committee may, in its sole discretion, terminate without the payment of any consideration, any options or SAR awards for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change in control transaction.

Under the Omnibus Plan, a “change in control” generally means the occurrence of one or more of the following events:

•	any person or entity is (or becomes, during any 12-month period) the beneficial owner of 30% or more of the total voting power of our stock;

•	the replacement of more than 50% of our directors during any 12-month period;

•	the consummation of our merger or consolidation with any other entity, or the issuance of voting securities in connection with our merger or consolidation with any other entity (unless (i) our voting securities outstanding immediately before such transaction continue to represent at least 50% of the voting power of the stock of the successor or surviving corporation (or its parent) or (ii) the merger or consolidation is effected to implement a recapitalization (or similar transaction) and no person or entity is or becomes the beneficial owner of 50% or more of either our then-outstanding shares or the combined voting power of our then-outstanding voting securities); or

•	the sale or disposition of all or substantially all of our assets in which any person or entity acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or entity) assets from us that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition(s).

Amendment and Termination

Our Board may amend, alter, suspend, discontinue or terminate the Omnibus Plan, subject to approval of our shareholders if required by applicable law or the rules of the stock exchange on which our shares are principally traded. The Compensation Committee may also amend, alter, suspend, discontinue or terminate, or waive any conditions or rights under, any outstanding award. However, subject to the adjustment provision and change in control provision (each summarized above), any such action by the Compensation Committee that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except (i) to the extent that such action is taken to cause the Omnibus Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or (ii) to impose any “clawback” or recoupment provisions on any awards (including any amounts or benefits arising from such awards) in accordance with the Omnibus Plan.

Cancellation or “Clawback” of Awards

The Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any of our policies, cancel or require reimbursement of any awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the Omnibus Plan or the sale of shares underlying such awards.

Prohibition on Repricing

Subject to the adjustment provision summarized above, the Compensation Committee may not directly or indirectly, through cancellation or regrant or any other method (including through the repurchase of options or

SAR awards (that are “out of the money”) for cash and/or other property), reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant without approval of our shareholders.

Term

The Omnibus Plan is scheduled to expire on the 10-year anniversary of its effective date (which is the date of shareholder approval), unless, prior to that date, the maximum number of shares available for issuance under the Omnibus Plan has been issued or our Board of Directors terminates the plan.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of certain United States federal income tax consequences to the Company and participants who are citizens or individual residents of the United States relating to awards granted under the Omnibus Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to the Company and participants. Accordingly, the Company urges each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the Omnibus Plan under federal, state, local and other applicable laws.

Non-Qualified Stock Options

A non-qualified stock option is an option that does not meet the requirements of Section 422 of the IRC. A participant generally will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the stock option, he or she generally will recognize taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant’s tax basis in the shares acquired on exercise of the option will be increased by the amount of such taxable income. The Company generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes. When the participant sells the shares acquired on exercise, the participant generally will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.

Incentive Stock Options

An incentive stock option is an option that meets the requirements of Section 422 of the Code. A participant generally will not have taxable income when granted an incentive stock option or when exercising the option. If the participant exercises the option and does not dispose of the shares until the later of two years after the grant date and one year after the exercise date, the entire gain, if any, realized when the participant sells the shares generally will be taxable as long-term capital gain. The Company generally will not be entitled to any corresponding tax deduction.

If a participant disposes of the shares received upon exercise of an incentive stock option within the one-year or two-year periods described above, it will be considered a “disqualifying disposition,” and the option will be treated as a non-qualified stock option for federal income tax purposes. If a participant exercises an incentive stock option more than three months after the participant’s employment or service with us terminates, the option will be treated as a non-qualified stock option for federal income tax purposes. If the participant is disabled and terminates employment or service because of his or her disability, the three-month period is extended to one year. The three-month period does not apply in the case of the participant’s death.

Restricted Shares

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant generally will not recognize income, and the Company generally will not be allowed a tax deduction, at the time restricted shares are granted. When the restrictions lapse, the participant generally will recognize ordinary income equal to the fair market value of the shares as of that date, less any amount paid for the shares, and the Company generally will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the IRC within 30 days after the date of grant of the restricted shares, the participant generally will recognize ordinary income as of the date of grant equal to the fair market value of the common shares as of that date, less any amount the participant paid for the shares, and the Company generally will be allowed a corresponding tax deduction at that time. Any future appreciation in the shares generally will be taxable to the participant at capital gains rates. However, if the restricted shares are later forfeited, the participant generally will not be able to recover the tax previously paid pursuant to his Section 83(b) election.

RSUs

A participant generally does not recognize income, and the Company generally will not be allowed a tax deduction, at the time an RSU is granted. When the RSUs vest and are settled for cash or shares, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares or the amount of cash on the date of settlement, and the Company generally will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the shares (if settled in shares) is generally treated as capital gain or loss for which the Company is not entitled to a deduction.

Registration with the SEC

If our shareholders approve the Omnibus Plan, we will file with the SEC a Registration Statement on Form S-8, as soon as reasonably practical after the approval, to register the shares available for issuance under the Omnibus Plan.

New Plan Benefits

As described above, the Compensation Committee, in its discretion, will select the participants who receive awards and the size and types of those awards under the Omnibus Plan, if the plan is approved by our shareholders. Therefore, the awards that will be made to particular individuals or groups of individuals in the future under the Omnibus Plan are not currently determinable. See the “Summary Compensation” Table and the “Grant of Plan Based Awards” Table on pages 52 and 54 of this Proxy Statement, respectively, which set forth certain information regarding awards granted to our named executive officers during 2015 under the 2007 Plan.

The table below sets forth the new plan benefits to be received by participants under the Omnibus Plan should it be approved by our shareholders.

Name and Position	Target Value ($)(1)	Target Number of Shares(2)
Henry A. Fernandez, Chief Executive Officer and President	10,671,390	174,969
Laurent Seyer, Global Head of Client Coverage	527,910	8,655
All current executive officers as a group	11,199,300	183,624

(1)	These amounts reflect the target value of performance-vesting restricted share units (which we refer to as “PSUs”).

(2)	Each PSU reflects the right to receive between 0% and 300% of the target number of shares based on the satisfaction of a service condition that will cliff-vest on February 8, 2019 and achievement of the applicable absolute total shareholder return (“TSR”) compounded annual growth rate (“TSR CAGR”) and relative TSR CAGR (“Relative TSR CAGR”) performance metrics measured over a minimum three-year performance period. Achievement of the Relative TSR CAGR performance metric is determined based on the percentile ranking of the Company’s TSR CAGR relative to other companies that were constituents of the MSCI USA MIDCAP Index as of February 9, 2016. The initial three-year performance period may be extended for an additional period of six months only in the event that both the TSR CAGR and Relative TSR CAGR performance metrics achieved by the Company are below specified threshold performance levels. If either the service condition or the threshold performance condition is not attained, the awards will be forfeited. If our shareholders do not approve the Omnibus Plan, the awards set forth in this table will be cancelled without the payment of any consideration to the participants.

Equity Compensation Plan Information

The following table presents certain information with respect to our equity compensation plans at December 31, 2015:

Equity Compensation Plans Approved by Security Holders	Number of Securities to be Issued Upon Vesting of Restricted Stock Units and Exercise of Outstanding Options (a)	Weighted Average Unit Award Value of Restricted Stock Units and Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
MSCI Independent Directors’ Equity Compensation Plan(1)	42,229	$52.20	352,564
MSCI Amended and Restated 2007 Equity Incentive Compensation Plan	1,259,124	$43.71	6,372,957
RiskMetrics Group, Inc. 2000 Stock Option Plan	—	$—	—
RiskMetrics Group, Inc. 2004 Stock Option Plan	62,689	$19.72	—
RiskMetrics Group, Inc. 2007 Omnibus Incentive Compensation Plan	196,210	$22.22	—

Total	1,560,252	$40.27	6,725,521

(1)	The MSCI Inc. Independent Directors’ Equity Compensation Plan does not authorize the issuance of options to purchase MSCI common stock.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2016 annual meeting of shareholders, at which a quorum is present, is required to approve Proposal No. 3. Abstentions shall be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MSCI INC. 2016 OMNIBUS INCENTIVE PLAN AND THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN FOR PURPOSES OF §162(m) OF THE INTERNAL REVENUE CODE.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS APPROVAL UNLESS OTHERWISE INSTRUCTED.

Director Compensation and Stock Ownership Guidelines

In 2015, each non-employee director was entitled to receive an annual cash retainer of $75,000, but could elect, under the terms of the MSCI Inc. Independent Directors’ Equity Compensation Plan, as amended (“IDECP”), to receive an equivalent amount of our common stock in lieu of the cash retainer. In addition to the annual retainer, non-employee directors were also entitled to the following cash retainers for serving as chairs and/or non-chair members of the Board’s standing committees. These amounts were also subject to the election discussed in the preceding sentence. Directors do not receive meeting fees and employee directors do not receive any separate compensation for their Board activities.

Retainer
Committee Chair
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$15,000
Committee Non-Chair Member
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$10,000

Each non-employee director was also entitled to receive an annual equity award payable in RSUs having an aggregate fair market value of $140,000 for non-employee directors and $165,000 for the Lead Director based on the closing price of our common stock as reported by the NYSE on the date prior to grant (any fractional shares are paid in cash).

RSUs granted on the date of an annual meeting of shareholders generally vest one year from the date of grant. Cash retainers and RSU awards are prorated when a director joins the Board or a committee at any time other than the annual meeting of shareholders. RSUs not granted on the date of an annual meeting of shareholders vest on the one year anniversary of the most recent annual meeting of shareholders held prior to the date of grant. RSUs are recognized as an expense in the Company’s financial statements for financial reporting purposes with respect to 2015 in accordance with FASB ASC Subtopic 718-10.

Holders of these RSUs are entitled to participate in dividend equivalent payments and such payments may be settled in cash, shares of our common stock, or a combination thereof, to be decided by the Company in its sole discretion. Prior to the conversion to shares, RSU holders will not have any rights as an MSCI shareholder, including the right to vote the underlying shares. The RSUs are generally non-transferable; however, our Board may, in its discretion, specify circumstances under which an award may become immediately transferable and nonforfeitable or under which the award will be forfeited. The RSUs will vest and convert to shares immediately upon termination of service for reasons of death, disability or a change in control. If service as a director terminates for any other reason, all unvested RSUs will be cancelled and forfeited.

Non-employee directors are reimbursed for their expenses in connection with attending Board meetings.

Director Deferral Plan

On August 2, 2011, the Board adopted the MSCI Inc. Independent Directors Deferral Plan (“Deferral Plan”), which permits directors to defer receipt of shares of our common stock payable in lieu of cash retainers and/or upon conversion of RSUs granted to the director following the year for which an election has been submitted; provided that an election made by a director within 30 days after the director becomes eligible to receive a cash retainer or RSUs shall apply to any common stock payable in lieu of such a cash retainer and/or upon conversion of such RSUs granted to the director following the date on which the director makes the election. Receipt of shares of our common stock may be deferred until a future date specified by the director, a separation from service (as defined by Treasury regulations), or the earlier of the two. While the Deferral Plan allows for it, the Board has not yet implemented a process for the deferral of cash payments.

2015 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(1)(3)(4)(5)(6)	All Other Compensation ($)	Total ($)
Robert G. Ashe(7)	85,000	140,000	1,990	226,990

Benjamin F. duPont(8)	95,000	140,000	1,990	236,990

Wayne Edmunds(9)	96,683	159,562	1,386	257,631

D. Robert Hale(10)	96,683	159,562	1,386	257,631

Alice W. Handy(11)	85,000	140,000	320	225,320

Catherine R. Kinney(12)	90,000	140,000	266	230,266

Wendy E. Lane(13)	96,683	159,562	1,386	257,631

Linda H. Riefler(14)	85,000	140,000	1,990	226,990

George W. Siguler(15)	85,000	140,000	1,990	226,990

Patrick Tierney(16)	85,000	140,000	1,990	226,990

Rodolphe M. Vallee(17)	100,000	165,000	2,345	267,345

(1)	Pursuant to MSCI’s Third Amended and Restated Articles of Incorporation, directors hold office for a term expiring at the next annual meeting of shareholders. The 2015 Board term does not coincide with MSCI’s January through December fiscal year. Amounts included in the table above represent cash earned or paid, or stock awards granted, as applicable, during the year ended December 31, 2015.
(2)	Cash amounts in the table above include the annual retainers and committee member fees and dividend equivalents paid during the year ended December 31, 2015.
(3)	Represents the aggregate grant date fair value of RSUs granted in 2015 with FASB ASC Subtopic 718-10. The fair value is calculated by multiplying the closing price of our common stock on the date prior to the date of grant by the number of units awarded. Also includes cash payments received in lieu of fractional RSUs. For assumptions regarding these calculations, please see notes 1 and 10 to the consolidated financial statements included in our Annual Report on Form 10-K filed on February 26, 2016. However, the values in this column may not correspond to the actual value that will be realized by the non-employee directors at the time the RSUs vest.
(4)	On March 10, 2015, in connection with their appointment to the Board, Messrs. Edmunds and Hale and Ms. Lane each received 351 RSUs (determined by dividing the pro-rated amount of $19,562 by $55.66, which was the closing price per share of our common stock on the date prior to the grant date and a fractional amount equal to $24.98 was paid in cash) under the IDECP for the portion of their service commencing prior to our 2015 annual meeting of shareholders. The RSUs vested on April 30, 2015.
(5)	On April 30, 2015, Messrs. Ashe, duPont, Edmunds, Hale, Siguler and Tierney and Mmes. Handy, Kinney, Lane and Riefler each received 2,236 RSUs (determined by dividing $140,000 by $62.60, which was the closing price per share of our common stock on the date prior to the grant date and a fractional amount equal to $26.40 was paid in cash) under the IDECP for the 2015 Board term. As the Lead Director, Mr. Vallee received 2,635 RSUs (determined by dividing $165,000 by $62.60, which was the closing price per share of our common stock on the date prior to the grant date and a fractional amount equal to $49.00 was paid in cash) under the IDECP for the 2015 Board term. The RSUs will vest on April 28, 2016. Mmes. Handy and Kinney elected to defer receipt of such shares issuable upon vesting until the 60th day after their respective “separation from service” as a director under the Deferral Plan.
(6)	As of December 31, 2015, each of our non-employee directors had the following outstanding stock awards in the form of RSUs: Messrs. Ashe, duPont, Edmunds, Hale, Siguler and Tierney and Mmes. Handy, Kinney, Lane and Riefler each had 2,236 RSUs outstanding and Mr. Vallee had 2,635 RSUs outstanding.

(7)	Mr. Ashe elected to receive 100% of the cash fees he is entitled to for the 2015 Board term in the form of our common stock, such fees consisting of a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Audit Committee. He received a total of 1,357 shares of our common stock, 412 of which were withheld to satisfy tax obligations required under Canadian law, and $51.80 as a cash payment for fractional shares. In connection with the Company’s payment of its quarterly cash dividend, Mr. Ashe also received $1,990.40 as a dividend equivalent payment for his outstanding RSUs.
(8)	Mr. duPont elected to receive $90,000 of his total fees in cash and the remainder, or $5,000, in the form of our common stock, such fees consisting of a $75,000 cash retainer for his service on the Board and a $20,000 cash retainer for his service as the Chair of the Compensation Committee. He received a total of 79 shares of our common stock and $54.60 as a cash payment for a fractional share. In connection with the Company’s payment of its quarterly cash dividend, Mr. duPont also received $1,990.40 as a dividend equivalent payment for his outstanding RSUs.
(9)	Mr. Edmunds received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Audit Committee for the 2015 Board term and a pro-rated cash payment of $11,683 in connection with his appointment to the Board. In connection with the Company’s payment of its quarterly cash dividend, Mr. Edmunds also received $1,386.32 as a dividend equivalent payment for his outstanding RSUs.
(10)	Mr. Hale received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Audit Committee for the 2015 Board term and a pro-rated cash payment of $11,683 in connection with his appointment to the Board. In connection with the Company’s payment of its quarterly cash dividend, Mr. Hale also received $1,386.32 as a dividend equivalent payment for his outstanding RSUs. Mr. Hale has directed that his cash retainers and vested equity be directly paid or transferred to ValueAct Capital Management, L.P.
(11)	Ms. Handy elected to receive 100% of the cash fees she is entitled to for the 2015 Board term in the form of our common stock, such fees consisting of a $75,000 cash retainer for her service on the Board and a $10,000 cash retainer for her service as a member of the Nominating and Corporate Governance Committee. She received a total of 1,357 shares of our common stock and $51.80 as a cash payment for fractional shares. Ms. Handy elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Ms. Handy also received 229 shares of our common stock and $320.86 as a cash payment for fractional shares received as a dividend equivalent payment for her outstanding RSUs and in lieu of a cash dividend payment for shares subject to her deferral election.
(12)	Ms. Kinney received a $75,000 cash retainer for her service on the Board for the 2015 Board term. She elected to receive 100% of the $15,000 cash retainer for her service as Chair of the Nominating and Corporate Governance Committee in the form of our common stock. She received a total of 239 shares of our common stock and $38.60 as a cash payment for a fractional share. Ms. Kinney elected to defer receipt of such shares until the 60th day after her “separation from service” as a director under the Deferral Plan. In connection with the Company’s payment of its quarterly cash dividend, Ms. Kinney also received 156 shares of our common stock and $266.21 as a cash payment for fractional shares received as a dividend equivalent payment for her outstanding RSUs and in lieu of a cash dividend payment for shares subject to her deferral election.
(13)	Ms. Lane received a $75,000 cash retainer for her service on the Board and $10,000 cash retainer for her service as a member of the Compensation Committee for the 2015 Board term and a pro-rated cash payment of $11,683 in connection with her appointment to the Board. In connection with the Company’s payment of its quarterly cash dividend, Ms. Lane also received $1,386.32 as a dividend equivalent payment for her outstanding RSUs.
(14)	Ms. Riefler received a $75,000 cash retainer for her service on the Board and $10,000 cash retainer for her service as a member of the Compensation Committee for the 2015 Board term. In connection with the Company’s payment of its quarterly cash dividend, Ms. Riefler also received $1,990.40 as a dividend equivalent payment for her outstanding RSUs.

(15)	Mr. Siguler received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Nominating and Corporate Governance Committee for the 2015 Board term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Siguler also received $1,990.40 as a dividend equivalent payment for his outstanding RSUs.
(16)	Mr. Tierney received a $75,000 cash retainer for his service on the Board and a $10,000 cash retainer for his service as a member of the Compensation Committee for the 2015 Board term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Tierney also received $1,990.40 as a dividend equivalent payment for his outstanding RSUs.
(17)	Mr. Vallee received a $75,000 cash retainer for his service on the Board and a $25,000 cash retainer for his service as Chair of the Audit Committee for the 2015 Board term. In connection with the Company’s payment of its quarterly cash dividend, Mr. Vallee also received $2,345.60 as a dividend equivalent payment for his outstanding RSUs.

Non-Employee Director Stock Ownership Guidelines

The Company’s stock ownership guidelines for non-employee directors were amended in April 2014 to reflect an increase in the target level of stock ownership for each non-employee director. Under the revised guidelines, commencing on the date of our 2014 annual meeting of shareholders, each non-employee director must maintain an aggregate share ownership level equal to the sum of the RSUs granted to such non-employee director for each of the last five years, with such aggregate share ownership to be achieved within five years of being elected to the Board and maintained thereafter. Shares counted toward these guidelines include any shares held by the director directly or indirectly and RSUs with respect to our common stock granted under the IDECP.

✓ PROPOSAL NO. 4 — APPROVAL OF THE MSCI INC. 2016 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

On February 18, 2016, our Board adopted the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (the “Directors Plan”), subject to approval by our shareholders. The Directors Plan is intended to replace the Company’s existing non-employee director compensation plan–the MSCI Inc. Independent Directors’ Equity Compensation Plan (the “2011 Plan”).

In connection with the design and adoption of the Directors Plan, our Board, with the input of an independent compensation consultant, carefully considered our anticipated future equity needs, as well as our existing non-employee director compensation policy. In connection with seeking our shareholders’ approval of the Directors Plan, we are not requesting any additional shares for awards under the plan—i.e., the aggregate number of shares to be authorized for issuance under the Directors Plan is equal to the number of shares that remain available for issuance under the 2011 Plan as of the date our shareholders approve the Directors Plan. As of February 10, 2016, 352,564 shares remained available for future grant under the 2011 Plan.

The primary changes made from the 2011 Plan, as reflected in the Directors Plan, are as follows:

•	Individual Cash-Based Limits: The Directors Plan adopts a best corporate governance practice by imposing a cash limit of $1,000,000 on each of the cash retainers and equity compensation awards granted to non-employee directors under the plan that cannot be increased without the approval of our shareholders.

•	Limited Term: The Directors Plan has a limited life, and will expire on the 10-year anniversary of the date of shareholder approval of the plan.

If approved by our shareholders, the Directors Plan will replace the 2011 Plan and no additional awards will be granted under the 2011 Plan. If the Directors Plan is not approved by our shareholders, the 2011 Plan will remain in effect in its current form, and we will continue to grant equity compensation to our non-employee directors under the 2011 Plan in accordance with its terms.

Considerations for the Approval of the Directors Plan

The Directors Plan has been designed to build upon the effectiveness of the 2011 Plan and incorporates corporate governance best practices to further align our non-employee director compensation program with the interests of our shareholders. The following is a list of some of the primary factors to be considered by shareholders in connection with approving the Directors Plan:

•	Governance Best Practices. The Directors Plan incorporates the following corporate governance best practices that protect the interests of our shareholders:

✓	No additional shares requested. No additional shares are requested under the Directors Plan; thus, approval of this plan will have no additional dilutive effect on shareholders.

✓	Individual limits. Non-employee director participants are subject to meaningful, annual limits on their cash and equity compensation.

✓	No “liberal” share recycling. Shares that are tendered or withheld to satisfy any tax withholding obligations or payment of an option exercise price may not again be available for issuance under the Directors Plan.

✓	No repricings. Repricing of options is not permitted without shareholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.

✓	No evergreen provision. The Directors Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be increased automatically without shareholder approval.

✓	Stock ownership guidelines. Non-employee directors serving on our Board are subject to stock ownership guidelines, as described in “Director Compensation and Stock Ownership Guidelines—Non-Employee Director Stock Ownership Guidelines” above.

•	Modest Share Usage.

✓	As of February 10, 2016, 352,564 shares remained available for future grants under the 2011 Plan.

✓	Since the 2011 Plan was adopted in connection with our IPO, 216,106 shares have been granted pursuant to awards under the 2011 Plan (including shares granted pursuant to elections by directors to receive cash retainers in shares).

✓	Based on our conservative usage of shares authorized for issuance under the 2011 Plan and our reasonable expectation of future equity usage, we believe that the remaining share capacity under the 2011 Plan (which will be equal to the share reserve under the Directors Plan) will last at least 10 years.

•	Attract and Retain Talented Directors. Approving the Directors Plan will enable us to continue to recruit, retain and motivate top talent to serve on our Board and will provide the Company with invaluable guidance necessary to our success.

Overview of Non-Employee Director Compensation

For a summary of our current non-employee director compensation policy and the compensation paid to our non-employee directors in 2015, see “Director Compensation and Stock Ownership Guidelines” above.

Summary of the Directors Plan

The following is a summary of the principal features of the Directors Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the Directors Plan, a copy of which has been filed with the SEC with this Proxy Statement as Annex D.

Purpose

The purpose of the Directors Plan is to attract and retain the services of experienced non-employee directors by providing them with compensation for their services in the form of cash and/or shares of our common stock, thereby promoting the long-term growth and financial success of the Company and furthering the best interests of our shareholders.

Eligibility

Each regular, active member or prospective member of our Board (or any of our subsidiaries or affiliates) who is not our employee (or an employee of any of our subsidiaries or affiliates), as determined by our Board in its sole discretion, is eligible to receive awards under the Directors Plan. As of March 14, 2016, there were 11 non-employee directors eligible to receive awards under the Directors Plan.

Authorized Shares

Subject to adjustment (as described below), other than with respect to substitute awards (as defined in the Omnibus Plan and described above), the maximum number of shares available for issuance under the Directors Plan may not exceed, in the aggregate, the number of shares remaining available for issuance under the 2011 Plan as of the date of our shareholders’ approval of the Directors Plan, plus the number of shares that were subject to outstanding awards under the 2011 Plan as of the date of the 2016 annual general meeting that are thereafter forfeited, cancelled, expire, terminate, otherwise lapse or settle in cash, in whole or in part, without the delivery of shares.

If an award under the Directors Plan is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, the shares covered by such award will again be available for issuance under the plan. However, shares tendered or withheld in respect of taxes or to pay the exercise price of options will not again be available for issuance under the Directors Plan.

Individual Limits

No participant may receive under the Directors Plan in any calendar year (i) options, restricted stock, restricted stock units (“RSUs”) or other stock-based awards with a fair value of more than $1,000,000 as of the grant date (as determined in accordance with applicable accounting standards) or (ii) retainers or other cash-based awards in excess of $1,000,000. Shares delivered pursuant to elections by participants to receive retainers in shares in lieu of cash do not count against the individual limit described in (i) above.

Administration

The Directors Plan is administered by our Board. Under the Directors Plan, the Board (or its delegate) has authority to:

•	designate participants;

•	determine (i) the types of awards (including substitute awards) to grant, (ii) the number of shares to be covered by awards, (iii) the terms, conditions and forms of awards, (iv) whether, and to what extent, awards may be settled or exercised in cash, shares, other awards, other property or net settlement, (v) the circumstances under which awards may be canceled, repurchased, forfeited, suspended or subject to accelerated vesting and (vi) whether awards may be deferred automatically or at the election of the holder;

•	amend the terms or conditions of any outstanding awards;

•	correct any defect, supply any omission or reconcile any inconsistency in the plan or any award agreement, in the manner and to the extent it shall deem desirable to carry the plan into effect;

•	interpret and administer the plan and any instrument or agreement relating to, or award made under, the plan;

•	establish, amend, suspend or waive rules and regulations, and appoint agents; and

•	make any other determination and take any other action that it deems necessary or desirable to administer the plan as the Board deems necessary or desirable for the proper administration of the plan and compliance with applicable law, stock exchange rules and accounting or tax rules and regulations.

Types of Awards

Pursuant to our current non-employee director compensation policy, we currently grant only RSUs to our non-employee directors (and we do not anticipate making any changes to this practice in the near term). However, given the ten-year term of the Directors Plan, in order to provide us sufficient flexibility, the Directors Plan provides for grants of stock options, RSUs, restricted stock, retainers other stock-based awards and other cash-based awards:

•	Stock Options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option (other than a substitute award) will be determined by the Board and may not be less than the “fair market value” of a share of our common stock (as defined in the Omnibus Plan and described above). The Board will determine the date after which each stock option may be exercised, the expiration date of each option (provided that no option will be exercisable more than 10 years after the grant date), and the form in which payment will be made upon exercise. No grant of options may be accompanied by a tandem grant providing dividends, dividend equivalents or other distributions be paid on such options.

•	RSUs. RSUs represent a contractual right to receive a share (or cash in an amount equal to the value of a share) at a future date, subject to specified vesting and other restrictions.

•	Restricted Stock. Restricted stock is an award of shares that is subject to restrictions on transfer and a substantial risk of forfeiture.

•	Retainers. Our Board is authorized, subject to limitations under applicable law, to grant annual cash retainers to non-employee directors for service as a member of the Board or a committee of the Board or as chair or lead director of the Board or any such committee. These retainers may be received in shares of our common stock at the election of the directors.

•	Other Stock-Based Awards. The Board is authorized to grant other stock-based awards, which may be denominated, payable or valued in or based on, in whole or in part, shares of our common stock or factors that may influence the value of our shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon our performance or that of our business units or any other factors designated by the Board.

•	Other Cash-Based Awards. The Board is authorized to grant other cash-based awards (including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Directors Plan), either independently or as an element of or supplement to any other award under the Directors Plan.

Automatic Grants

Our Board may institute, by resolution, automatic award grants to new and continuing members of our Board, and may determine the number and type of such awards, the terms and conditions of such awards and the criteria for the grant of such awards.

Deferral

The Board, in its discretion, may permit non-employee directors to defer the receipt of any award under the plan (including any retainer) through deferral election procedures set forth in writing by the Board.

Adjustments

In the event that the Board determines that, as a result of any dividend or other distribution (other than any ordinary dividend or distribution) (whether in the form of cash, shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of shares or other securities, issuance of warrants or other rights to purchase our shares or other securities, issuance of our shares pursuant to the anti-dilution provisions of our securities, or other similar corporate transaction or event affecting our shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Director Plan, the Board will adjust equitably, so as to ensure no undue enrichment or harm, any or all of:

•	the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate and individual award limits under the Directors Plan;

•	the number and type of shares subject to outstanding awards under the Directors Plan; and

•	the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

Separation from Service and Change in Control

The Board will determine the effect on awards of a separation from service prior to the end of a performance period or vesting, exercise or settlement, including whether the awards will vest, become exercisable, settle or be paid or forfeited.

In the event of a “change in control” (as defined in the Omnibus Plan and summarized above), the Board may, in its sole discretion, take any one or more of the following actions with respect to outstanding awards:

•	continuation or assumption of such award by the successor or surviving corporation (or its parent);

•	substitution or replacement of such award by the successor or surviving corporation (or its parent) with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof) with substantially the same terms and value as such award (including any applicable performance targets or criteria);

•	acceleration of the vesting of such award and the lapse of any restrictions thereon, or right to exercise outstanding awards immediately prior to the change in control, and the expiration of outstanding awards if not timely exercised by the date of the change in control or other date as designated by the Board; or

•	cancellation of such award in consideration of a payment equal to the value of the award (as determined in the discretion of the Board), with the form, amount and timing of such payment determined by the Board in its sole discretion (subject to the terms of the Directors Plan), provided that the Board may, in its sole discretion, terminate, without the payment of any consideration, any options for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change in control transaction.

Amendment and Termination

Our Board may amend, alter, suspend, discontinue or terminate the Directors Plan, unless prohibited by applicable law or if the Directors Plan expressly provides such modification is not permitted. Our Board may also amend, alter, suspend, discontinue or terminate, or waive any conditions or rights under, any outstanding award. However, subject to the adjustment provision and change in control provision (each summarized above), any such action by our Board that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except (i) to the extent that such action is taken to cause the Directors Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or (ii) to impose any “clawback” or recoupment provisions on any awards (including any amounts or benefits arising from such awards) in accordance with the Directors Plan.

Cancellation or “Clawback” of Awards

Our Board of Directors may, to the extent permitted by applicable law and stock exchange rules or by any of our policies, cancel or require reimbursement of any awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the Directors Plan or the sale of shares underlying such awards.

Prohibition on Repricing

Subject to the adjustment provision summarized above, our Board of Directors may not directly or indirectly, through cancellation or re-grant or any other method (including through the repurchase of options (that are “out of the money”) for cash and/or other property), reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant without approval of our shareholders.

Term

The Directors Plan is scheduled to expire on the 10-year anniversary of its effective date (which is the date of shareholder approval), unless, prior to that date, the maximum number of shares available for issuance under the Directors Plan has been issued or our Board of Directors terminates the plan.

U.S. Federal Income Tax Consequences

For more details on the U.S. federal income tax consequences of certain awards that may be granted under the Directors Plan, see “Proposal No. 3—Approval of the MSCI Inc. 2016 Omnibus Incentive Plan and the Material Terms of the Performance Goals Under the Plan for Purposes of §162(m) of the Internal Revenue Code—Summary of the Omnibus Plan—U.S. Federal Income Tax Consequences” above.

New Plan Benefits

As described above, the Board, in its discretion, will select the participants who receive awards and the size and types of those awards under the Directors Plan, if the plan is approved by our shareholders. The awards that will be made to particular individuals or groups of individuals in the future under the Directors Plan will be consistent with the “Director Compensation and Stock Ownership Guidelines” discussed on page 75 of this Proxy Statement, which set forth certain information regarding the compensation granted to our non-employee directors during 2015 under the 2011 Plan.

Equity Compensation Plan Information

For the information required by Item 201(d) of Regulation S-K under the Exchange Act, see “Equity Compensation Plan Information” on page 74 above.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2016 annual meeting of shareholders, at which a quorum is present, is required to approve Proposal No. 4. Abstentions shall be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MSCI INC. 2016 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS APPROVAL UNLESS OTHERWISE INSTRUCTED.

AUDIT MATTERS

Independent Auditor’s Fees

The following table summarizes the aggregate fees (including related expenses; dollars in thousands) billed and accrued in 2015 and 2014 for professional services provided by PricewaterhouseCoopers LLP (“PwC”). On March 10, 2015, the Audit Committee approved the engagement of PwC as the Company’s independent auditor for 2015. These fees were approved pursuant to the pre-approval policies and procedures described below.

$ in thousands	2015(1)		2014(2)
Audit fees(3)	$	2,080	$	1,856
Audit-related fees(4)	$	486	$	826
Tax fees(5)	$	1,704	$	698
All other fees	$	—	$	—

Total	$	4,270	$	3,380

(1)	In addition to amounts presented in this table, fees incurred and accrued by MSCI for services provided by Deloitte & Touche LLP (“Deloitte”), our predecessor auditor, in 2015 totaled approximately $196,000. These fees related to the (i) review of 2013 data included in 2015 financial statements and (ii) preparation of comfort letters.
(2)	In addition to amounts presented in this table, fees incurred and accrued by MSCI for services provided by Deloitte in 2014 totaled approximately $754,000. These fees related to the (i) review of 2013 data included in 2014 financial statements, (ii) preparation of comfort letters and (iii) review of 401(k) financial statements.
(3)	In 2015 and 2014, audit fees consisted of fees billed and accrued for (i) audits of our consolidated financial statements included in our Annual Reports on Form 10-K and related services, (ii) reviews of the interim condensed consolidated financial statements included in our quarterly financial statements, (iii) audits of various entities for statutory and other reporting requirements, (iv) comfort letters, consents and other services related to SEC and other regulatory filings and (v) audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002).
(4)	In 2015 and 2014, audit-related fees consisted of fees billed and accrued for (i) reports related to the assessment of internal controls and compliance with professional standards and (ii) the annual audit of the 401(k) financial statements. In 2014, audit-related fees also included due diligence services pertaining to acquisition-related activities.
(5)	In 2015 and 2014, tax fees consisted of compliance and advisory services related to (i) international corporate restructuring, (ii) tax consulting fees related to international and domestic tax matters and (iii) tax compliance assistance.

Pre-Approval Policy of the Audit Committee of Services Performed by Independent Auditors

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditor to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general pre-approval, if it involves a fee in excess of $400,000 or relates to tax planning and advice, it requires a separate pre-approval of the full Audit Committee. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve certain engagements not requiring approval by the full Audit Committee. The Chair must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NYSE rules and regulations. Management reports the actual fees versus pre-approved amounts periodically throughout the year by category of service.

Change in Independent Auditor

As reported in the Company’s Form 8-K filed with the SEC on March 14, 2014 (the “Form 8-K”), on March 11, 2014, the Audit Committee approved the engagement of PwC as the Company’s independent auditor and the dismissal of Deloitte.

The reports of Deloitte on our financial statements for each of the years ended December 31, 2012 and 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our financial statements for the years ended December 31, 2012 and 2013, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the matter in their report and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period through March 12, 2014.

During the years ended December 31, 2012 and 2013 and the subsequent interim period through March 12, 2014, neither we nor anyone on our behalf consulted with PwC regarding the application of accounting principles to a specified transaction, either completed or proposed, or any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

We provided Deloitte with a copy of the foregoing disclosures. We also provided Deloitte with a copy of the Form 8-K reporting the change in our independent auditor for 2014 containing substantially the same disclosure as above and requested that Deloitte provide the Company with a letter addressed to the SEC stating whether or not Deloitte agreed with the disclosures contained therein. A copy of Deloitte’s letter, dated March  14, 2014, is filed as Exhibit 16.1 to the Form 8-K.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. To access this charter, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (“independent auditor”), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NYSE and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor for the year ended December 31, 2015, PwC, was responsible for auditing the consolidated financial statements included in the Company’s Annual Reports on Form 10-K, and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting, as well as reviewing the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held eight meetings during the year ended December 31, 2015. With respect to the fiscal year ended December 31, 2015, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly and annual earnings releases;
•	reviewed and discussed the (i) quarterly unaudited consolidated financial statements and related footnotes and (ii) audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2015 with management and PwC;
•	reviewed and discussed the annual plan and scope of work of the independent auditor;
•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;
•	met with PwC, the internal auditor and Company management in executive sessions to discuss the results of their examinations and evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs;
•	reviewed and discussed the critical accounting policies set forth in the Company’s Annual Report on Form 10-K;
•	reviewed business and financial market conditions, including quarterly assessments of risks posed to MSCI’s operations and financial condition; and
•	evaluated the performance of PwC and approved their engagement as the Company’s independent auditor.

The Audit Committee discussed with PwC matters that independent registered public accounting firms are required to discuss with audit committees in accordance with generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16 “Communications with Audit Committees.” This review included discussions by the Audit Committee with management regarding the Company’s consolidated financial statements and with the independent auditor as to the audit thereof, including, among other things, the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

PwC also provided to the Audit Committee its annual independence letter required under Rule 3526 of the Public Company Accounting Oversight Board, and represented that it is independent from the Company. We discussed with PwC their independence from the Company, and considered if services they provided to the Company beyond those rendered in connection with their integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and the reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, were compatible with maintaining their independence.

During the fiscal year ended December 31, 2015, the Audit Committee also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided. Pursuant to the pre-approval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above under “—Pre-Approval Policy of the Audit Committee of Services Performed by Independent Auditors,” the Audit Committee approved, among other things, fees related to the integrated audits, statutory audits, consultations, internal control reviews and due diligence services pertaining to business acquisitions. The Audit Committee also approved certain tax fees consisting of compliance and advisory services related to (i) international corporate restructuring, (ii) tax consulting fees related to international and domestic tax matters and (iii) tax compliance assistance.

Based on our review and these meetings, discussions and reports described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee’s charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Rodolphe M. Vallee (Chair)

Robert G. Ashe

Wayne Edmunds

D. Robert Hale

✓ PROPOSAL NO. 5 — RATIFICATION OF THE APPOINTMENT OF MSCI INC.’S INDEPENDENT AUDITOR

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditors for 2016 and presents this selection to the shareholders for ratification. PwC will audit our consolidated financial statements for 2016 and perform other permissible pre-approved services.

A PwC representative will attend the annual meeting of shareholders to respond to your questions and will have the opportunity to make a statement if he or she desires to do so. If shareholders do not ratify the appointment, the Audit Committee will reconsider it.

The Audit Committee periodically reviews the engagement of the independent auditor to assess, among other things, the skills, experience, service levels and costs associated with conducting the annual audit of the Company’s financial statements.

Vote Required and Recommendation

The affirmative vote of a majority of the votes cast at our 2016 annual meeting of shareholders, at which a quorum is present, is required to approve Proposal No. 5. Abstentions shall not be treated as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITOR.

PROXIES SOLICITED BY OUR BOARD WILL BE VOTED “FOR” THIS RATIFICATION UNLESS OTHERWISE INSTRUCTED.

OTHER MATTERS

Certain Transactions

Transactions with Shareholders. From time to time, shareholders that own more than 5% of our common stock subscribe to, license or otherwise purchase, in the normal course of business, certain of our products and services. These transactions are negotiated on an arm’s-length basis. These transactions were subject to review under our Related Person Transactions Policy described below.

During 2015, BlackRock, Inc., Generation Investment Management LLP, Independent Franchise Partners, LLP, Morgan Stanley, T. Rowe Price Associates, Inc., The Vanguard Group and Wellington Management Company LLP and/or their respective affiliates subscribed to, licensed or otherwise purchased in the normal course of business, certain of our products and services. For purposes of full disclosure, revenues recognized by us from subscriptions, licenses and other fees related to our products and services by BlackRock, Inc., Generation Investment Management LLP, Independent Franchise Partners, LLP, Morgan Stanley, T. Rowe Price Associates, Inc., The Vanguard Group and Wellington Management Company LLP and/or their respective affiliates for 2015 were approximately $110.6 million, $0.13 million, $0.15 million, $15.3 million, $2.8 million, $10.7 million and $6.9 million, respectively. There were no revenues recognized by us from ValueAct Capital and and/or its respective affiliates for 2015. Since December 31, 2015, each of Generation Investment Management LLP, Morgan Stanley and ValueAct Capital reported in a Schedule 13D or 13G filing, as applicable, that it ceased to be a beneficial owner of 5% or more of our common stock, and Wellington Management Company LLP reported in a Schedule 13G filing that it became a beneficial owner of 5% or more of our common stock.

Transactions with Non-Employee Directors. In connection with his appointment to the Board and Audit Committee pursuant to the Cooperation Agreement described on page 8 of this Proxy Statement, Mr. Hale, a Partner of ValueAct Capital, is entitled to receive an annual retainer (payable in cash or stock at his election) of $75,000 and $10,000 for his service on the Board and Audit Committee, respectively, and annual equity awards in the form of restricted stock units (“RSUs”) under the MSCI Inc. Independent Directors’ Equity Compensation Plan having an aggregate fair market value of $140,000 (based on the closing price of MSCI’s common stock as reported by the NYSE on the date prior to grant). The RSUs he received in connection with the 2015 Board Term are scheduled to vest on April 28, 2016. Mr. Hale has directed that his cash retainers be directly paid to ValueAct Capital Management, L.P. It is also expected that his annual equity awards will be transferred upon vesting to ValueAct Capital Master Fund L.P.

Related Person Transactions Policy

The Company maintains a written Related Person Transactions Policy (the “Policy”), which governs the approval of related person transactions. For purposes of the Policy: (i) a Related Person Transaction means (1) a Transaction involving the Company in which the amount involved exceeds $120,000 in any fiscal year and a Related Person has a direct or indirect material interest and (2) any material amendment or modification to the foregoing, regardless of whether such Transaction previously has been approved in accordance with the Policy; (ii) a Related Person means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of MSCI or a nominee to become a director of MSCI, a person or entity that is known to be the beneficial owner of more than 5% of MSCI’s voting securities, excluding any beneficial owner that reports its ownership on Schedule 13G pursuant to Rule 13d-1(b) under the Exchange Act (5% Stockholder under the Policy) and the Immediate Family Members (as defined in the Policy) of any of the foregoing; provided, however, that the General Counsel may nevertheless determine that it would be advisable for specific transactions by beneficial owners reporting on Schedule 13G pursuant to Rule 13d-1(b) to be reviewed under the Policy; and (iii) a Transaction means any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, including indebtedness, guarantees of indebtedness and transactions involving employment and similar relationships. Under the Policy, the Legal and Compliance Department, in consultation with the General Counsel and outside counsel to the extent appropriate, determines whether potential Related Person Transactions are subject to review under the Policy and/or disclosure as a Related Person Transaction under SEC rules; provided that any potential Related Person Transaction with the General Counsel will be reviewed by the Chief Executive Officer and referred to the

Nominating and Corporate Governance Committee, if appropriate. If the Legal and Compliance Department and the General Counsel determine that (i) the proposed Transaction constitutes a Related Person Transaction or (ii) it would be beneficial to further review the Transaction under the Policy, then, in either case, the Transaction is referred to the Nominating and Corporate Governance Committee for approval or ratification. In determining whether to approve a Related Person Transaction, the Nominating and Corporate Governance Committee considers all relevant facts and circumstances, including (if applicable) without limitation, the commercial reasonableness of the terms of the proposed Transaction, the benefit to the Company, the availability and/or opportunity costs of alternative Transactions, the materiality and character of the Related Person’s direct or indirect interest, and whether the Transaction would, or would be perceived to, present an improper conflict of interest for the Related Person taking into account (i) the size of the Transaction; (ii) the overall financial position of the Related Person; (iii) the direct or indirect nature of the Related Person’s interest in the Transaction; (iv) whether the Transaction is of an ongoing nature; and (v) any other relevant factors; and if the Related Person is a director (or an Immediate Family Member of a director (as defined in the Policy)), the impact on the director’s independence under applicable rules. Certain categories of Transactions set forth in the Policy have been determined not to be Related Person Transactions and are not subject to the Policy. These categories of Transactions not subject to the Policy include, among other things, (i) Transactions between MSCI and any entity in which a Related Person has a relationship solely as a director, a less than 5% equity holder of any entity whose equity securities are publicly traded, a less than 10% holder of an entity whose equity securities are not publicly traded, or an employee (other than an executive officer); provided that, (x) the Related Person does not receive any compensation or other material benefit of any kind from the other entity due, in whole or in part, to the creation, negotiation or approval of the Transaction, and (y) the Related Person is not personally involved in the creation, negotiation or approval of the Transaction; (ii) certain compensation agreements and corporate sponsored investment opportunities approved by the Compensation Committee or Board, as applicable; (iii) any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis; (iv) certain transactions involving terms established on a competitive basis; (v) sales or licenses of products and services by the Company to a Related Person or to an entity in which a Related Person is an executive officer in the ordinary course of business and reflecting standard terms, including standard fees, subject to standard discounts prevailing at the time of the Transaction that would be offered at that time for comparable Transactions for or with unaffiliated third parties and where (x) to the extent the transaction involves an entity in which a Related Person is an executive officer: (1) the Related Person does not receive any compensation or other material benefit of any kind from the other entity due, in whole or in part, to the creation, negotiation or approval of the Transaction and (2) the Related Person is not personally involved in the creation, negotiation or approval of the Transaction and (y) the amount involved in the Transaction equals less than the greater of $1 million or 2% of the annual consolidated gross revenues of the other entity that is party to the Transaction and less than 2% of the annual consolidated revenues of the Company; (vi) investments in financial products based on or created with the use of MSCI products; and (vii) certain indemnification payments. The Nominating and Corporate Governance Committee administers the Policy and may amend it from time to time.

Other Business

We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 28, 2016. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available free of charge at www.proxyvote.com. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

ANNEX A

FREQUENTLY ASKED QUESTIONS

How do we refer to MSCI Inc. in this Proxy Statement?

We refer to MSCI Inc. as the “Company,” “MSCI,” “we,” “our” or “us” and the Board of Directors of MSCI Inc. as the “Board.” MSCI is incorporated in Delaware and its shares are listed on The New York Stock Exchange under the symbol MSCI. References to “Shares,” “shares” or “shares of our common stock” in this Proxy Statement refer to shares of our common stock, par value $0.01 per share.

What are the date, time and place of the 2016 annual meeting of shareholders?

We will hold the 2016 annual meeting of shareholders on April 28, 2016 at 2:30 PM, Eastern Time, via the Internet at www.virtualshareholdermeeting.com/MSCI2016.

In order to access the virtual annual meeting, you will be asked to provide your 12-digit control number. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/MSCI2016. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Who may vote at the 2016 annual meeting of shareholders?

You can vote your shares of MSCI common stock at our 2016 annual meeting of shareholders if you were a shareholder at the close of business on March 2, 2016 (the “record date”).

As of March 2, 2016, there were 98,604,056 shares of MSCI common stock outstanding. Each share of MSCI common stock entitles you to one vote on each matter voted on at the annual meeting of shareholders.

A majority of the shares of MSCI common stock outstanding at the close of business on the record date must be present in order to hold the meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the 2016 annual meeting of shareholders if you vote through the Internet at the virtual annual meeting of shareholders or properly submit your proxy prior to the 2016 annual meeting of shareholders.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we are making this Proxy Statement and our 2015 Annual Report on Form 10-K (including any amendments thereto) available to our shareholders over the Internet. As a result, unless you have previously requested electronic access to our proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our 2015 Annual Report on Form 10-K (including any amendments thereto) over the Internet, how to request a paper or e-mail copy of these materials and how to vote by mail, telephone or via the Internet. We will mail the Notice of Internet Availability of Proxy Materials on or about March 14, 2016. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares.

In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of shareholders on the environment. If you choose to receive future proxy materials electronically, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it. See “How do I sign up for electronic delivery of proxy materials?” below for further information on electing to receive proxy materials electronically.

What is the difference between holding shares as a “record holder” and as a beneficial owner of shares held in “street name”?

Record Holder. If your shares are registered directly in your name with MSCI’s transfer agent, Broadridge Corporate Issuer Solutions, Inc. (including its affiliates, “Broadridge”), you are considered a “record holder” with respect to those shares, and the Notice of Internet Availability of Proxy Materials will be sent directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account with a brokerage firm, bank, broker dealer, or other intermediary, then you are considered a beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials and other proxy materials will be forwarded to you by that intermediary. As a beneficial owner of shares held in “street name,” you have the right to direct that intermediary on how to vote the shares held in your account by following their instructions for voting. If you do not provide your brokerage firm, bank, broker dealer or other intermediary with instructions on how to vote your shares, such intermediary or intermediary nominee will be able to vote your shares only with respect to the proposal related to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2016.

How do I vote my shares?

You may direct your vote by Internet, telephone or mail. Your vote must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

	If you are a shareholder of record:	If you are a beneficial holder of shares held in “street name”:

By Internet Prior to the 2016 Annual Meeting* (24 hours a day):	www.proxyvote.com	www.proxyvote.com

By Internet During the 2016 Annual Meeting* (24 hours a day):	www.virtualshareholdermeeting.com/MSCI2016	www.virtualshareholdermeeting.com/MSCI2016

By Telephone* (24 hours a day):	1-800-690-6903	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.

By Mail:	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717	Follow the voting instructions you receive from your brokerage firm, bank, broker dealer or other intermediary.

* While MSCI and Broadridge do not charge any fees for voting by Internet or telephone, there may be related costs from other parties, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

How does the Board recommend that I vote and what vote is required for adoption or approval of each matter to be voted on?

Proposal No.	Proposal	Vote Required	Directors’ Recommendation
1	Election of Directors	Number of votes cast “FOR” exceeds number of votes cast “AGAINST”	FOR all nominees
2	Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy and entitled to vote	FOR the approval of the Executive Compensation of our NEOs
3	Approval of the MSCI Inc. 2016 Omnibus Incentive Plan and the material terms of the Performance Goals under the Plan for purposes of §162(m) of the Internal Revenue Code	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy and entitled to vote	FOR the approval of the MSCI Inc. 2016 Omnibus Incentive Plan and the material terms of the Performance Goals under the Plan for purposes of §162(m) of the Internal Revenue Code
4	Approval of the MSCI Inc. 2016 Non-Employee Directors Compensation Plan	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy and entitled to vote	FOR the approval of the MSCI Inc. 2016 Non-Employee Directors Compensation Plan
5	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of the total votes cast by holders of shares present through the virtual meeting or represented by proxy and entitled to vote	FOR the ratification of the appointment of PricewaterhouseCoopers LLP

How will my shares be voted if I do not give specific voting instructions and what are broker non-votes?

Record Holders. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement (e.g., “FOR”) and in their discretion regarding any other matters properly presented for a vote at our 2016 annual meeting of shareholders. As of the date of this Proxy Statement, we did not know of any proposals or matters to be raised at the 2016 annual meeting of shareholders other than those presented in this Proxy Statement.

Beneficial Owners of Shares Held in “Street Name.” Broker non-voting occurs when your brokerage firm, bank, broker dealer or other intermediary has not received specific voting instructions from you with respect to shares held in “street name” and the broker does not have discretionary voting authority with respect to a proposal. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares only on discretionary items but not on non-discretionary items, as determined by the NYSE.

•	Non-discretionary items. The following proposals are considered “non-discretionary” items: Proposal No. 1—election of directors; Proposal No. 2—approve, by non-binding vote, our executive compensation; Proposal No. 3—approve the MSCI Inc. 2016 Omnibus Incentive Plan and the material terms of the Performance Goals under the Plan for purposes of §162(m) of the Internal Revenue Code; and Proposal No. 4—approve the MSCI Inc. 2016 Non-Employee Directors Compensation Plan. NYSE member brokers that do not receive specific voting instructions from beneficial owners of shares held in “street name” may not vote on these proposals on behalf of such beneficial owners.

•	Discretionary item. Proposal No. 5—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2016 is a “discretionary” item. NYSE member brokers that do not receive voting instructions from beneficial owners of shares held in “street name” may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. However, broker non-votes are not counted for purposes of Proposal Nos. 1, 2, 3, and 4 and will therefore have no effect on the outcome of these proposals. This is because each of these proposals requires consideration of the votes cast and broker non-votes are not considered votes cast under the laws of Delaware (our state of incorporation). Therefore, if you hold your shares in an account with a brokerage firm, bank, a broker dealer or other intermediary, it is critically important that you submit your voting instructions if you want your shares to count for the non-discretionary items listed above.

What are my choices for casting my vote on each matter to be voted on?

Proposal No.	Proposal	Voting Options	Effect of Abstentions
1	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect – not counted as a “vote cast”
2	Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	No effect – not counted as a “vote cast”
3	Approval of the MSCI Inc. 2016 Omnibus Incentive Plan and the material terms of the Performance Goals under the Plan for purposes of §162(m) of the Internal Revenue Code	FOR, AGAINST or ABSTAIN	Treated as a vote “AGAINST”
4	Approval of the MSCI Inc. 2016 Non-Employee Directors Compensation Plan	FOR, AGAINST or ABSTAIN	Treated as a vote “AGAINST”
5	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	No effect – not counted as a “vote cast”

What happens if a director does not receive a majority of the votes required for his or her re-election?

Under the laws of Delaware (our state of incorporation), if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” Our Bylaws also provide that, in order for an incumbent director to become a nominee of the Board, each director must submit an irrevocable resignation as director that becomes effective if (i) he or she does not receive a majority of the votes cast in an uncontested election and (ii) the Board accepts the resignation. If a director does not receive a majority of the votes cast in an uncontested election, the Nominating and Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind the decision if it rejects the resignation, within 90 days after the election results are certified.

When will MSCI next hold an advisory vote on the frequency of say on pay votes?

The next advisory vote on the frequency of say on pay votes will be held no later than our 2017 annual meeting of shareholders. Shareholders currently have the opportunity to vote on an advisory basis on executive compensation on an annual basis.

How do I revoke or change my proxy?

If you are a “record holder,” you can revoke or change your proxy at any time before your shares are voted, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by:

•	Voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

•	Signing and returning a new proxy card with a later date; or

•	Voting by Internet while attending the virtual annual meeting (attending the annual meeting by Internet does not revoke your proxy unless you vote by Internet during the virtual annual meeting).

If you are a “record holder,” you may also revoke your proxy by giving written notice of revocation to c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, which must be received no later than 5:00 PM, Eastern Time, on April 27, 2016.

If you are a beneficial owner of shares held in “street name,” you may revoke your proxy by following the instructions your brokerage firm, bank, broker dealer or other intermediary provides.

Will the 2016 annual meeting of shareholders be webcast?

Yes. You may attend the annual meeting virtually at www.virtualshareholdermeeting.com/MSCI2016, where you will be able to vote electronically and submit questions during the meeting. A webcast replay of the 2016 annual meeting of shareholders will also be archived on that website until April 28, 2017.

Will my vote be confidential?

Our Bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee of MSCI, except in certain limited circumstances such as when you request or consent to disclosure.

Where can I find the voting results of the 2016 annual meeting of shareholders?

The preliminary voting results will be announced at the 2016 annual meeting of shareholders. The final voting results will be tallied by representatives of Broadridge, our inspector of elections, and will be subsequently published by us by the filing of a Current Report on Form 8-K with the SEC shortly after the 2016 annual meeting of shareholders.

We make available free of charge, on or through our website, these reports and other information as soon as reasonably practicable following the time they are electronically filed with or furnished to the SEC. To access these reports, click on the “SEC Filings” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Who will pay for the cost of the proxy solicitation?

We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our 2016 annual meeting of shareholders. Proxies may be solicited on our behalf by directors, officers, employees or agents in person or by telephone, electronic transmission and facsimile transmission. Our directors, officers and employees will receive no additional compensation for any such solicitation.

We have also hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in the distribution and solicitation of proxies. We will pay Morrow & Co. a fee of $10,000, plus reasonable expenses, for these services. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

How do I sign up for electronic delivery of proxy materials?

Shareholders can access this Proxy Statement and our 2015 Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing our proxy materials, including the Notice of Internet Availability of Proxy Materials, our Annual Report on Form 10-K and the Proxy Statement, electronically in lieu of receiving hard copies by mail. To receive our proxy materials electronically, you will need access to a computer and an e-mail account. If you vote through the Internet at www.proxyvote.com, you will be prompted to consent to receiving proxy materials electronically in future years. To consent to electronic delivery, when prompted, you must indicate that you agree to receive such materials electronically in future years.

Shareholders that wish to revoke their request for electronic delivery may do so at any time without charge, by contacting us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-1090.

If you hold your shares through a brokerage firm, bank, broker dealer or other intermediary and you have not already done so, you can choose electronic delivery of our proxy materials by contacting such intermediary. You may also update your e-mail address by contacting such intermediary.

What is householding?

Consistent with notices sent to shareholders of record sharing a single address, we will send only one copy of each of the Notice of Internet Availability of Proxy Materials, our 2015 Annual Report on Form 10-K and this Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of each of the Notice of Internet Availability of Proxy Materials, our 2015 Annual Report on Form 10-K or this Proxy Statement as follows:

•	Shareholders wishing to discontinue or begin householding, should contact us in writing at c/o Corporate Secretary at MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or by telephone at (212) 981-1090.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•	Any householded shareholder may request prompt delivery of a copy of each of the Notice of Internet Availability of Proxy Materials, our 2015 Annual Report on Form 10-K or the Proxy Statement, as applicable, by contacting us at (212) 981-1090 or by writing to us at Investor Relations, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007 or via email at investor.relations@msci.com. Instructions for requesting such materials are also included in the Notice of Internet Availability of Proxy Materials.

How can I submit a shareholder proposal at the 2017 annual meeting of shareholders?

Shareholders intending to present a proposal at the 2017 annual meeting of shareholders and have it included in next year’s Proxy Statement must submit the proposal to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007. We must receive the proposal no later than November 14, 2016.

Shareholders intending to present a proposal at the 2017 annual meeting of shareholders, but not to include the proposal in our Proxy Statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the shareholder of record of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.

Therefore, the Company must receive notice of such a proposal or nomination for the 2017 annual meeting of shareholders no earlier than December 29, 2016 and no later than January 28, 2017. The notice must contain the information required by our Bylaws, a copy of which is available upon request to us in writing at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How can I submit a recommendation of a director candidate?

The Nominating and Corporate Governance Committee oversees searches for and identifies qualified individuals for membership on MSCI’s Board. See “Corporate Governance—Director Qualifications” above.

Shareholders of record may make recommendations for consideration by the Nominating and Corporate Governance Committee at any time. To recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, a shareholder must submit a written notice which demonstrates that it is being submitted by a shareholder of record of MSCI and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates nominees proposed by shareholders and those identified by the Nominating and Corporate Governance Committee. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How do I communicate with individual directors or the Board as a group?

Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Board at c/o Corporate Secretary, MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007.

How do I report issues regarding accounting, internal controls and other auditing matters?

Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to MSCI Inc., 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, Attention: Chair of the Audit Committee of MSCI Inc., in care of Mr. Frederick W. Bogdan, General Counsel. Our Procedures for Submission of Ethical or Accounting Related Complaints are available on our website. To access this document, click on the “Corporate Governance” link found on our website’s Investor Relations homepage (http://ir.msci.com). Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

Annex B

Share Activity

As of February 10, 2016, under all equity compensation plans we had:

•	Stock options covering 442,794 shares of our common stock, with a weighted average exercise price of $22.22 and a weighted average remaining term of 2.51 years, were outstanding;
•	Unvested deferred stock awards covering 1,422,034 shares of our common stock were outstanding; and
•	A total of 6,143,524 shares that were available for grant under the MSCI Inc. Amended and Restated 2007 Equity Incentive Compensation Plan and the MSCI Inc. Independent Directors’ Equity Compensation Plan, which are the sole equity compensation plans under which the company grants equity awards.

Shared-Based Compensation. Certain of the Company’s employees have received share-based compensation under certain compensation programs. The Company’s compensation expense reflects the fair value method of accounting for share-based payments under ASC Subtopic 718-10, “Compensation-Stock Compensation.” ASC Subtopic 718-10 requires measurement of compensation cost for equity-based awards at fair value and recognition of compensation cost over the service period, net of estimated forfeitures.

The fair value of MSCI restricted stock units (“RSUs”) is measured as the closing price of MSCI’s common stock on the date prior to grant. Restricted stock units subject to performance conditions (“PSUs”) are based on performance measures that impact the amount of shares that each recipient will receive upon vesting. The fair value of PSUs is measured as the closing price of MSCI’s common stock on the date prior to grant. RSUs that are subject to the achievement of multi-year total shareholder return targets (“MSUs”) are performance awards with a market condition. The fair value of MSUs is determined using a Monte Carlo simulation model that creates a normal distribution of future stock prices, which is then used to value the awards based on their individual terms.

The fair value of MSCI standard stock options is determined using the Black-Scholes valuation model and the single grant life method. Under the single grant life method, option awards with graded vesting are valued using a single weighted-average expected option life. The fair value of MSCI stock options that contain stock price contingencies is determined using a Monte Carlo simulation model.

The Company recognizes the expense for an award granted to an employee who is not retirement-eligible utilizing the graded vesting method over the requisite service period. For all awards, the Company bases initial accruals of compensation cost on the estimated number of units for which the requisite service is expected to be rendered and, for PSUs, the performance targets expected to be achieved is also considered. If the estimated number of units or the number of units ultimately delivered changes from previous estimates, the cumulative effect on current and prior periods of a change is recognized in compensation cost in the period of the change. Because the probability of actual shares expected to be earned is reflected in the fair value of MSUs on the grant date, the expense to be recognized for these awards is not adjusted to reflect the actual shares earned.

Based on interpretive guidance related to share-based compensation, the Company’s policy is to accrue the estimated cost of share-based awards that are granted to retirement-eligible employees over the course of the prior year in which they were earned rather than expensing the awards on the date of grant. A portion of the awards granted to retirement-eligible employees consist of PSUs. For those PSUs, the Company bases initial accruals of compensation cost on the estimated number of units for which the requisite service is expected to be rendered. If the estimated number of units expected to convert changes from previous estimates based on the performance targets expected to be achieved, the cumulative effect of a change is recognized in compensation cost in the period of the change.

In February 2016, the Company granted a portion of its employees with awards in the form of RSUs and MSUs. The total number of units granted was 711,329. The aggregate fair value of the awards was $42.5 million, of which approximately $9.8 million had been expensed in the year ended December 31, 2015 in relation to awards granted to retirement eligible employees under the award terms. A portion of the awards granted consisted of RSUs vesting over a three-year period, with one-third vesting on each anniversary of the grant in 2017, 2018 and 2019. A smaller portion of the awards granted consisted of MSUs that will time-vest over a three year period and are subject to the achievement of the applicable absolute total shareholder return compound annual growth rate and relative total shareholder return compound annual growth rate performance metrics measured over a minimum three-year performance period. The performance period may also be extended for an additional period of six months only in the event that both of the performance metrics achieved by the Company are below specified threshold performance levels.

Certain MSU awards were also granted under an equity compensation plan that was approved by the Board, but remains subject to shareholder approval. As a result, these awards are not considered to have been granted in accordance with ASC Subtopic 718-10. If the plan is approved, the fair value of the target number of shares underlying such awards will be determined as of the grant date, which will coincide with shareholder approval of the equity compensation plan. These awards are subject to achievement of the same performance metrics as those for the MSUs granted in February 2016 and will vest at the same time.

For a small group of awards granted by the Company, all or a portion of the award may be cancelled in certain limited situations, including termination for cause, if employment is terminated before the end of the relevant restriction period. For the remainder of the awards granted by the Company, all or a portion of the award may be cancelled if employment is terminated for certain reasons before the end of the relevant restriction period for non-retirement-eligible employees.

In connection with awards under its equity-based compensation plans, the Company is authorized to use newly issued shares or certain shares of common stock held in treasury.

The following table presents certain information with respect to our equity compensation plans, all of which have been approved by security holders, at February 10, 2016:

Equity Compensation Plans Approved by Security Holders	Number of Securities to be Issued Upon Vesting of Restricted Stock Units and Exercise of Outstanding Options (a)	Weighted Average Unit Award Value of Restricted Stock Units and Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
MSCI Inc. Independent Directors’ Equity Compensation Plan(1)	42,229	$52.20	352,564
MSCI Amended and Restated 2007 Equity Incentive Compensation Plan	1,563,700	$52.48	5,790,960
RiskMetrics Group, Inc. 2000 Stock Option Plan	—	$—	—
RiskMetrics Group, Inc. 2004 Stock Option Plan	62,689	$19.72	—
RiskMetrics Group, Inc. 2007 Omnibus Incentive Compensation Plan	196,210	$22.22	—

Total	1,864,828	$48.19	6,143,524

(1)	The MSCI Inc. Independent Directors’ Equity Compensation Plan does not authorize the issuance of options to purchase MSCI common stock.

Share-Based Compensation

Deferred Stock Awards.

Certain Company employees have been granted deferred stock awards pursuant to a share-based compensation plan. The plan provides for the deferral of a portion of certain employees’ discretionary compensation with awards made in the form of RSUs, PSUs, MSUs and restricted stock awards (together, the “Deferred Stock Awards”). Recipients of RSUs, restricted stock awards and PSUs granted prior to January 2014 generally have rights to receive dividend equivalents that are not subject to vesting. Recipients of RSUs and PSUs granted in January 2014 and thereafter generally have rights to receive dividend equivalents that are subject to vesting. The Company reports the target number of PSUs granted unless it has determined, based on the actual achievement of performance measures, that an employee will receive a different amount of shares underlying the PSUs, in which case the Company reports the amount of shares employees are likely to receive.

The following tables present activity concerning the Company’s deferred stock awards applicable to its employees (share data in thousands) for the periods indicated:

For the Year Ended December 31, 2013	Number of Shares	Weighted Average Grant Date Fair Value
Deferred stock awards at December 31, 2012	1,440	$32.47
Granted	797	$34.06
Conversion to common stock	(847)	$32.30
Canceled	(153)	$30.65

Deferred stock awards at December 31, 2013	1,237	$33.84

For the Year Ended December 31, 2014	Number of Shares	Weighted Average Grant Date Fair Value
Deferred stock awards at December 31, 2013	1,237	$33.84
Granted	639	$42.32
Conversion to common stock	(567)	$34.54
Canceled	(96)	$35.82

Deferred stock awards at December 31, 2014	1,213	$37.82

For the Year Ended December 31, 2015	Number of Shares	Weighted Average Grant Date Fair Value
Deferred stock awards at December 31, 2014	1,213	$37.82
Granted	634	$55.20
Conversion to common stock	(640)	$36.55
Canceled	(132)	$47.47

Deferred stock awards at December 31, 2015	1,075	$47.70

For the Period Ended February 10, 2016	Number of Shares	Weighted Average Grant Date Fair Value
Deferred stock awards at December 31, 2015	1,075	$47.70
Granted	733	$61.72
Conversion to common stock	(381)	$42.76
Canceled	(6)	$41.83

Deferred stock awards at February 10, 2016	1,421	$56.28

Stock Option Awards.

No MSCI stock options were issued during the years ended December 31, 2015 and 2014. During the year ended December 31, 2013, the Company awarded stock options to certain of its employees. The award was valued using a Black-Scholes valuation model. The weighted average fair value of MSCI stock options issued by the Company in the year ended December 31, 2013 was $19.18 utilizing the following assumptions:

Assumptions
Risk free interest rate	1.87%
Expected option life in years	6.50
Expected stock price volatility	46.07%
Expected dividend yield	—

The expected stock price volatility assumption was determined using the historical volatility of the Company.

The following tables present activity concerning MSCI stock options granted to the Company’s employees for the periods indicated (option data and dollar values in thousands, except exercise price):

For the Year Ended December 31, 2013	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregated Intrinsic Value
Options outstanding at December 31, 2012	2,607	$19.62	5.82	N/A
Granted or assumed	104	$40.23	N/A	N/A
Forfeited	(20)	$18.99	N/A	N/A
Conversion to common stock	(705)	$16.43	N/A	N/A

Options outstanding at December 31, 2013	1,986	$21.85	4.55	$43,445

Options exercisable at December 31, 2013	1,729	$19.42	4.02	$42,005

For the Year Ended December 31, 2014	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregated Intrinsic Value
Options outstanding at December 31, 2013	1,986	$21.85	4.55	N/A
Granted or assumed	—	$—	N/A	N/A
Forfeited	(1)	$24.49	N/A	N/A
Conversion to common stock	(498)	$19.32	N/A	N/A

Options outstanding at December 31, 2014	1,487	$22.69	3.76	$36,802

Options exercisable at December 31, 2014	1,303	$20.49	3.28	$35,120

For the Year Ended December 31, 2015	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregated Intrinsic Value
Options outstanding at December 31, 2014	1,487	$22.69	3.76	N/A
Granted or assumed	—	$—	N/A	N/A
Forfeited	(63)	$40.14	N/A	N/A
Conversion to common stock	(939)	$20.97	N/A	N/A

Options outstanding at December 31, 2015	485	$23.77	2.40	$23,432

Options exercisable at December 31, 2015	435	$22.29	2.68	$21,669

For the Period Ended February 10, 2016	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Aggregated Intrinsic Value
Options outstanding at December 31, 2015	485	$23.77	2.40	N/A
Granted or assumed	—	$—	N/A	N/A
Forfeited	—	$—	N/A	N/A
Conversion to common stock	(42)	$40.23	N/A	N/A

Options outstanding at February 10, 2016	443	$22.22	2.51	$19,396

Options exercisable at February 10, 2016	443	$22.22	2.51	$19,396

Options vested or expected to vest	443	$22.22	2.51	$19,396

Annex C

MSCI Inc. 2016 Omnibus Incentive Plan

Section 1. Purpose. The purpose of the MSCI Inc. 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of MSCI Inc. (the “Company”), thereby furthering the best interests of the Company and its shareholders.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b) “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e) “Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such Person can be named or is named by the Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any one or more of the following events:

(i) any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions, (B) no event or circumstances described in any of clauses (i) through (iv) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A of the Code and (C) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Terms used in the definition of a Change in Control shall be as defined or interpreted in a manner consistent with Section 409A of the Code.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(i) “Committee” means the compensation committee of the Board unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

(j) “Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary.

(k) “Covered Employee” means an individual who, for a given fiscal year of the Company, (i) is or is expected to be a “covered employee” within the meaning of Section 162(m) of the Code or (ii) is designated by the Committee by not later than 90 days following the start of such year (or such other time as may be required or permitted by Section 162(m) of the Code) as an individual whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

(l) “Director” means any member of the Company’s Board.

(m) “Effective Date” means the date of shareholder approval of the Plan.

(n) “EICP” means the MSCI Inc. Amended and Restated 2007 Equity Incentive Compensation Plan, as amended.

(o) “Employee” means any individual, including any officer, employed by the Company or any Subsidiary or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or the applicable laws.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(q) “Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(r) “Formula Plan” means the MSCI Inc. Performance Formula and Incentive Plan.

(s) “Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to the provisions of Section 6, that meets the requirements of Section 422 of the Code.

(t) “Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(u) “Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(v) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(w) “Other Cash-Based Award” means an Award granted pursuant to Section 10, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(x) “Other Stock-Based Award” means an Award granted pursuant to Section 10 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(y) “Participant” means the recipient of an Award granted under the Plan.

(z) “Performance Award” means an Award granted pursuant to Section 9.

(aa) “Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(bb) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in
Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(cc) “Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(dd) “RSU” means a contractual right granted pursuant to Section 8 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(ee) “SAR” means any right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.

(ff) “SEC” means the Securities and Exchange Commission.

(gg) “Section 162(m) Compensation” means “qualified performance-based compensation” as defined under Section 162(m) of the Code.

(hh) “Share” means a share of the Company’s common stock, $0.01 par value.

(ii) “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of this Plan shall be determined by the Committee.

(jj) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(kk) “Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or other service provider, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by a Subsidiary when a Subsidiary ceases to be a Subsidiary unless such Participant’s employment continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

Section 3. Eligibility.

(a) Any Employee or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b) Holders of options and other types of awards granted by a company or other business that is acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4. Administration.

(a) Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b) Composition of Committee. To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which the Shares are quoted or traded; (ii) non-employee Directors within the meaning of Rule 16b-3 under the Exchange Act; and (iii) outside Directors pursuant to Section 162(m) of the Code. The Board may designate one or more Directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

(c) Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement which need not be identical for each Participant; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

Section 5. Shares Available for Awards.

(a) Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 7,500,000 Shares, plus the number of Shares that were subject to any outstanding award under the EICP as of the Effective Date that is thereafter forfeited, cancelled, expires, terminates, otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares.

(b) If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (i) any Shares withheld in respect of taxes and (ii) any Shares tendered or withheld to pay the exercise price of Options.

(c) In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably so as to ensure no undue enrichment or harm, (including, without limitation, by payment of cash) any or all of:

(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 5(a) and the individual limits specified in Section 5(e);

(ii) the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii) the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(e) No Participant may receive under the Plan in any calendar year: (i) Options and SARs that relate to more than 1,500,000 Shares; (ii) Performance Awards denominated in Shares which could result in delivery to the Participant of more than 1,500,000 Shares under the operation of the applicable performance goal or formula; or (iii) Performance Awards denominated in cash and Other Cash-Based Awards which could result in a payout to the Participant of more than $12,000,000 under the operation of the applicable performance goal or formula, in each case, if and to the extent that any such Awards are intended to qualify as Section 162(m) Compensation pursuant to the terms of the Plan; provided that, to the extent such Awards otherwise qualify as

Section 162(m) Compensation pursuant to the Formula Plan, the foregoing restrictions shall not apply. The maximum number of Shares available for issuance with respect to Incentive Stock Options shall be 7,500,000.

Section 6. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. Subject to Section 12, the Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.

(c) The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(d) No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).

Section 7. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b) The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c) The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. Subject to Section 12, the Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(d) Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(e) No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

Section 8. Restricted Stock and RSUs. The Committee is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Award Agreement shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date).

(b) Awards of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends. An RSU shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the RSU, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the RSU.

(d) The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Awards of Restricted Stock or RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e) Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f) If, and to the extent that, the Committee intends that an Award granted under this Section 8 shall qualify as or give rise to Section 162(m) Compensation, such Award shall be structured in accordance with the requirements of Section 9, including the performance criteria set forth therein and the Award limitations set forth in Section 5(e), and any such Award shall be considered a Performance Award for purposes of the Plan.

(g) The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

(h) The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 9. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b) If the Committee intends that a Performance Award qualify as Section 162(m) Compensation for purposes of, and pursuant to, this Plan, such Performance Award shall include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a Performance Period or Performance Periods, as determined by the Committee, of a level or levels of, or increases in, in each case as determined by the Committee, one or more of the following performance measures:

(i) revenue measures (including, but not limited to, total revenue, gross revenue, net revenue, subscription revenue, asset-based fees, recurring or non-recurring revenues, revenue growth, product revenue growth and net sales);

(ii) income measures (including, but not limited to, gross income, net income, pre- or after-tax income (before or after allocation of corporate overhead and bonus), income from continuing operations, operating income (before or after taxes), non-interest income, net income after cost of capital, net interest income, fee income and income measures excluding the impact of acquisitions and dispositions);

(iii) earnings measures (including, but not limited to, earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings growth, earnings per share, book value per share, margins, operating margins, gross margins, contribution margins (excluding general and administrative costs), cash margins, margins realized on delivered services, profitability of an identifiable segment, business unit or product, maintenance or improvement of profit or other margins and earnings measures excluding the impact of acquisitions and dispositions);

(iv) cash flow measures (including, but not limited to, cash flow (before or after dividends), operating cash flow, free cash flow, discounted cash flow, cash flow return on investment and cash flow in excess of cost of capital);

(v) return measures (including, but not limited to, return on equity, return on tangible common equity, return on assets or net assets, return on risk-weighted assets, return on capital (including return on total capital or return on invested capital) and appreciation in and/or maintenance of the price of shares);

(vi) share price measures (including, but not limited to, total shareholder return, share price, appreciation in and/or maintenance of share price and market capitalization);

(vii) balance sheet/risk management measures (including, but not limited to, year-end cash, satisfactory internal or external audits, financial ratings, shareholders’ equity, assets, tangible equity, charge-offs, net charge-offs, non-performing assets and liquidity);

(viii) efficiency or expense measures (including, but not limited to, expenses, expense management or reduction, non-interest expense, operating/efficiency ratios improvement in or attainment of expense levels or working capital levels (including cash and accounts receivable), reduction in income tax expense or income tax rate, corporate expenses as a percentage of revenue, research and development as a percentage of revenue, sales efficiency, selling and marketing efficiency and service efficiency);

(ix) strategic measures (including, but not limited to, market share, debt reduction, customer growth, long-term client value growth, research and development achievements, regulatory compliance and achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents), strategic partnerships or transactions and co-development, co-marketing, profit sharing, joint venture or other similar arrangements, implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures, accuracy, stability, quality or performance of ratings and recruiting and maintaining personnel); and

(x) other measures (including, but not limited to, gross profits, economic profit, comparisons with various stock market indices, cost of capital or assets under management, improvements in capital structure, days sales outstanding, sales performance, sales quota attainment, cross-sales, recurring sales, one-time sales, net new sales, cancellations, retention rates, new benchmark mandates, new exchange traded fund launches, financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions).

Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments, may be based on a ratio or separate calculation of any performance criteria and may be made relative to an index, one or more of the performance goals themselves, a previous period’s results or to a designated comparison group. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. Except in the case of an Award intended to qualify as Section 162(m) Compensation, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Section 162(m) Compensation or requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding any provision of the Plan to the contrary, with respect to any Award intended to qualify as Section 162(m) Compensation, the Committee shall not be authorized to increase the amount payable under any such Award upon attainment of such pre-established formula.

(c) Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

(d) A Performance Award shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until Shares are issued to the Participant to settle the Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares underlying the Performance Award with respect to any dividends declared during the period that the Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares underlying the Performance Awards with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.

(e) Performance Awards that are intended to qualify as Section 162(m) Compensation shall be settled only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award but, to the extent required by Section 162(m) of the Code, may not exercise discretion to increase any amount payable to a Covered Employee in respect of a Performance Award intended to qualify as Section 162(m) Compensation. Any settlement that changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as Section 162(m) Compensation.

Section 10. Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock- Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

Section 11. Effect of Termination of Service or a Change in Control on Awards.

(a) The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

(b) In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i) continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving corporation or its parent;

(ii) substitution or replacement of such Award by the successor or surviving corporation or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including, without limitation, any applicable performance targets or criteria with respect thereto);

(iii) acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, upon (A) the Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without “cause” or by the Participant for “good reason”, as such terms may be defined in the applicable Award Agreement and/or the Participant’s employment agreement or offer letter, as the case may be) on or within 24 months following such Change in Control or (B) the failure of the successor or surviving corporation (or its parent) to continue or assume such Award;

(iv) in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(v) cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

Section 12. Minimum Vesting Requirements. Notwithstanding anything to the contrary herein, and subject to Section 11, Options and SAR Awards shall vest over a period of not less than one year following the date of grant (the “Minimum Vesting Requirements”); provided, however, that the Committee may, in its sole discretion, (i) accelerate the vesting of Options and SAR Awards or otherwise lapse or waive the Minimum Vesting Requirements upon (A) the Participant’s death or Disability or (B) a Change in Control (subject to the requirements of Section 11) and (ii) grant Options and SAR Awards that are not subject to the Minimum Vesting Requirements with respect to 5% or less of the Shares available for issuance under the Plan (as set forth in Section 5(a), as may be adjusted pursuant to Section 5(c)).

Section 13. General Provisions Applicable to Awards.

(a) Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f) All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

Section 14. Amendments and Terminations.

(a) Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 11, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c) Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 11, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18; provided further, that the Committee’s authority under this Section 14(c) is limited in the case of Awards that are intended to qualify as Section 162(m) Compensation, as provided in Section 9. Except as provided in Section 9, the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) No Repricing. Notwithstanding the foregoing, except as provided in Section 5(c), no action (including the repurchase of Options or SAR Awards (in each case, that are “out of the money”) for cash and/or other property) shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the Company’s shareholders.

Section 15. Miscellaneous.

(a) No Employee, Consultant, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or any applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) The Committee may authorize the Company to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10.

(e) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h) Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 16. Effective Date of the Plan. The Plan shall be effective as of the Effective Date, subject to its approval by the shareholders of the Company.

Section 17. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18. Cancellation or “Clawback” of Awards. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19. Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.

Section 20. Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 11(b).

Section 21. Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(a) administering and maintaining Participant records;

(b) providing information to the Company, any Subsidiary, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(c) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(d) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 22. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

Annex D

MSCI Inc. 2016 Non-Employee Directors Compensation Plan

Section 1. Purpose. The purpose of the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (as amended from time to time, the “Plan”) is to attract and retain the services of experienced non-employee directors for MSCI Inc. (the “Company”) by providing them with compensation for their services in the form of cash and/or shares of the Company’s common stock, thereby promoting the long-term growth and financial success of the Company and furthering the best interests of its stockholders.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b) “Award” means any Option, Restricted Stock, RSU, Retainer, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e) “Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such Person can be named or is named by the Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any one or more of the following events:

(i) any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions, (B) no event or circumstances described in any of clauses (i) through (iv) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A of the Code and (C) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Terms used in the definition of a Change in Control shall be as defined or interpreted in a manner consistent with Section 409A of the Code.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(i) “Effective Date” means the date of shareholder approval of the Plan.

(j) “Employee” means any individual, including any officer, employed by the Company or any Subsidiary or Affiliate or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary or Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Board in its discretion, subject to any requirements of the Code or the applicable laws.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(l) “Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Board, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Board.

(m) “IDECP” means the MSCI Inc. Independent Directors’ Equity Compensation Plan, as amended.

(n) “Intrinsic Value” with respect to an Option means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(o) “Non-Employee Director” means a regular, active director or a prospective director of the Company (or any Subsidiary or Affiliate), in either case who is not an Employee of the Company (or any Subsidiary or Affiliate), as determined by the Board, in its sole discretion.

(p) “Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6.

(q) “Other Cash-Based Award” means an Award granted pursuant to Section 8.

(r) “Other Stock-Based Award” means an Award granted pursuant to Section 8.

(s) “Participant” means the recipient of an Award granted under the Plan.

(t) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(u) “Restricted Stock” means any Share granted pursuant to Section 6(e).

(v) “Retainer” means an annual cash retainer payable pursuant to Section 10 for service as (i) a member of the Board or a committee of the Board or (ii) chair or lead director of the Board or chair of any such committee.

(w) “RSU” means a contractual right granted pursuant to Section 6(e) that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(x) “Share” means a share of the Company’s common stock, $0.01 par value.

(y) “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of this Plan shall be determined by the Board.

(z) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

Section 3. Eligibility.

(a) Each Non-Employee Director shall be eligible to be selected to receive an Award under the Plan, to the extent an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b) Holders of options and other types of awards granted by a company or other business that is acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 4. Administration.

(a) The Plan shall be administered by the Board. The Board may issue rules and regulations for administration of the Plan. All decisions of the Board shall be final, conclusive and binding upon all parties, including the Company, its stockholders, Participants and any Beneficiaries thereof.

(b) Subject to the terms of the Plan and applicable law, the Board (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement which need not be identical for each Participant; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited, suspended, or subject to accelerated vesting, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, suspended or vested on an accelerated basis; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) amend terms or conditions of any outstanding Awards, including without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

Section 5. Shares Available for Awards.

(a) Subject to adjustment as provided in Section 5(d) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate         1 Shares, plus the number of Shares that were subject to any outstanding award under the IDECP as of the Effective Date that is thereafter forfeited, cancelled, expires, terminates, otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares.

(b) No Participant may receive under the Plan in any calendar year: (i) Options, Restricted Stock, RSUs and Other Stock-Based Awards with a fair value as of the grant date of more than $1,000,000 (as determined in accordance with applicable accounting standards); and (ii) Retainers and Other Cash-Based Awards that relate to more than $1,000,000.

1 This number to equal the number of Shares remaining available for issuance under the MSCI Inc. Independent Directors’ Equity Compensation Plan, as amended, as of the date of stockholder approval of the MSCI Inc. Non-Employee Directors Compensation Plan.

(c) If any Award is forfeited, expires, terminates or otherwise lapses, or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (i) any Shares withheld in respect of taxes and (ii) any Shares tendered or withheld to pay the exercise price of Options.

(d) In the event that the Board determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution) (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, subject to compliance with Section 409A of the Code and other applicable law, adjust equitably; so as to ensure no undue enrichment or harm (including, without limitation, by payment of cash), any or all of:

(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a)and Section 5(b), respectively;

(ii) the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii) the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(e) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

Section 6. Options. The Board is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Board shall determine:

(a) The exercise price per Share under an Option shall be determined by the Board at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Board but shall not exceed 10 years from the date of grant of such Option.

(c) The Board shall determine the time or times at which an Option becomes vested and exercisable, in whole or in part.

(d) No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(d)).

(e) The Board shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

Section 7. Restricted Stock and RSUs. The Board is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Board shall determine:

(a) The Award Agreement shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date) and whether the Award of Restricted Stock or RSUs is entitled to dividends or dividend equivalents, voting rights or any other rights.

(b) Awards of Restricted Stock and RSUs shall be subject to such restrictions as the Board may impose (including any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Board may deem appropriate.

(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(d) The Board may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If the Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

(e) The Board may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 8. Other Cash-Based Awards and Other Stock-Based Awards. The Board is authorized, subject to limitations under applicable law, to grant to Participants Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Board or a committee of the Board. The Board shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 8 shall be purchased for such consideration and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Board shall determine; provided that the purchase price therefore shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

Section 9. Automatic Grants. The Board or a committee of the Board may institute, by resolution, automatic Award grants to new and to continuing members of the Board, with the number and type of such Awards, the terms and conditions of such Awards, and the criteria for the grant of such Awards, as is determined by the Board or a committee of the Board, in its sole discretion.

Section 10. Retainers. The Board is authorized, subject to limitations under applicable law, to grant Retainers to Participants. The Board shall determine the terms and conditions of such Retainers, including without limitation (i) the amounts payable, (ii) the payment dates (including whether payment is made in a lump sum or installments and whether payment is made in advance or arrears), (iii) whether such Retainers may be electively received in Shares and (iv) whether such Retainers may be electively deferred, subject to

Section 11 and such rules and procedures as the Board may establish in accordance with Section 409A of the Code, and, if so, whether such deferred Retainers may be distributed in cash and/or Shares. Shares issued to Participants pursuant to (iii) and (iv) above shall count against the aggregate Share limit specified in Section 5(a). The number of Shares that shall be issued to the Participant who elects to receive a Retainer in Shares shall equal the amount of cash that otherwise would have been paid to such Participant on the payment date of such Retainer divided by the Fair Market Value of a Share as of such payment date.

Section 11. Deferral Elections. The Board, in its discretion, may permit a Participant to defer any Award (including any Retainer), subject to the rules and procedures as it may establish from time to time, in accordance with the requirements of Section 409A of the Code or other applicable law, and which may include provisions for the payment or crediting of dividend equivalents, on a current or deferred basis, or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of Shares subject to such Award. The Board shall set forth in writing (which may be in electronic form) the conditions under which any applicable deferral election may be made on or before the date such deferral election is required to be irrevocable in order to meet the requirements of Section 409A of the Code.

Section 12. Effect of Separation from Service or a Change in Control on Awards.

(a) The Board may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s separation from service from the Board prior to vesting, exercise or settlement of such Award.

(b) In the event of a Change in Control, the Board may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent;

(ii) substitution or replacement of any such outstanding Awards by the successor or surviving corporation or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving corporation (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (in the case of an Option Award, the Intrinsic Value at grant of such substitute award shall equal the Intrinsic Value of the Award) including, without limitation, any applicable performance targets or criteria with respect thereto;

(iii) acceleration of the vesting (including the lapse of any restrictions) or right to exercise such outstanding Awards immediately prior to or as of the date of the Change in Control, and the expiration of such outstanding Awards to the extent not timely exercised by the date of the Change in Control or other date thereafter designated by the Board; or

(iv) cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Board in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Board in its sole discretion; provided that, in the case of an Option, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option is equal to or less than zero, the Board may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Board may, in its sole discretion, terminate any Option for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

Section 13. General Provisions Applicable to Awards.

(a) Awards shall be granted for such cash or other consideration, if any, as the Board determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Board, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Board in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Board. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Board or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by the Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Board, in its sole discretion, and only by using forms and following procedures approved or accepted by the Board for that purpose.

(f) All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 14. Amendments and Termination.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (A) stockholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (B) subject to Section 5(d) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Board may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Board.

(c) Terms of Awards. The Board may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(d) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. The Board shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) No Repricing. Notwithstanding the foregoing, except as provided in Section 5(d), no action (including the repurchase of Options (that are “out of the money”) for cash and/or other property) shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the Company’s stockholders.

Section 15. Miscellaneous.

(a) No Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b) The grant of an Award shall not be construed as giving the Participant the right to be retained in the service of the Board or the Company or any Subsidiary or Affiliate. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) The Company is authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Board in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10.

(e) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(h) Awards may be granted to Participants who are non-United States nationals or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are United States nationals or providing services in the United States as may, in the judgment of the Board, be necessary or desirable to recognize differences in local law, tax policy or custom. The Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 16. Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

Section 17. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Board to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18. Cancellation or “Clawback” of Awards. The Board shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Board may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19. Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in the Plan, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

Section 20. Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(b).

Section 21. Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(a) administering and maintaining Participant records;

(b) providing information to the Company, any Subsidiary, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(c) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(d) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Section 22. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

Annex E

Reconciliation of Non-GAAP Financial Measures

Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Year Ended
In thousands	Dec. 31, 2015	Dec. 31, 2014
Index Adjusted EBITDA	$392,987	$349,685
Analytics Adjusted EBITDA	95,468	72,173
All Other Adjusted EBITDA	(6,758)	(13,104)

Consolidated Adjusted EBITDA	481,697	408,754

Amortization of Intangible Assets	46,910	45,877
Depreciation and Amortization of Property, Equipment and Leasehold Improvements	30,889	25,711

Operating Income	403,898	337,166
Other Expense (Income), Net	54,344	28,828
Provision for Income Taxes	119,516	109,396
Income from Continuing Operations	230,038	198,942

Income (Loss) from Discontinued Operations, Net of Income Taxes	(6,390)	85,171

Net Income	223,648	284,113

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this Proxy Statement. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this Proxy Statement should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this Proxy Statement are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

Adjusted EBITDA is defined as net income plus income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and certain transactions or adjustments.

We believe that adjusting for depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. Additionally, we believe that adjusting for income from discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. Finally, we believe that adjusting for one-time, unusual or non-recurring expenses is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. We believe that the non-GAAP financial measures presented in this Proxy Statement facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA is not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

E-1

SUPPLEMENTAL INFORMATION REGARDING AGGREGATE RETENTION RATE, RUN RATE AND FX RATES

The Aggregate Retention Rate for a period are calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention to not renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

The Run Rate at a particular point in time represents the forward-looking revenues for the next 12 months from then-current subscriptions and investment product licenses we provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for exchange traded fund (“ETF”) fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

E-2

MSCI INC.

C/O BROADRIDGE

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MSCI2016
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E00098-P74346 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

MSCI INC.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Henry A. Fernandez	☐	☐	☐
	1b.	Robert G. Ashe	☐	☐	☐
	1c.	Benjamin F. duPont	☐	☐	☐
	1d.	Wayne Edmunds	☐	☐	☐
	1e.	D. Robert Hale	☐	☐	☐
	1f.	Alice W. Handy	☐	☐	☐
	1g.	Catherine R. Kinney	☐	☐	☐
	1h.	Wendy E. Lane	☐	☐	☐
	1i.	Linda H. Riefler	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

			For	Against	Abstain
	1j.	George W. Siguler	☐	☐	☐
	1k.	Patrick Tierney	☐	☐	☐
	1l.	Rodolphe M. Vallee	☐	☐	☐
2.	To approve, by non-binding vote, our executive compensation, as described in these proxy materials.		☐	☐	☐
3.	To approve the MSCI Inc. 2016 Omnibus Incentive Plan and the material terms of the Performance Goals under the Plan for purposes of Section 162(m) of the Internal Revenue Code.		☐	☐	☐
4.	To approve the MSCI Inc. 2016 Non-Employee Directors Compensation Plan.		☐	☐	☐
5.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E00099-P74346

MSCI INC. Annual Meeting of Shareholders April 28, 2016 2:30 PM (EDT)

This proxy is solicited by the Board of Directors of MSCI Inc. The undersigned hereby appoints each of Cecilia Aza and Frederick W. Bogdan as proxies of the undersigned, each with full power of substitution, to represent the undersigned and to vote as designated on the reverse side of this proxy card all of the shares of common stock of MSCI Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of MSCI Inc. to be held live via the Internet on April 28, 2016, at 2:30 PM (EDT), and at any adjournments or postponements thereof, upon all matters that may properly come before the meeting. You can virtually attend the meeting online by visiting www.virtualshareholdermeeting.com/MSCI2016. If no such direction is made, the proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side